UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Radian Group Inc.

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CORPORATE RESPONSIBILITY

"At Radian, we embrace a set of core organizational values that shape our identity and our culture. We are deeply committed to upholding these values, integrating Corporate Responsibility initiatives into our strategy, and helping to make the American Dream of homeownership a reality."

Rick Thornberry, CEO

At Radian, we recognize our responsibility to our employees, customers and communities, and we believe socially responsible and sustainable practices are the right way to do business. Visit www.radian.com/corporate responsibility to learn more about our **Corporate Responsibility** program. You will also find additional disclosures of relevant metrics related to our company, including those relevant to the Sustainability Accounting Standards Board (SASB) standards for the insurance industry, and a discussion of how we help support certain United Nations Sustainable Development Goals (UN SDGs).

OUR CORE VALUES

We embrace six core organizational values that we live by, and that define who we are as an enterprise:

Deliver the Brand Promise

We are a customer-centric enterprise striving to be the market leading brand as defined by our customers.

Innovate for the Future

We embrace innovative technologies to strategically differentiate the delivery of our products and services.

Create Shareholder Value

We build long-term shareholder value through sustainable growth and profitability.

Our People are the Difference

We recognize that our people make the difference in our franchise.

Do What's Right

We will always do the right thing, without compromise.

Partner to Win

We recognize that we cannot reach our goals alone, so we will develop intelligent strategic alliances with best in class partners.

RECOGNITION FOR OUR PROGRAMS

Included in the 2023 Bloomberg Gender-Equality Index, for commitment to advancing women's equality

Signed the Mortgage Bankers Association Home for All Pledge to promote inclusion in housing

Radian honored as a 2023 VETS Indexes Recognized Employer

A recipient of the Mortgage Bankers Association 2023 Diversity and Inclusion Residential Leadership Award

Awarded a 3+ to recognize our number of women directors as of 2023

Recognized for addressing LGBTQ+ equality in the workplace

Signed pledge, committing to cultivating an environment where all ideas and employees are welcomed

CLEAR GOVERNANCE CREATES ACCOUNTABILITY AND DRIVES ACTION

We have established cross-functional management committees across our business and locations that oversee our Corporate Responsibility program. They meet regularly and assist the senior leadership team in setting general strategy; developing, implementing, and monitoring initiatives and policies based on that strategy; overseeing communications with employees, investors and other stakeholders; monitoring and assessing developments relating to Corporate Responsibility; and ensuring efficient and timely disclosure.

Radian Group Inc. Board of Directors
Oversees Corporate Responsibility efforts, progress and critical matters
Leadership for all Corporate Responsibility committees provide updates to the Board
Executive Inclusion Council (EIC)
Environmental, Social and Governance (ESG) Steering Committee
Steering Committees Comprised of Members of Management
Provides updates to the Board
Compensation & Human Capital Management Committee of the Board
Oversees Social aspects of Corporate Responsibility, including DEI
Governance Committee of the Board
Oversees Governance aspects of Corporate Responsibility

April 5, 2024

Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Radian Group Inc., which will be held exclusively in virtual format via live audio webcast at 9:00 a.m. Eastern Daylight Time on May 22, 2024. The accompanying Notice of 2024 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting. There is no physical location for the meeting.
For our annual meeting, we have elected to use the internet as the primary means of providing our proxy materials to stockholders. Stockholders of record on the record date will receive a notice of internet availability (the “Notice”) with instructions for accessing the proxy materials and for voting. The Notice provides the information on how to vote, how to attend the meeting, and information on how stockholders who wish to request paper copies of our proxy materials, including a proxy card, may obtain them free of charge.
Regardless of whether you plan to attend the virtual annual meeting, we hope you will vote as soon as possible. Stockholders of record can vote their shares by using the internet or the telephone. If you received your materials by mail, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you attend the virtual meeting, you may revoke your proxy, if you wish, and vote your shares during the meeting electronically via the internet. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.
Sincerely,

Edward J. Hoffman
General Counsel and Corporate Secretary

Radian Group Inc.
550 East Swedesford Road, Suite 350 | Wayne, PA 19087 | 800.523.1988 | radian.com

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
DATE:
Wednesday, May 22, 2024

TIME:
9:00 a.m. Eastern Daylight Time

PLACE:
Live via the internet
Please visit: www.meetnow.global/MAMWV45

RECORD DATE:
Stockholders of record as of the close of business on March 25, 2024, will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:
1	Elect eleven directors, each for a one-year term, to serve until their successors have been duly elected and qualified;
2	Conduct an advisory vote to approve the compensation of our named executive officers;
3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024; and
4	In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Many stockholders received the Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of our 2024 Proxy Statement and our 2023 Annual Report to Stockholders, which was mailed to stockholders beginning on or about April 5, 2024. The Notice provides instructions on how to access these documents over the internet and information on how stockholders who wish to request paper copies of these proxy materials, including a proxy card, may obtain them free of charge. Electronic delivery enables us to more cost effectively provide you with the information you need while reducing the environmental impact of printing and mailing paper copies.
We have determined that it is in the best interest of Radian and its stockholders to hold the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) “virtually” via live audio webcast. To attend the Annual Meeting or examine a list of stockholders, go to www.meetnow.global/MAMWV45 at the meeting date and time described above and in the accompanying 2024 Proxy Statement. There is no physical location for the Annual Meeting.
Regardless of whether you plan to attend Radian’s virtual Annual Meeting, we hope you will vote as soon as possible. For instructions about voting, please see “How Shares May Be Voted by Registered Stockholders” and “How Shares May Be Voted if Held in “Street Name”” beginning on page 2 of the 2024 Proxy Statement. Because the representation of stockholders at the Annual Meeting is very important, we thank you in advance for your participation.
By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary
Wayne, Pennsylvania
April 5, 2024
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2024:
Our 2024 Proxy Statement and 2023 Annual Report to Stockholders are available at www.investorvote.com/RDN.
Radian Group Inc.
550 East Swedesford Road, Suite 350 | Wayne, PA 19087 | 800.523.1988 | radian.com

Website References
Websites throughout this proxy statement are provided for reference only. Websites referred to herein are not incorporated by reference into this proxy statement.

i 2024 Proxy Statement

RADIAN GROUP INC.
550 East Swedesford Road, Suite 350
Wayne, Pennsylvania 19087
www.radian.com
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

The board of directors (the “Board”) of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s stockholders for use at Radian’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”). For our Annual Meeting, we have elected to use the internet as the primary means of providing our proxy materials to stockholders. Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and for voting. The Notice provides the information on how to vote, how to attend the meeting, and information on how stockholders who wish to request paper copies of our proxy materials, including a proxy card, may obtain them free of charge. This proxy statement and our 2023 Annual Report to Stockholders (the “Proxy Materials”) are first being released, and the Notice is being mailed, to stockholders beginning on or about April 5, 2024, to furnish information relating to the business to be transacted at the Annual Meeting. If you would like to receive a printed copy of the Proxy Materials, please follow the instructions included in the Notice. Upon request, we will promptly mail you paper copies of these materials free of charge.

Our Proxy Materials are also available at www.investorvote.com/RDN and at www.radian.com/StockholderReports.
We have determined that it is in the best interest of Radian and its stockholders to hold the Annual Meeting “virtually” via live audio webcast. The virtual Annual Meeting affords our stockholders the same rights and opportunities as an in-person meeting, while allowing them to attend the meeting regardless of their geographic location or other circumstances that could limit their ability to attend an in-person meeting. You will be able to attend the Annual Meeting online, and subject to the eligibility requirements below, you will be able to vote your shares electronically and submit your questions during the meeting by visiting www.meetnow.global/MAMWV45 at the meeting date and time described below. There is no physical location for the Annual Meeting.
Information About Voting

Information About Voting	2024 Proxy Statement 1

Who May Vote
Only stockholders of record on the close of business on March 25, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. On the record date, 151,508,943 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.
What Shares May Be Voted
You may vote all shares of our common stock owned by you as of the close of business on the record date.
These shares include:
■Shares held directly in your name as the stockholder of record (“Registered Stockholder”); and
■Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name, but registered in “street name” through an account you have with a bank, broker or other holder of record (a “Nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.
How Shares May Be Voted by Registered Stockholders
If you are a Registered Stockholder, as described above, you may submit a proxy to vote your shares before the Annual Meeting, as follows:

By Mail:
If you received a paper proxy card or voting instruction form, complete, sign, date and return the proxy card by mail. If you received a Notice and wish to vote by mail, you can request a paper copy of the full set of Proxy Materials by following the instructions in the Notice.

Online: Go to www.investorvote.com/RDN and follow the instructions on the screen. It will be necessary to have your Notice or proxy card available for reference when you access the web page.
By Telephone:
Call toll free 1-800-652-VOTE (1-800-652-8683) within the United States and its territories or Canada, and follow the instructions. It will be necessary to have your Notice or proxy card available for reference when you call.

Otherwise, you may vote your shares at the Annual Meeting if you attend online. See “How to Participate in the Virtual Annual Meeting” below.
You may revoke your proxy at any time before your shares are voted at the Annual Meeting, as follows:
■Notify our Corporate Secretary in writing that you wish to revoke your proxy;
■Submit another proxy with a later date by mail, internet or telephone, as described above; or
■Attend the Annual Meeting online and give notice of revocation of your proxy (attendance at the Annual Meeting online, by itself, will not constitute revocation).

2 2024 Proxy Statement	Information About Voting

How Shares May Be Voted if Held in “Street Name”
If you hold your shares in “street name,” meaning your shares are held by a Nominee, you will have received voting instructions from that nominee containing instructions that you must follow in order for your shares to be voted. If you hold your shares in “street name,” you should review and follow the voting instructions provided by your Nominee, including any instructions relating to revoking voting instructions. If your shares are held in “street name” and you wish to vote at the Annual Meeting online, you must obtain a legal proxy from your Nominee.
Your vote is important to Radian. We encourage you to submit your proxy or voting instructions, as described above, even if you plan to attend the Annual Meeting online. You can always change your vote or revoke your proxy or voting instructions before the meeting or vote online at the meeting, as described above.
How to Participate in the Virtual Annual Meeting
The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted exclusively by live audio webcast. No physical meeting will be held. You will only be able to attend the Annual Meeting online, and, subject to the eligibility requirements below, you will be able to participate by voting and submitting questions, by visiting www.meetnow.global/MAMWV45.
The online meeting will begin promptly at 9:00 a.m., Eastern Daylight Time, on May 22, 2024. We encourage you to access the meeting prior to the start time to leave ample time for check-in and to ensure that you can hear streaming audio. The virtual meeting will be accessible on desktop and laptop computers, as well as tablets and smartphones.
Participation by Registered Holders
To participate in the Annual Meeting, you must have been a stockholder of the Company as of the close of business on the record date, or you must hold a valid proxy for the Annual Meeting. If you are a stockholder of record, you will need to review the information included on your Notice or proxy card, including the 15-digit control number provided in the shaded bar and log in using that control number.
Participation if Shares Held in “Street Name”
If you hold your shares through a Nominee, you must register in advance to attend the Annual Meeting.
To register, you must obtain a legal proxy, executed in your favor, from the Nominee and submit proof of your legal proxy reflecting the number of shares of Radian common stock you held as of the record date, along with your name and email address to Computershare (contact information below). Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on May 11, 2024. You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Requests for registration should be sent to the following.

By email	Forward the email from your Nominee, or attach an image of your legal proxy, to legalproxy@computershare.com	By mail	Computershare Radian Group Inc. Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

Information About Voting	2024 Proxy Statement 3

Submitting Questions
Stockholders who log in to the meeting following the instructions above will have the ability to submit questions in writing during the Annual Meeting via the meeting portal at www.meetnow.global/MAMWV45.
Troubleshooting Technical Difficulties
If you experience any technical difficulties accessing the Annual Meeting or during the Annual Meeting, please call 888-724-2416 for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Annual Meeting.
Where to Find Voting Results
We will announce the preliminary voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the Annual Meeting.
Quorum and Votes Required for Approval
A quorum of our stockholders is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either live at the virtual meeting or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend and vote during the Annual Meeting online or if you properly submit a proxy or follow the voting instructions provided by your Nominee, as applicable.
The following table summarizes the vote required for approval of each item of business to be transacted at the Annual Meeting. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by a Nominee (which result in “broker non-votes” when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the Nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked (i.e., unvoted) proxy cards.

4 2024 Proxy Statement	Information About Voting

Proposal	Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1
Election of directors	Majority of votes cast with respect to each nominee (3)	No effect (4)	Not voted/ No effect	Voted “For” each nominee
Proposal 2
Advisory, non-binding vote to approve named executive officer compensation	Majority of shares present or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/ No effect	Voted “For”
Proposal 3
Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2024	Majority of shares present or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by the Nominee (5)	Voted “For”
(1)Abstentions and broker non-votes are included for purposes of determining whether a quorum is present; however, abstentions are considered “entitled to vote” whereas broker non-votes are not.
(2)If you complete and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.
(3)See below for an explanation of this majority voting standard, which applies with respect to uncontested director elections.
(4)Under Section 4.13(f) of our Fourth Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.
(5)The Nominee is permitted to vote in its discretion with respect to Proposal 3 despite not having received instructions from the beneficial owner.
This year’s election of directors is an uncontested election of directors, meaning that there are not more director nominees than the number of directors to be elected at the meeting. As described in the table above, in an uncontested election, our directors are elected by majority voting (Proposal 1). Under the majority voting standard, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual Meeting that will become effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the Board accepts the director’s resignation. An incumbent director who fails to receive a majority of the votes cast may voluntarily retire from the Board before the resignation becomes effective. If a sitting director fails to receive a majority of the votes cast, our Board will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90-day period. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation or the director retires, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

Information About Voting	2024 Proxy Statement 5

Proposal 1 – Election of Directors
Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors, with the number of directors determined by our Board. Upon election, each of our directors serves for a one-year term and until the director’s successor has been duly elected and qualified, or until the director’s earlier removal or resignation. Our Board currently consists of Howard B. Culang (Non-executive Chairman), Fawad Ahmad, Brad L. Conner, Debra Hess, Lisa W. Hess, Anne Leyden, Brian D. Montgomery, Lisa Mumford, Gaetano J. Muzio, Gregory V. Serio, Noel J. Spiegel and Richard G. Thornberry.
Upon completion of his current term at the Annual Meeting, Mr. Muzio will be retiring from the Board, and therefore, will not be standing for reelection. Effective upon Mr. Muzio’s retirement, the Board has approved a reduction in the size of the Board from 12 to 11 members. Upon the recommendation of the Governance Committee of our Board, the Board has nominated each of our current directors for reelection other than Mr. Muzio who will be retiring. All nominees (other than our Chief Executive Officer, Mr. Thornberry) are independent under applicable independence rules of the SEC and the New York Stock Exchange (the “NYSE”), and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the Board, the Board seat may become vacant or the size of the Board may be reduced.

6 2024 Proxy Statement	Proposal 1 – Election of Directors

Board Composition and Succession Planning

The Board considers Board succession planning and Board refreshment a top priority. The Governance Committee and Board regularly engage on this topic, and on occasion, may engage the services of an independent Board advisor to ensure that these discussions incorporate an independent, objective perspective and advice on best practices. As part of this process, the Governance Committee regularly reassesses its approach to Board succession planning to ensure that its aims are consistent with the Company’s evolving needs and strategic focus. Each year, the Governance Committee seeks to nominate a Board that will be most effective in overseeing the affairs of the Company and in supporting the development and execution of the Company’s strategic plan. See “Item 1. Business—General—Business Strategy” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report on Form 10-K”) for a discussion of the Company’s current strategic focus.
Since 2019, our Board has appointed six independent directors to the Board based on skill sets identified by the Board during its succession planning discussions and though searches conducted with the support of Spencer Stuart, a leading third-party search firm. During this period and prior to 2023, the Board appointed the following directors: Debra Hess (2019), Brad L. Conner (2020), Lisa Mumford (2020) and Brian D. Montgomery (who rejoined the Board in 2021 after stepping down in 2018 upon his appointment to serve as the Federal Housing Administration (“FHA”) Commissioner in the Department of Housing and Urban Development (‘HUD”)). In 2023, the Governance Committee conducted two additional director searches focused on skill sets primarily pertaining to digital technology transformation and human capital management. As a result of these searches, the Governance Committee recommended and the Board appointed Fawad Ahmad and Anne Leyden in February and August 2023, respectively.
Succession planning also requires the Governance Committee and Board to proactively plan for director departures from the Board, and since 2019, three long-serving directors have retired from our Board and a fourth director, Gaetano J. Muzio, announced his intention in November 2023 not to stand for reelection at the Annual Meeting and to retire from the Board at the conclusion of his current term in May 2024. The following diagram highlights the Board’s commitment to board refreshment and succession planning during the last five years:
Board Diversity

The Governance Committee regularly evaluates the composition of our Board to ensure that our Board diversity, including the naturally varying perspectives and experiences derived from such diversity, is positively contributing to the development and execution of our strategic plan in the best interest of our stockholders. The Board considers diversity in a broad sense to mean differences of background, education, professional experience and skills as well as diversity of race, ethnicity, national origin, gender, age and tenure with Radian. The diversity of our current Board members with regard to these characteristics is discussed in this section below. In addition, when considering candidates for

Proposal 1 – Election of Directors	2024 Proxy Statement 7

nomination as new directors, the Governance Committee ensures that the pool of candidates it evaluates includes qualified persons who reflect diverse experiences and backgrounds, including underrepresented areas of race, ethnicity and gender.
Our Board diversity based on knowledge, skills, expertise and experience is as follows:

Knowledge, Skills & Experience (1)
	Ahmad	Conner	Culang	Hess, D.	Hess, L.	Leyden	Montgomery	Mumford	Muzio	Serio	Spiegel	Thornberry
Business Development		✓	✓			✓	✓		✓		✓	✓
CEO or other C-Suite	✓	✓	✓	✓	✓	✓	✓	✓			✓	✓
Financial		✓		✓	✓			✓	✓		✓	✓
Government / Regulatory							✓			✓
Human Capital Management						✓	✓					✓
Information Technology / Digital Technology	✓	✓	✓				✓				✓	✓
Insurance / Reinsurance	✓	✓					✓	✓	✓	✓
Mortgage / Real Estate		✓	✓	✓			✓	✓	✓	✓		✓
Operations	✓	✓	✓			✓	✓					✓
Other Public Co. Board				✓				✓	✓		✓
Risk Management		✓	✓	✓	✓		✓	✓	✓	✓	✓	✓

Veteran			✓
(1)    Represents knowledge, skills and experience for those areas considered most relevant to the Board’s oversight over our Company and strategy. For directors identified, represents those directors who possess such knowledge, skills and experience by virtue of their having served in roles (other than as a Radian Board member) that included oversight responsibilities with respect to such area.
Our Board diversity based on self-identified Gender and Race/Ethnicity is as follows:

Gender and Race / Ethnicity	Male	Female	Did Not Disclose Gender
Hispanic, Latino, or Spanish Origin	1 (1)
White	6 (1)	3
Black / African American		1
South Asian / Indian	1
Did Not Disclose Race / Ethnicity			1
(1) One director self-identifies as both Hispanic and White, and therefore, is reflected in the numbers for both areas.

8 2024 Proxy Statement	Proposal 1 – Election of Directors

Gender Diversity
Racial / Ethnic Diversity (1)
(1) One director self-identifies as both Hispanic and White, and therefore, is reflected in the numbers for both areas.
Our Board believes diversity in age and tenure is a critical component of our Board composition. As a Company that provides mortgage insurance and other products and services to the real estate and mortgage finance industries, our performance can be impacted significantly by mortgage credit and housing market cycles, which can be long-lasting with lengthy periods between cycles. Although not always the case, age frequently reflects tenure and industry experience. The institutional knowledge that our longer tenured, most senior directors have acquired through previous credit and market cycles in our industries is critical in supporting management’s efforts to successfully navigate challenges during these periods, including most recently, as a result of macroeconomic challenges occurring due to inflationary trends and the higher interest rate environment. Further, a diversity of age helps further ensure that our Board oversight is well-rounded, with varying perspectives to address the complexity of matters that the Company frequently has to navigate in today’s ever evolving markets and operating environment. The Governance Committee believes that a balance of director age and tenures best enables the Board to effectively oversee our businesses and support the execution of the financial and strategic objectives that are critical to driving long-term value for our stockholders during various economic and operating environments.
Diversity of Age
Diversity of Tenure (Median Tenure: 8 Years)

Proposal 1 – Election of Directors	2024 Proxy Statement 9

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the Board to conclude that each director should be nominated for election or reelection.

Howard B. Culang
Non-executive Chairman of the Board

Independent

Age: 77

Director Since: June 1999

Director Skills/Experience:
•Business Development
•CEO or other C-Suite
•Information Technology / Digital Technology
•Mortgage / Real Estate
•Operations
•Risk Management

Skills and Qualifications
Mr. Culang is highly qualified to serve as our Non-executive Chairman of the Board based on his deep institutional knowledge of Radian, his professional background and his decades of experience in the mortgage and financial services industries. Based on his tenure with Radian through multiple economic cycles, including his 17 years of leadership as Chair of the Board’s Risk Committee, Mr. Culang is uniquely positioned to lead our Board and ensure that the Board remains focused on supporting long-term growth for our stockholders. His past management experiences in both mortgage credit and real estate services, in combination with his service on the board of a privately-owned artificial intelligence (“AI”) technology company, provide him with important insights regarding the most critical aspects of our businesses, including how best to support the Company in developing and executing our strategic vision.

Experience
Mr. Culang has been a director of Radian since June 1999, serving as Chair of the Board’s Risk Committee for 17 years before assuming the role of Non-executive Chairman of our Board in December 2021. From November 1985 to December 2005, Mr. Culang worked in various roles for the Prudential Home Mortgage Company (“Prudential”), a mortgage lender, including as a Managing Director and member of the Executive Committee and as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential’s mortgage lending, servicing and real estate services companies. Prior to joining Prudential, Mr. Culang held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. More recently, Mr. Culang served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang also served as a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. Mr. Culang currently serves as a director of Phase Change Software, LLC (formerly ioSemantics, LLC), a privately-owned AI software company.

10 2024 Proxy Statement	Proposal 1 – Election of Directors

Fawad Ahmad
Independent Age: 48 Director Since: February 2023 Committee: •Risk Director Skills/Experience: •CEO or other C-Suite •Information Technology / Digital Technology •Insurance / Reinsurance •Operations
Skills and Qualifications
Mr. Ahmad brings current experience leading innovative digital, data and analytical organizations, including transformational digital initiatives at several industry-leading companies across the high-tech, e-commerce, retail, and insurance industries. This skill set and experience is highly valuable to our Company, as we continue to pursue opportunities to transform the future of the mortgage and real estate industries. In addition, Mr. Ahmad’s perspective and insights into digital transformations occurring across the financial markets, and more broadly the consumer markets, is highly valuable in supporting the Board’s oversight of the execution of our strategic objectives.

Experience
Mr. Ahmad currently is Senior Vice President and Chief Digital Officer at State Farm Mutual Automobile Insurance Company (“State Farm”), a property and casualty insurance provider that, with its affiliates, is the largest provider of auto and home insurance in the United States. Mr. Ahmad joined State Farm in 2016 as Vice President of Digital, and in 2017, was promoted to Vice President in Enterprise Technology – Customer Experience, a role that he held until assuming his current position in 2019. Before joining State Farm, from 2013 to 2016, Mr. Ahmad held leadership roles at Staples Inc., an industry leader in workspace products, including General Manager of Global Omnichannel Product and Strategy. Before that, Mr. Ahmad held the role of General Manager of the North America Core Shipping Platform at eBay Inc., a global commerce leader, responsible for leading the function’s strategy, operations, and strategic partnerships.

Brad L. Conner
Independent

Age: 62

Director Since: February 2020

Committees:
•Risk (Chair)
•Compensation and Human Capital Management
•Governance

Director Skills/Experience:
•Business Development
•CEO or other C-Suite
•Financial
•Information Technology / Digital Technology
•Insurance / Reinsurance
•Mortgage / Real Estate
•Operations
•Risk Management

Skills and Qualifications
Mr. Conner brings recent C-suite level experience in banking and lending solutions in large, publicly-traded financial institutions, which is a skill set that is highly valuable in supporting the Board’s oversight over virtually all aspects of our business. In addition, his deep knowledge of the mortgage industry provides him with valuable insight into the industries in which we operate and complements the Board’s role in overseeing our strategic direction and supporting the execution of our strategic objectives. These experiences are particularly relevant in Mr. Conner’s role as the Chair of the Risk Committee of our Board.

Experience
Mr. Conner recently served as Vice Chairman, Head of Consumer Banking for Citizens Financial Group, Inc. (“Citizens”), a publicly-traded financial institution, beginning in January 2014 and through his retirement from this role in January 2020. In this role, Mr. Conner was responsible for Retail Banking, Business Banking, Wealth Management, Home Lending Solutions, Auto Finance and Education Finance, as well as Citizens’ Consumer Phone Bank and online channels. Before joining Citizens in 2008, Mr. Conner served as President of the Home Equity and Mortgage Home Loan Direct business of J.P. Morgan Chase & Co., a publicly-traded global financial services firm. Prior to this, he oversaw the combined Home Equity business of Chase and Bank One Corporation, a publicly-traded global financial services firm, after the companies merged in 2004, and served as Chief Executive Officer of Chase’s Education Finance businesses. Mr. Conner currently serves as a director of United Services Automobile Association (“USAA”), a diversified financial services group of companies that provides insurance, investing and banking solutions to members of the U.S. military, veterans and military families and serves as chairman of the board of USAA Federal Savings Bank, a bank owned by USAA.

Proposal 1 – Election of Directors	2024 Proxy Statement 11

Debra Hess
Independent

Age: 59

Director Since: March 2019

Committees:
•Audit (Chair)
•Finance and Investment

Director Skills/Experience:
•CEO or other C-Suite
•Financial
•Mortgage / Real Estate
•Other Public Co. Board
•Risk Management

Current Public Company Directorship:
•AG Mortgage Investment Trust Inc.

Former Public Company Directorship:
•Crombie Real Estate Investment Trust

Skills and Qualifications
Ms. Debra Hess’ extensive banking, finance and real estate asset management experience provides her with valuable insight into our businesses, the industries in which we operate and the various factors impacting our strategic direction. In addition, her roles as the Chief Financial Officer of various publicly-traded companies and her executive management experience with companies in the financial services and mortgage and real estate industries provide her with significant financial, accounting and compliance expertise in areas that are valuable to the Board’s oversight responsibilities and in particular to her role as Chair of the Audit Committee of our Board.

Experience
Ms. Hess served as Chief Financial Officer of both NorthStar Asset Management Group, a global asset management firm focused on strategically managing real estate and other investment platforms, and NorthStar Realty Finance Corp., a publicly-traded real estate investment company (together with NorthStar Asset Management Group (“Northstar”), from July 2011 until January 2017. Additionally, from 2011 until 2015, Ms. Hess held various other positions, including Chief Financial Officer and Treasurer for NorthStar’s non-publicly traded companies. Prior to joining NorthStar, from August 2008 to June 2011, Ms. Hess served as Chief Financial Officer of H/2 Capital Partners, a privately-owned fund sponsor that invests in real estate related assets. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group (“Fortress”), an investment management firm, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed real estate investment trust. Prior to joining Fortress, Ms. Hess served in various positions at Goldman, Sachs & Co. (“Goldman Sachs”), including as Vice President in Goldman Sachs’ Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Ms. Hess currently serves on the board of directors of AG Mortgage Investment Trust, Inc., a publicly-traded mortgage real estate investment trust, where she serves as non-executive chair of the board, chair of the nominating and corporate governance committee and as a member of the audit and compensation committees. She also serves on the board of CenterPoint Properties Trust, a privately owned acquiror, developer and manager of industrial real estate and transportation infrastructure, where she chairs the audit committee and serves as a member of the compensation committee.

12 2024 Proxy Statement	Proposal 1 – Election of Directors

Lisa W. Hess
Independent Age: 68 Director Since: February 2011 Committees: •Compensation and Human Capital Management •Governance •Risk Director Skills/Experience: •CEO or other C-Suite •Financial •Risk Management
Skills and Qualifications
Ms. Lisa Hess’ extensive experience managing financial assets, including her recent leadership role with SkyTop Capital Management LLC (“SkyTop”), and previously as Chief Investment Officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the Board in its oversight responsibilities and in supporting our strategic focus. In addition, her board service with Teachers Insurance and Annuity Association (“TIAA”) brings an added perspective and insight to the Board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Experience
Ms. Hess served as President and Managing Partner of SkyTop, an investment fund, from October 2010 through July 2020. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, an investment bank, Odyssey Partners, a private equity firm, and Goldman Sachs. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a trustee of TIAA, a financial services organization, and she also served as a director of TIAA Bank from 2015 until its sale by TIAA to private investors in 2023.

Anne Leyden
Independent

Age: 63

Director Since: August 2023

Committee:
•Compensation and Human Capital Management

Director Skills/Experience:
•Business Development
•CEO or other C-Suite
•Human Capital Management
•Operations

Skills and Qualifications
Ms. Leyden brings recent executive level experience in human capital management in large publicly traded global information and financial institutions, including experience in succession planning, integration of strategic acquisitions and the development of operating models. In addition, her executive management experience with companies operating in the mortgage, consumer lending and other financial services industries provide her with valuable knowledge and insights about the industries in which we operate. This skill set and experience is highly valuable to our Company and complements our Board’s other expertise, as we further our commitment to maximizing talent within our organization in support of our strategic objectives.

Experience
Ms. Leyden is a senior human resources executive with broad-based business leadership experience in the financial services and consumer credit sectors. From 2014 until 2021, Ms. Leyden served as Executive Vice President, Chief Human Resources Officer for TransUnion, a consumer credit reporting agency and a leading global information and insights company operating in 30 countries. Prior to joining TransUnion, from 1994 to 2012, Ms. Leyden spent 18 years in various roles with JP Morgan Chase (“JP Morgan”) and Bank One (before its acquisition by JP Morgan), including as Senior Vice President and Head of Human Resources for JP Morgan’s Retail Financial Services division, which included its nationwide Mortgage, Retail Banking, Auto and other Consumer Lending organizations. Following her retirement from TransUnion, Ms. Leyden has, from time-to-time provided human capital management advisory services to various companies.

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Brian D. Montgomery
Independent

Age: 67

Director Since: May 2012
(rejoined June 2021 after serving in HUD from 2018-2021)

Committees:
•Audit
•Governance
•Risk

Director Skills/Experience:
•Business Development
•CEO or other C-Suite
•Government / Regulatory
•Human Capital Management
•Information Technology / Digital Technology
•Insurance / Reinsurance
•Mortgage / Real Estate
•Operations
•Risk Management

Skills and Qualifications
As the only person to have been confirmed twice by the U.S. Senate to lead the FHA while also serving concurrently as HUD Deputy Secretary, Mr. Montgomery possesses a deep working knowledge of the mortgage finance industry, federal housing policies and the federal regulation of housing. This expertise is extremely valuable in supporting the Board’s oversight over the Company’s mortgage insurance business generally, and specifically over the operations and the credit and risk management aspects of our businesses, as well as helping the Company develop the most effective strategy for navigating the regulatory and legislative landscape in the housing and mortgage finance industries.

Experience
Mr. Montgomery completed his second tenure at HUD in January 2021, most recently serving as the Deputy Secretary of HUD. Prior to his most recent role as Deputy Secretary, Mr. Montgomery served as FHA Commissioner from 2005 to 2009 and from 2018 to 2020. Since May 2021, Mr. Montgomery has been a partner with Gate House Strategies, LLC, an advisory firm he co-founded that is focused on housing finance-related compliance, as well as other housing-related areas such as technology, business strategy, and affordable/public housing. From August 2009 until 2017, Mr. Montgomery served in various executive leadership roles with The Collingwood Group, LLC, a consulting firm, including serving as Vice Chairman. He previously served as a director of the Company from 2012 to 2018, stepping down upon his appointment to rejoin HUD as FHA Commissioner in May 2018. Mr. Montgomery recently joined the Board of The Mortgage Collaborative, an independent network of mortgage lending institutions focused on empowering mortgage lending across the country and the Advisory Board of the American Institute of Servicing and Legal Executives (AISLE) Institute, which is a high-level forum for executives in the creditors’ rights industry.

14 2024 Proxy Statement	Proposal 1 – Election of Directors

Lisa Mumford
Independent

Age: 60

Director Since: February 2020

Committees:
•Finance and Investment (Chair)
•Audit

Director Skills/Experience:
•CEO or other C-Suite
•Financial
•Insurance / Reinsurance
•Mortgage / Real Estate
•Other Public Co. Board
•Risk Management

Current Public Company Directorship:
•Ellington Financial, Inc.

Former Public Company Directorship:
•Ellington Residential Mortgage REIT

Skills and Qualifications
Ms. Mumford brings recent and highly valuable C-suite level experience and insight that benefits the Board in overseeing virtually all aspects of our business. Her past experience as the Chief Financial Officer of insurance company enterprises provides her with extensive risk management experience, which is a core area of focus for Radian. Her public company experience and her ongoing service on another public company board provides additional perspectives on board leadership and governance that complement the Board’s collective strengths. In addition, her deep knowledge and experience in finance and real estate management provides her with valuable knowledge about the industries in which we operate. These experiences are particularly relevant in Ms. Mumford’s role as Chair of the Finance and Investment Committee of our Board.

Experience
Ms. Mumford served as the Chief Financial Officer of Ellington Financial LLC (“Ellington Financial”), a publicly-traded asset management company, and as Chief Financial Officer of Ellington Financial Management LLC (Ellington Financial’s external manager), from October 2009 through her retirement in March 2018. Ms. Mumford also served as the Chief Financial Officer of Ellington Residential Mortgage REIT, a publicly-traded real estate investment trust, from April 2013 until her retirement in March 2018. From August 2008 to October 2009, Ms. Mumford served as Chief Financial Officer of ACA Financial Guaranty Corporation, a monoline bond insurance company, and prior to this, from 2003 until August 2008, Ms. Mumford served as the Chief Accounting Officer of ACA Capital Holdings, Inc. (“ACA”), a publicly-traded holding company providing financial guaranty insurance products and asset management services. Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., a financial guaranty company, where she held the positions of Chief Financial Officer and Controller. Ms. Mumford currently serves as a member of the board of directors of Ellington Financial, Inc.

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Gregory V. Serio
Independent

Age: 62

Director Since: May 2012

Committees:
•Audit
•Finance and Investment
•Risk

Director Skills/Experience:
•Government / Regulatory
•Insurance / Reinsurance
•Mortgage / Real Estate
•Risk Management

Skills and Qualifications
From both his private and public sector roles, Mr. Serio possesses extensive knowledge and experience in the insurance industry and insurance regulatory matters in particular. His in-depth understanding of insurance regulatory matters, including financial and market conduct examinations and other compliance-related matters, combined with his experience in risk management and corporate governance matters, further strengthens the Board’s oversight and perspective in these areas. He is an active member of the National Association of Corporate Directors (“NACD”) and has held the Board Leadership Fellow designation of the NACD, which provides him with added perspective and insight into the Board’s corporate governance responsibilities. He has been recognized in courts and other tribunals as an expert on insurance and insurance regulatory matters.

Experience
Mr. Serio has served as a partner with Park Strategies, LLC (“Park Strategies”), a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. He is also a partner in the D’Amato Law Group, a New York-based legal practice and is admitted to practice law in New York and Connecticut. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. From January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel (the latter from 1995 to 1997) of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (“NAIC”) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He was also a commissioner of the International Commission on Holocaust Era Insurance Claims. Prior to his role in insurance regulation, Mr. Serio was the chief counsel to the New York Senate Standing Committee on Insurance. In addition to his board membership at Radian, he currently serves as lead trustee of the Senior Health Insurance Plan Trust and director of the Senior Health Insurance Company of Pennsylvania, two positions to which he was appointed by the Commissioner of Insurance of the Commonwealth of Pennsylvania. In 2019, he was appointed to the board of the Capital District Physicians Health Plan, a not-for-profit healthcare organization in New York, for which he serves as chair of its Governance Committee. Mr. Serio also currently serves on the board and as president/treasurer of PHL Group, a private insurance company.

16 2024 Proxy Statement	Proposal 1 – Election of Directors

Noel J. Spiegel
Independent

Age: 76

Director Since: February 2011

Committees:
•Governance (Chair)
•Compensation and Human Capital Management

Director Skills/Experience:
•Business Development
•CEO or other C-Suite
•Financial
•Information Technology / Digital Technology
•Other Public Co. Board
•Risk Management

Current Public Company Directorship:
•American Eagle Outfitters, Inc.

Former Public Company Directorships:
•Vringo, Inc.
•vTv Therapeutics, Inc.

Skills and Qualifications
Mr. Spiegel’s public company board experience provides him with a depth of experience in management, corporate governance, risk management and financial reporting. His current experience in serving on the governance committees of other publicly-traded companies provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy. In October 2020, the NACD named Mr. Spiegel to the 2020 NACD Directorship 100, an annual award that recognizes leading corporate directors, corporate governance experts, policymakers, and influencers who significantly impact boardroom practices and performance. Mr. Spiegel’s experience and recognized expertise are particularly relevant in Mr. Spiegel’s role as Chair of the Governance Committee of our Board.

Experience
Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”) where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; a member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and International Financial Reporting Standards practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves as Lead Independent Director, chairs the audit committee and serves on the nominating and governance committee of American Eagle Outfitters, Inc., a publicly-traded retail company.

Proposal 1 – Election of Directors	2024 Proxy Statement 17

Richard G. Thornberry
Age: 65

Director Since: March 2017

Director Skills/Experience:
•Business Development
•CEO or other C-Suite
•Financial
•Human Capital Management
•Information Technology / Digital Technology
•Mortgage / Real Estate
•Operations
•Risk Management

Skills and Qualifications
Mr. Thornberry possesses a broad understanding of the mortgage and real estate industries and has significant experience building and leading innovative and values-driven organizations in the mortgage and real estate industries. In addition, his past experiences provide him with financial management, human capital management and risk management expertise that gives him a unique perspective and set of skills to lead our Company and contribute to the Board.

Experience
Mr. Thornberry has served as Radian’s Chief Executive Officer since March 2017. Before joining Radian, from 2006 until 2017, Mr. Thornberry served as the Chairman and Chief Executive Officer of NexSpring Group, LLC (“NexSpring Group”), a company that he co-founded in 2006. NexSpring Group has provided mortgage industry advisory and technology services to private equity investors, mortgage lenders, financial institutions, mortgage investors and other mortgage industry participants. Mr. Thornberry also has served as the Chairman and Chief Executive Officer of NexSpring Financial, LLC, a fintech company that he co-founded to focus on improving the overall value proposition for all participants in a residential mortgage origination transaction. Prior to founding NexSpring Group, from 1999 until 2005, Mr. Thornberry served as President and Chief Executive Officer of Nexstar Financial Corporation, an end-to-end mortgage business process outsourcing firm, which he co-founded in 1999 and sold to MBNA Home Finance in 2005. Mr. Thornberry has also held executive positions with MBNA Home Finance from 2005 until 2006, Citicorp Mortgage Inc. from 1996 until 1998 and Residential Services Corporation of America/ Prudential Home Mortgage Company from 1987 until 1996. Mr. Thornberry currently serves as an executive council member of the Housing Policy Council and on the board of directors of MBA Open Doors Foundation, which provides mortgage and rental payment assistance to families with a critically ill or injured child. Mr. Thornberry began his career as a certified public accountant at Deloitte where he primarily worked with financial services clients and entrepreneurial businesses.

Additional Information Regarding Directors

For additional information regarding our Board, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation
Radian’s Board of Directors recommends a vote “FOR” each of the director nominees. Signed proxies will be voted “FOR” each of the director nominees unless a stockholder provides other instructions on the proxy card.

18 2024 Proxy Statement	Proposal 1 – Election of Directors

Corporate Governance and Board Matters
Corporate Governance Highlights

As further discussed below, we maintain the following strong governance practices:

■Comprehensive Board succession planning to ensure regular Board refreshment and alignment of skills against our strategic plan
■Strong Board independence, with all directors independent other than the CEO
■Independent Non-executive Chairman with robust responsibilities
■Board diversity of experience/skills, gender, race/ethnicity and age/tenure
■Regular executive sessions of independent directors without management
■Comprehensive process for annual Board, committee and individual director evaluations to ensure accountability and leadership growth

■Dedicated standing Risk Committee to ensure effective Board and committee oversight of ERM and material risks
■Annual elections of all directors with majority voting resignation policy for directors in uncontested elections
■Stockholder right to call special meetings
■Simple majority vote standard for Certificate of Incorporation and By-Law amendments and transactions
■Robust stock ownership guidelines
■Anti-hedging, anti-pledging and comprehensive compensation clawback policies
■Robust CEO evaluation process, conducted by the independent directors

Corporate Governance and Board Matters	2024 Proxy Statement 19

Board of Directors and its Standing Committees

Our Board holds regularly scheduled quarterly meetings and a regularly scheduled annual strategic planning session. In addition, the Board holds special meetings as and when necessary. Our Board held its customary five regularly scheduled meetings in 2023 as well as one special meeting. Our independent directors meet in one or more executive sessions in connection with each regularly scheduled Board meeting and frequently meet in executive session in connection with special meetings of the Board. Each director participated in at least 75% of the meetings of the Board and the committees on which the director served during 2023. Our Non-executive Chairman of the Board presides over all meetings of the Board, including executive sessions of the independent members of the Board. Our policy is that all of our director nominees are expected to attend our annual meeting, and all of our director nominees who were serving as directors last year attended the 2023 annual meeting. As discussed below under “Director Independence,” all of our directors, except our Chief Executive Officer, Mr. Thornberry, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. Directors are expected to devote the time, effort and attention required to serve effectively on the Board. The Company’s Guidelines of Corporate Governance limit directors to serve on no more than two boards of publicly traded companies in addition to the Company. For the Company’s Chief Executive Officer, the limit is no more than one board of a publicly traded company in addition to the Company. Finally, a director who is a member of the Audit Committee may not serve on the audit committees of more than two publicly traded companies in addition to the Company’s Audit Committee.
Board Standing Committees
The Board currently has five standing committees and also may form special committees, as necessary. The current composition of the Board’s standing committees is as follows:

Director Name	Audit (1)	Compensation & Human Capital Management (1)	Finance & Investment (1)	Governance (1)	Risk (1)
Fawad Ahmad (2)					✓
Brad L. Conner		✓		✓	Chair
Debra Hess (3)	Chair		✓
Lisa W. Hess		✓		✓	✓
Anne Leyden (2)		✓
Brian D. Montgomery	✓			✓	✓
Lisa Mumford (3)	✓		Chair
Gaetano J. Muzio		Chair	✓
Gregory V. Serio	✓		✓		✓
Noel J. Spiegel		✓		Chair
(1)Each committee met as follows in 2023: Audit Committee (ten times); Compensation and Human Capital Management Committee (ten times); Governance Committee (eight times); Finance and Investment Committee (five times); and Risk Committee (four times).
(2)Mr. Ahmad and Ms. Leyden joined the Board in 2023, and having now completed their Board orientation period, are expected to be assigned to additional committees later in 2024.
(3)Our Board has determined that each of Mses. Debra Hess and Mumford qualifies as an “audit committee financial expert” under the SEC’s rules.

20 2024 Proxy Statement	Corporate Governance and Board Matters

Audit Committee
This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial statements and related disclosures and reviewing our accounting and reporting principles and policies. See “Audit Committee Report” below for additional information regarding the work of this committee. The current members of the Audit Committee each meet the additional NYSE independence criteria applicable to audit committee members.
Compensation and Human Capital Management Committee
This committee is responsible for overseeing our human capital management policies, programs and practices, including our work environment and culture, our diversity, equity and inclusion programs, and our compensation and benefits policies and programs. This committee reviews the quality and depth of officers throughout Radian, as well as our talent development and succession practices and programs. In addition, this committee has responsibility for reviewing the “Social” aspects of the Company’s ESG (Environmental, Social, Governance) programs. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee. The current members of the Compensation and Human Capital Management Committee (the “CHCM Committee”) each meet the additional NYSE independence criteria applicable to compensation committee members.
Finance and Investment Committee
This committee reviews and monitors the Company’s capital structure, capital sourcing and liquidity management, providing oversight with respect to our capital and liquidity strategies and activities, including our capital markets activities. The Finance and Investment Committee also oversees the management of the Company’s investment portfolio and regularly reviews the performance of the investment advisors overseeing the portfolio to ensure adherence to our investment policy guidelines.
Governance Committee
This committee oversees our Board governance, including recommending committee membership and chair appointments; developing and ensuring compliance with our Guidelines of Corporate Governance; overseeing regular Board, committee and individual director assessments; and ensuring that Board succession planning and Board refreshment is conducted to support the Board’s oversight over the Company’s evolving needs and strategic focus. This committee also is responsible for examining our overall corporate governance processes and reviewing the Company’s government relations function and activities. For a discussion of our Board nomination process, see “Consideration of Director Nominees” below.
Risk Committee
This committee oversees the Company’s management of risks and exposures that could materially impact the Company (“Material Risks”), including by overseeing the Company’s enterprise risk management (“ERM”) function. In carrying out this responsibility, this committee’s primary role is coordination, working with the Board and other committees to ensure the effective oversight over Material Risks. In addition to its coordinating role, this committee directly oversees certain Material Risks facing the Company, including risks related to the Company’s risk-taking businesses, comprising our mortgage insurance, mortgage conduit and title insurance businesses.
For a discussion of the risk oversight role of the Board and its committees, see “Board and Board Committee Roles in Risk Oversight” below.

Corporate Governance and Board Matters	2024 Proxy Statement 21

Board Leadership Structure

Our Non-executive Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the effective functioning of the Board, as well as the Board’s monitoring and objective evaluation of the Chief Executive Officer’s performance. In addition, by separating these positions, the Board is able to remain fully engaged in providing an objective perspective with respect to the Company’s strategy and in effectively evaluating the implementation of this strategy.
Our Non-executive Chairman of the Board is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the Board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management on all matters concerning the interests of the Board. The Non-executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the Board.
The Chief Executive Officer is responsible for the strategic direction and day-to-day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include:
■providing strong, ethical and principled leadership of the Company’s businesses;
■establishing and promoting the Company’s mission, culture and core values;
■determining and implementing corporate strategies and policies and managing the Company’s capital and liquidity positions;
■overseeing risk management, including the design and maintenance of policies, processes and controls for identifying, monitoring and mitigating material risks;
■facilitating an effective framework for Board and management interactions;
■ensuring complete and accurate disclosures of financial, operational and management matters to the Board for its consideration and approval, as necessary;
■ensuring regulatory compliance and the integrity of all financial filings and other corporate communications; and
■providing information to the Board so that the directors may be current with respect to Company, industry and corporate governance matters.
Board and Board Committee Roles in Risk Oversight

Our Board is actively involved in the oversight of Material Risks. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business and to ensure there is an effective governance process in place for reviewing the systems and processes that management has developed to manage and mitigate Material Risks, including those that could arise in the future. The Board has formed a standing committee, the Risk Committee, for the primary purpose of overseeing the Company’s management of Material Risks. In carrying out this responsibility, the Risk Committee’s primary role is coordination, working with the Board and other committees to ensure the effective oversight over Material Risks.

22 2024 Proxy Statement	Corporate Governance and Board Matters

In conducting its risk oversight responsibilities, the Risk Committee oversees the Company’s ERM function, including by:
■reviewing the methodologies, policies, processes, resources and reporting structures established by management to identify, assess, monitor and ensure appropriate mitigation of Material Risks;
■reviewing and approving the Company’s enterprise risk appetite statements and management’s procedures for ensuring the Company is operating in a manner consistent with such statements;
■receiving reports regarding management’s compliance with regulatory requirements related to ERM, including any related filings or disclosures; and
■regularly reviewing and analyzing management’s assessment of Material Risks, including any significant changes or developments with respect to existing risks or the emergence of new risks or risk trends.
The Risk Committee utilizes the information derived from its oversight over ERM to coordinate oversight responsibilities over Material Risks among the Board and its committees as follows:
■The Audit Committee oversees Materials Risks that could impact the Company’s financial statements and internal controls over financial reporting such as the risk of fraud or illegal acts, and oversees risks pertaining to the Company’s Code of Conduct and Ethics.
■The CHCM Committee oversees Material Risks pertaining to the Company’s compensation and human capital management policies and practices. In conducting this oversight, this committee reviews and discusses with management an annual risk assessment of the Company’s compensation policies and practices prepared by the Company’s independent compensation consultant.
■The Finance and Investment Committee oversees Material Risks pertaining to the Company’s investment portfolio, the Company’s liquidity position, capital structure and credit and financial strength ratings.
■The Governance Committee oversees Material Risks pertaining to the Company’s corporate governance structure and practices, including by overseeing: the Company’s Policy Regarding Related Person Transactions to ensure that the Company does not engage in transactions that would create or give the impression of a conflict of interest or that could cause harm to the Company; and the Company’s interactions and engagement with stockholders.
■In addition to its oversight over ERM and its role in coordinating risk oversight among the Board and its committees, the Risk Committee directly oversees Material Risks related to: the Company’s risk-taking businesses, comprising our mortgage insurance, mortgage conduit and title insurance businesses; our information security function, including the management of risks related to data security, cybersecurity and privacy; our enterprise compliance program; our policies and procedures for monitoring and managing counterparty risk; our enterprise insurance program for managing business risks; and our program for maintaining business continuity and resilience.
Each committee chair provides regular reports to the full Board regarding their committee’s risk oversight responsibilities as discussed above. The Board conducts its risk oversight responsibility in the areas discussed above through these reports, as well as through regular discussions and reports from management regarding other Material Risks not otherwise allocated to the committees. Finally, the full Board further considers current and potential future strategic risks facing the Company as part of its annual strategic planning session with management.
Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our Board must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. Our Board has determined that all of the members of the Board, except our Chief Executive Officer, Richard G. Thornberry, are

Corporate Governance and Board Matters	2024 Proxy Statement 23

“independent” under current NYSE listing standards and SEC rules. In determining that each of our non-executive directors is independent, the Board considered whether there were any facts and circumstances that might impair the independence of each director, as further discussed below. The Board concluded that no material direct or indirect relationship exists between the Company and any of its non-executive directors, other than those compensatory matters that are a direct consequence of serving on our Board and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”
In concluding that each of our non-executive directors is independent, the Governance Committee and the Board considered that certain director nominees hold board positions with other entities that are either Radian customers, potential Radian customers or otherwise involved in mortgage-related businesses or activities. Specifically, the Governance Committee and Board considered the following relationships.
■Mr. Conner serves as a director of USAA and chairman of the board of USAA Federal Savings Bank, a bank owned by USAA. USAA is a current customer of Radian’s Mortgage Insurance and homegenius businesses.
■Ms. Debra Hess serves as the non-executive chair of the board of directors of AG Mortgage Investment Trust, Inc., a publicly-traded mortgage real estate investment trust that owns a non-controlling interest in Arc Home LLC (“Arc”). Arc is a mortgage enterprise that, among other things, originates loans purchased by the government-sponsored enterprises (“GSEs”) and is a current customer of Radian’s Mortgage Insurance business.
■Ms. Lisa Hess serves as a trustee of TIAA, which previously owned TIAA Bank (formerly Everbank), and served on the Board of TIAA Bank from 2015 until its sale to private investors in 2023. TIAA Bank is a current customer of Radian’s Mortgage Insurance business.
■Ms. Mumford serves on the Board of Ellington Financial, a publicly-traded company that invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities and residential and commercial mortgage loans. Ellington Financial has non-controlling interests in five mortgage loan originators, including American Heritage Lending LLC and Beeline Loans, Inc., that are customers of Radian’s Mortgage Insurance business.
With regard to each of the foregoing relationships, the Governance Committee determined that the dual board positions did not impair the director’s independence based on, among other factors, the current size of the relevant customer relationships, that the customer relationships are arms-length transactions on customary terms and the director’s lack of oversight and compensation benefits related to the business relationships. Based on the recommendation of the Governance Committee, the Board considered these relationships and concluded, in each case, that it did not impair the applicable director’s independence.
Consideration of Director Nominees

Director Qualifications
Our Governance Committee recommends candidates for nomination to our Board based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity; (ii) the intention and ability to act in the best interests of our stockholders; (iii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iv) the ability and commitment to devote the time and effort required to serve effectively on our Board, including preparation for and attendance at the annual meeting of stockholders and Board and committee meetings; and (v) for non-executive directors, the lack of any interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.
The Board values diversity among its directors and believes that diversity helps to generate a comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making and oversight over our businesses. The Board considers diversity in a broad sense to mean differences in background, education, professional

24 2024 Proxy Statement	Corporate Governance and Board Matters

experience, skills and knowledge as well as diversity of race, ethnicity, national origin, gender, age and tenure with Radian. The Board and the Governance Committee consider diversity broadly as a factor in identifying and evaluating director nominees, as discussed below.
Identifying and Evaluating Director Nominees
In evaluating candidates for the Board, the Governance Committee and the Board seek to foster a board that collectively possesses the qualifications discussed above as well as the appropriate mix of diversity to oversee the Company’s businesses and to support our strategic focus. The Governance Committee does not exclusively pursue director candidates based on whether they possess a single skill, category or trait, but seeks nominees who complement the breadth and depth of our Board’s diversity and oversight. See “Proposal 1 – Election of Directors” for additional information.
When considering candidates for nomination as new directors, the Governance Committee ensures that the pool of candidates it evaluates includes qualified persons who reflect diverse backgrounds, including underrepresented areas of race, ethnicity and gender. When seeking and evaluating candidates for the Board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the Board, by senior management, by stockholders (if their recommendations of candidates are submitted in accordance with the procedures described below) and by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if the committee believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on the candidate. The Governance Committee also may discuss a candidate at multiple meetings and provide the candidate with the opportunity to meet with members of senior management and the full Board.
Stockholder Nominations and Recommendations
Our By-Laws describe the procedures for stockholders to follow for nominating candidates to our Board. For our 2025 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 21, 2025, but no earlier than January 22, 2025 (except that if the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day and 90th day before the date of the 2025 annual meeting or, if the first public announcement of the date of the 2025 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).
The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct or indirect compensation or other material monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting; and (vi) a representation regarding whether the nominating stockholder or beneficial owner, if any, or any of their respective affiliates, associates or others with whom they are acting intend to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act (“Rule 14a-19”), as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.com).

Corporate Governance and Board Matters	2024 Proxy Statement 25

To comply with the SEC’s universal proxy rules, stockholders intending to solicit proxies in support of director nominees other than the Company’s nominees must provide in their notice of nomination the information required by Rule 14a-19 during the period prescribed by our By-Laws as set forth above.
In addition to a stockholder’s ability to nominate candidates to serve on our Board as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1st of any year is not assured of being considered for nomination in that year.
Board, Standing Committee and Individual Director Performance Evaluations

The Board recognizes that a constructive board evaluation is an important component of good governance practices and promotes board effectiveness and accountability. In accordance with our Guidelines of Corporate Governance, the Governance Committee facilitates an annual assessment of each director’s board performance (including the Non-executive Chairman), as well as the performance of the Board as a whole and the performance of each of the Board’s standing committees. The Governance Committee facilitates this process for the Board by conducting it internally, and on occasion, may engage an independent governance consultant to conduct the process and to provide an unbiased perspective on the effectiveness of the Board and its standing committees as well as director performance, board succession planning and board dynamics.
Individual Director Performance
For individual director assessments, the process begins with each director performing a self-assessment compared to the expectations set forth in our Guidelines of Corporate Governance. Our Non-executive Chairman also performs an assessment of each director’s performance compared to these expectations and then meets with each director to discuss their performance, taking into consideration the director’s self-assessment, with the primary goal of identifying opportunities for improvement and growth. With respect to the Non-executive Chairman, the full Board reviews the Non-executive Chairman’s performance against the expectations set forth in the Guidelines of Corporate Governance, and the Governance Committee Chair meets with the Non-executive Chairman to provide this feedback, taking into consideration the Non-executive Chairman’s self-assessment. The results of the director evaluation process are reported by the Non-executive Chairman (by the Governance Committee Chair for the Non-executive Chairman’s evaluation) to the Governance Committee for consideration by the Governance Committee as part of its determination as to whether to recommend each director’s nomination for reelection to our Board.
Board and Standing Committee Performance
For the full Board and each of its standing committees, the Board and the committees conduct an annual self-assessment compared to the expectations set forth in the Guidelines of Corporate Governance. Each Board committee reviews their self-assessment to identify areas for potential improvement, and the results of all assessments (i.e., the committee and full Board assessments) are reviewed by the Governance Committee and discussed with the full Board. For 2023, the annual Board evaluation focused on the following areas:
■Overall Board effectiveness;
■Board meetings, with an emphasis on structure, conduct, outcome and effectiveness;

26 2024 Proxy Statement	Corporate Governance and Board Matters

■Board dynamics, operations and culture;
■The Board’s oversight over strategy;
■Financial monitoring, risk management and crisis preparedness;
■The Board’s relationship with management; and
■Our corporate governance practices, including:
▪Board and committee composition, structure, roles and responsibilities;
▪Board succession planning; and
▪Stockholder relations and stockholder priorities.
The Board is committed to ensuring its continuous improvement in overseeing management and the Company. The information derived from the Board and committee self-assessment evaluations, as well as feedback that may be provided by individual directors as part of their evaluation discussions with the Non-executive Board Chairman, provide the primary basis for the development by the Governance Committee, upon the recommendation of the Non-executive Board Chairman, of Board improvement priorities for the Board. Based on information and feedback derived from the 2023 evaluations, the Board is focused on the following areas of ongoing improvement:
■Continuing the Board’s heightened focus on ensuring effective oversight over the Company’s strategy, including by ensuring strategy is prioritized during Board meetings and discussed in executive sessions of the Board;
■Increasing overall Board engagement regarding management succession planning;
■Ensuring the Board has a good understanding of primary trends with respect to the perspectives and priorities of the Company’s stockholders;
■Continuing to enhance the Board’s risk management oversight, in particular with respect to areas of strategic investment and future growth for the Company; and
■Continuing to focus on Board succession planning to ensure the collective skills of the Board are regularly being refreshed to align with the Company’s strategic plan and direction.
Compensation and Human Capital Management Committee Interlocks and Insider Participation

Messrs. Muzio (Chair), Conner, Spiegel and Mses. Lisa Hess and Leyden served on the CHCM Committee during 2023. No director who served on the CHCM Committee during 2023: (i) has ever been an officer or employee of Radian or any of its subsidiaries or (ii) had any relationship with Radian or its subsidiaries during 2023 that would require disclosure under Item 404 of the SEC’s Regulation S-K.
During 2023, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any other entity, one of whose executive officers is or has been a director of Radian or a member of the CHCM Committee.

Corporate Governance and Board Matters	2024 Proxy Statement 27

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. This policy establishes procedures by which the Governance Committee must review certain transactions that could present a conflict of interest based on the interests of the Company and a related party in such transaction. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the CHCM Committee), in which: (i) Radian or any of its subsidiaries was or is to be a participant and (ii) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of our common stock, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, in order for a related person transaction to proceed, it must be reviewed and approved or ratified by our Governance Committee. Our Governance Committee is also responsible for providing ongoing oversight of any related person transaction. See “Corporate Governance and Board Matters—Director Independence.”
The policy regarding related person transactions provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (i) is on terms no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party; (ii) is consistent with the applicable independence rules of the SEC and NYSE; and (iii) does not create or otherwise give the impression of a conflict of interest that could result in harm to the Company. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy) and (ii) the risks to the Company of unwinding the transaction outweigh the risks associated with not unwinding the transaction.
Anti-Hedging Policy

Radian’s Insider Trading Policy prohibits all Radian employees, temporary or contract workers and Board members, while employed by or providing services to Radian, from engaging in any form of hedging or monetization transaction that allows a covered person to continue to own Radian securities without taking on the full risks and rewards of such ownership. This general prohibition of speculative transactions specifically includes: (i) short sales of Radian securities and (ii) buying or selling puts or calls of Radian securities. The Insider Trading Policy is available in the Corporate Governance section of Radian’s website (www.radian.com).
Information on Our Website

In addition to our Amended and Restated Certificate of Corporation and our By-Laws, the Corporate Governance section of our website (www.radian.com) includes the following corporate governance materials, any of which are also available in print and free of charge upon request.
Board Committee Charters
Each of the standing committees of our Board operates under a written charter adopted by the full Board upon the recommendation of the Governance Committee. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.

28 2024 Proxy Statement	Corporate Governance and Board Matters

Guidelines of Corporate Governance
In addition to our By-Laws, our Board has adopted Guidelines of Corporate Governance to manage its operations. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our Board, its standing committees, our Non-executive Chairman, our Chief Executive Officer and our Corporate Secretary. The Governance Committee and Board consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.
Code of Conduct and Ethics
Our Code of Conduct and Ethics (the “Code of Conduct”) is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers.
Certain provisions of the Code of Conduct also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”
Stockholder Communications
We encourage stockholders to freely communicate with management and our Board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our Board. The address is: directors@radian.com. In addition, interested persons may write to the Non-executive Chairman at Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.
Annual Report and Proxy Statement
This proxy statement and our 2023 Annual Report to Stockholders are available at www.radian.com/StockholderReports.
Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

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Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.com) and, as more fully described in the Audit Committee’s charter, include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of an independent registered public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the independent registered public accounting firm’s independence; (ii) monitor the professional services provided by the independent registered public accounting firm, including pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent registered public accounting firm; (iv) review and discuss with management and the independent registered public accounting firm our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (vi) review with management, the independent registered public accounting firm and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; and (vii) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial and accounting risk exposures, such as the risk of fraud, as well as legal and compliance risk exposures.
The Audit Committee discusses with the independent registered public accounting firm and the Company’s Chief Audit Executive the overall scope and plans for their respective audits and meets with them, with and without management present, to discuss their respective audits. Further, the Audit Committee meets in separate, executive sessions regularly with management, the independent registered public accounting firm and the Chief Audit Executive to discuss the adequacy and effectiveness of internal accounting and financial controls of the Company. In determining whether to reappoint PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2024, the Audit Committee took into consideration a number of factors, including the length of time PwC had been engaged, PwC’s independence and objectivity, PwC’s capability and expertise, information with respect to audit quality, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports of PwC, and the appropriateness of PwC’s fee.
Before the 2023 Annual Report on Form 10-K was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2023, and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2023, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC including, among other things, matters related to the conduct of the audit of our financial statements as well as PwC’s identification and communication of Radian’s critical audit matter in PwC’s report included in the 2023 Annual Report on Form 10-K. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.
Based on its reviews and discussions described in this report, the Audit Committee recommended to our Board that our audited financial statements be included in the 2023 Annual Report on Form 10-K for filing with the SEC.

Members of the Audit Committee
Debra Hess (Chair)	Brian D. Montgomery	Lisa Mumford	Gregory V. Serio

30 2024 Proxy Statement	Corporate Governance and Board Matters

Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”), as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (“CD&A”) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.
Our executive compensation program is designed under the direction of the CHCM Committee to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while dis-incentivizing inappropriate actions, including unnecessary or excessive risk taking. We urge you to read the CD&A in its entirety for a discussion regarding our 2023 executive compensation program, including the CHCM Committee’s application of our pay-for-performance philosophy through:
■Compensation that is heavily weighted towards non-fixed, performance-based pay;
■Competitive base salaries that are independently benchmarked against multiple benchmark reference points;
■A short-term incentive program (“STI”) that is primarily quantitative and tied to robust objectives in furtherance of our strategic plan;
■A long-term incentive program (“LTI”) that is 60% performance based, requiring strong growth in LTI Book Value per Share (as defined in the CD&A below) and, new for 2023 awards, with the award payout modified based on how our total stockholder return (“TSR”) compared to the average TSR of a peer group comprised of our closest mortgage insurance peers;
■Accountability through a strong clawback policy, rigorous stock ownership requirements, and a one-year post-vesting hold for performance-based equity awards; and
■No problematic pay practices such as excessive perquisites; gross-ups for excise taxes; “single-trigger” change of control payments; hedging or other speculative transactions in Radian stock; excessive termination or change of control severance payments; or dividends paid on unvested equity awards.
In addition to our annual executive compensation program, in 2023, the Company granted a special One-Time Outperformance Award (as defined in the CD&A) to Mr. Thornberry, our Chief Executive Officer, in connection with the extension of his employment agreement. The One-Time Outperformance Award, which is not intended to be recurring and is not a part of our annual LTI awards, was awarded to Mr. Thornberry to: (i) secure his ongoing leadership during an important strategic period for the Company; (ii) incent exponential growth in the Company’s book value per share; and (iii) incent outperformance of our closest mortgage insurance peers in delivering stockholder returns. For further discussion, see “IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—CEO ONE-TIME OUTPERFORMANCE AWARD GRANTED IN 2023.”
Although the vote on the compensation of our NEOs is advisory and non-binding, our Board values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosures.”

Recommendation
Radian’s Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement. Signed proxies will be voted “FOR” approval unless a stockholder gives other instructions on the proxy card.

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Proposal 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP
General

The Audit Committee of our Board is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PwC as our independent registered public accounting firm for 2024 is being submitted to our stockholders for ratification. PwC has been Radian’s independent registered public accounting firm since 2007. The Audit Committee believes that the continued engagement of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.
If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a new independent registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our stockholders.
Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2023, and December 31, 2022.

Type of Fees	2023	2022
Audit Fees	$3,568,835	$3,189,937
Audit-Related Fees	300,000	275,540
Tax Fees	386,168	668,749
All Other Fees	10,494	954
Total	$4,265,497	$4,135,180

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For purpose of the above table, in accordance with the SEC’s definitions and rules:
■“Audit Fees” are for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), and for services that normally are provided in connection with statutory and regulatory filings.
■“Audit-Related Fees” are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For both 2023 and 2022, these fees relate primarily to SOC (Service Organization Controls) reports, as well as agreed upon procedures performed in connection with our reinsurance transactions.
■“Tax Fees” are for professional services for tax compliance and tax consulting.
■“All Other Fees” are for products and services provided by PwC other than those services reported above. For 2023 and 2022, these fees relate to licenses for accounting research software.
Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2023, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could impair (or appear to impair) the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. Under our pre-approval policy, the Audit Committee approves in advance all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has previously been pre-approved, the Audit Committee must approve that specific service before the independent registered public accounting firm may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to the Chair of the Audit Committee pre-approval authority with respect to permitted services, provided that the Chair of the Audit Committee reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services and fees provided by PwC and listed in the table above were pre-approved by the Audit Committee in accordance with our pre-approval policy.
The Audit Committee considered the nature and proposed extent of the non-audit services provided by PwC and determined that those services were in compliance with the provision of independent audit services by the firm.

Recommendation
Radian’s Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Radian's independent registered public accounting firm for the year ending December 31, 2024. Signed proxies will be voted “FOR” ratification unless a stockholder gives other instructions on the proxy card.

Proposal 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP	2024 Proxy Statement 33

Executive Officers
The following information is provided with respect to each of our current executive officers other than our Chief Executive Officer whose information is set forth under “Proposal 1 – Election of Directors.” Our executive officers are appointed by our Board to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Derek V. Brummer President, Mortgage Age: 53

Mr. Brummer was appointed to his current role in February 2020 and oversees the strategic direction and operations for Radian’s Mortgage Insurance business. He also oversees our mortgage conduit business. Prior to assuming his current role, Mr. Brummer served as Senior Executive Vice President, Mortgage Insurance and Risk Services, and Executive Vice President, Chief Risk Officer of the Company, and held several positions with Radian Asset Assurance, our former financial guaranty business, which was sold to Assured Guaranty Corp. in April 2015. Prior to joining Radian in 2002, Mr. Brummer was a corporate associate at Allen & Overy LLP, and Cravath, Swaine & Moore LLP, both in New York. Mr. Brummer currently serves on the board of directors of USMI, the public policy trade group for private mortgage insurance.

Mary C. Dickerson Senior Executive Vice President, Chief People Officer Age: 51
Ms. Dickerson joined Radian in January 2021 and is responsible for all aspects of our human resources (people) function and provides executive oversight over our procurement and vendor management, facilities, administration, safety, security and business resiliency functions. From 2017 until 2020, Ms. Dickerson served as Executive Vice President, Human Resources at DLL Group, a subsidiary of Rabobank Group, where she worked to build the organization's diverse culture, globally connected workforce and learning and development program, and was responsible for overseeing the company’s global human resources function. Prior to that, she served as Senior Vice President, Human Resources at XL Catlin plc from 2015 until 2017 and Executive Vice President, Human Resources at Accolade Inc. from 2012 through 2015. Ms. Dickerson has held various roles for The Hartford, AIG, VisionQuest, Allied Irish Banks, Wawa Inc. and Fitzpatrick's Hotel Group.

Edward J. Hoffman Senior Executive Vice President, General Counsel and Corporate Secretary Age: 50
Mr. Hoffman was appointed General Counsel and Corporate Secretary of Radian in 2008 and Senior Executive Vice President in January 2018. In addition to serving as the Company’s General Counsel and Corporate Secretary, Mr. Hoffman also provides executive oversight for the Company's enterprise risk management and information security functions and has provided executive oversight over other enterprise functions in the past, including our government relations function from 2017 through 2021 and human resources function from 2011 through 2020. Prior to joining Radian in 2005, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia.

34 2024 Proxy Statement	Executive Officers

Brien J. McMahon Senior Executive Vice President, Chief Franchise Officer and Co-Head of homegenius Age: 64

Mr. McMahon was appointed to his current role in January 2020 and is responsible for leading Radian’s enterprise-wide sales function and co-leading the Company’s homegenius businesses. Mr. McMahon joined Radian in 2010 as Executive Vice President, Chief Franchise Officer. Before joining Radian, Mr. McMahon served as executive vice president for Realogy Franchise Group (“Realogy”), where he directed sales, training and administration for multiple premier real estate brands including: Better Homes and Gardens Real Estate, Century 21 Real Estate LLC, Coldwell Banker, Coldwell Banker Commercial, ERA, and Sotheby’s International Realty. Prior to Realogy, Mr. McMahon served 14 years with PHH US Mortgage in a variety of roles, including senior vice president of national sales.

Sumita Pandit Senior Executive Vice President, Chief Financial Officer Age: 46

Ms. Pandit joined Radian in March 2023 as the Company’s Chief Growth Officer and was appointed Chief Financial Officer of Radian in May 2023. In this role, Ms. Pandit is responsible for the Company’s financial functions, including financial reporting, financial planning and analysis, enterprise capital planning, investment portfolio management and other treasury activities, investor relations and tax, along with the Company’s strategic and business development plans. Ms. Pandit joined Radian after serving as the Chief Operating Officer of dLocal, a global digital payment company, where since 2021 she oversaw client management, marketing, investor relations, key commercial accounts and corporate development. Prior to that, Ms. Pandit held various Managing Director positions at J.P. Morgan Chase & Co. from 2015 through 2021, including Managing Director and Global Head of Fintech Investment Banking. Ms. Pandit also served as Vice President, Financial Institutions Group for Goldman Sachs from 2008 until 2015. During her investment banking career, she advised companies across verticals in fintech, including payments, financial software, neo-banks and insurtech. In 2021, Ms. Pandit was named as one of the Top 25 Women Leaders in Financial Technology by The Financial Technology Report. From October 2021 to May 2023, Ms. Pandit also served on the board of Pushpay Holdings Limited, a public company that offers donor engagement software to non-profit companies.

Executive Officers	2024 Proxy Statement 35

Eric R. Ray Senior Executive Vice President, Chief Digital Officer and Co-Head of homegenius Age: 62

Mr. Ray co-leads the Company’s homegenius businesses and oversees our enterprise technology infrastructure. Prior to joining Radian in 2018, Mr. Ray served in various roles with IBM Corporation (“IBM”) in Armonk, New York from 1983 until 2018. Most recently, Mr. Ray served as IBM’s General Manager, Global Technology Services from 2015 until 2018 and was responsible for the IBM North American technology consulting business, project-based services and enterprise-wide technology offerings. Prior to that, he served as IBM’s General Manager, Global Financial Services Sector from 2009 until 2014 and General Manager, Financial Services Sector from 2007 until 2009. Mr. Ray currently serves on the board of directors of the Mortgage Industry Standards Maintenance Organization, a wholly-owned subsidiary of the Mortgage Bankers Association focused on developing standards for exchanging information and conducting business in the U.S. mortgage finance industry.

Robert J. Quigley Executive Vice President, Controller and Chief Accounting Officer Age: 52

Mr. Quigley was appointed to his current role in August 2020, and has served as the Company’s principal accounting officer since November 2018. Mr. Quigley also served as the Company’s principal financial officer from December 2022 until May 2023. Mr. Quigley joined Radian in 2009 as Senior Vice President, Assistant Corporate Controller and has also served as Radian’s Senior Vice President, Financial Planning and Analysis during his time with the Company. Prior to joining Radian, Mr. Quigley spent 10 years with Capmark Financial Group, Inc., a global provider of financial services to investors in commercial real estate-related assets, where he held positions of increasing responsibility leading to his appointment as Senior Vice President, Chief Accounting Officer, North America. Mr. Quigley began his career in public accounting and auditing with KPMG US LLP and then Ernst & Young LLP.

36 2024 Proxy Statement	Executive Officers

Beneficial Ownership of Common Stock
Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 25, 2024, by: (i) each of our current directors and nominees for director at the Annual Meeting; (ii) our NEOs; and (iii) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if that person has, or shares with others, the right to vote or dispose of them, or if that person has the right to acquire them within 60 days of March 25, 2024 (such as by the conversion of stock-settled restricted stock units (“RSUs”) or exercising options).

Name (1)	Shares Beneficially Owned (#) (2)	Percent of Class
Fawad Ahmad	5,899	*
Brad L. Conner	28,920	*
Howard B. Culang	259,453	*
Debra Hess	21,712	*
Lisa W. Hess	125,945	*
Anne Leyden	4,108	*
Brian D. Montgomery	14,935	*
Lisa Mumford	22,391	*
Gaetano J. Muzio	95,899	*
Gregory V. Serio	112,852	*
Noel J. Spiegel	155,439	*
Richard G. Thornberry	1,227,356	*
Derek V. Brummer	378,981	*
Sumita Pandit	7,866	*
Robert J. Quigley	78,339	*
Edward J. Hoffman	275,525	*
Brien J. McMahon	278,950	*
All current directors and executive officers as a group (19 persons)	3,274,412	2.16%

*Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act.
(1)The address of each person listed is c/o Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania, 19087.
(2)Each individual has or is entitled to have within 60 days of March 25, 2024, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Spiegel, whose spouse owns 10,004 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership and (ii) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 19,500 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:
■Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as of March 25, 2024.

Beneficial Ownership of Common Stock	2024 Proxy Statement 37

■Shares that may be acquired within 60 days of March 25, 2024, through the exercise of non-qualified stock options, as follows: Mr. Brummer—35,390 shares; Mr. Quigley—7,620 shares; Mr. Hoffman—30,780 shares; Mr. McMahon—24,630 shares; and all current directors and executive officers as a group—98,420 shares.
■Shares that may be acquired within 60 days of March 25, 2024, upon the conversion of stock-settled RSUs awarded to our non-executive directors and executive officers as follows: Mr. Ahmad—5,899 shares; Mr. Conner—5,899 shares; Mr. Culang—184,289 shares; Ms. Debra Hess—5,768 shares; Ms. Lisa Hess—119,528 shares; Ms. Leyden—4,108 shares; Mr. Montgomery—5,899 shares; Ms. Mumford—5,899 shares; Mr. Muzio—90,899 shares; Mr. Serio—104,631 shares; Mr. Spiegel—125,427 shares; Mr. Thornberry—573,586 shares; Ms. Pandit—7,866 shares; Mr. Quigley—25,399 shares; Mr. Brummer—146,895 shares; Mr. Hoffman—119,961 shares; Mr. McMahon—120,714 shares; and all current directors and executive officers as a group—1,764,068 shares.
▪For our directors, the amounts referenced above include shares payable upon: (i) the vesting in May 2024 of time-based RSUs issued in 2023 and (ii) the conversion of vested RSUs for which conversion remains subject to a director’s departure from the Board. The amounts referenced in the table above exclude RSUs that have been deferred by directors pursuant to the Radian Voluntary Deferred Compensation Plan For Directors as follows: Ms. Debra Hess—12,982 RSUs; Ms. Lisa Hess—21,847 RSUs; Mr. Montgomery—3,542 RSUs; and Mr. Muzio—36,763 RSUs.
▪For our executive officers, the amounts referenced above include shares payable upon: (i) the vesting in May 2024 of time-based RSUs and (ii) the conversion in May 2024 of vested RSUs that have been subject to a one-year post vest hold.
■Shares that may be issued within 60 days of March 25, 2024, upon the conversion of phantom stock awards granted to Mr. Culang—67,114 shares, which amount is also included for all current directors and executive officers as a group. All phantom stock awards granted to Mr. Culang are vested and will be converted into shares of our common stock upon his departure from our Board.

38 2024 Proxy Statement	Beneficial Ownership of Common Stock

Security Ownership of Certain Stockholders

The following table provides information concerning the beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings of Schedules 13D and 13G with the SEC as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned (#)	Percent of Class*
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	20,369,690	13.30%
BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	14,549,974	9.50%
JPMorgan Chase & Co (3) 383 Madison Avenue New York, NY 10179	7,695,135	5.02%
*    Based on 153,179,430 shares of common stock outstanding at December 31, 2023.
(1)Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group reports that it has sole dispositive power with respect to 20,054,651 shares, shared dispositive power with respect to 315,039 shares and shared voting power with respect to 152,540 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.
(2)Based on a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. reports that it has sole dispositive power with respect to 14,549,974 shares and sole voting power with respect to 14,239,608 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.
(3)Based on a Schedule 13G/A filed with the SEC on February 6, 2024, JPMorgan Chase & Co. reports that it has sole dispositive power with respect to 7,695,135 shares and sole voting power with respect to 7,695,135 shares. These shares are beneficially owned by funds and accounts managed by JPMorgan Chase & Co. and its subsidiaries.
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on the review of such reports, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2023 were made on a timely basis.

Beneficial Ownership of Common Stock	2024 Proxy Statement 39

Compensation of Executive Officers and Directors
Compensation Discussion and Analysis

The following CD&A includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward-Looking Statements—Safe Harbor Provisions and the Risk Factors detailed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this CD&A. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.
In this CD&A, we discuss the executive compensation program for our NEOs, consisting of: (i) our Chief Executive Officer; (ii) our Senior EVP, Chief Financial Officer who began serving as our principal financial officer on May 17, 2023; (iii) our EVP, Controller and Chief Accounting Officer who served as our principal financial officer from December 14, 2022, to May 17, 2023; and (iv) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2023. Accordingly, for 2023, our NEOs were as follows:

Our Named Executive Officers*
Richard G. Thornberry Chief Executive Officer (principal executive officer)	Sumita Pandit Senior EVP, Chief Financial Officer (principal financial beginning May 17, 2023)	Robert J. Quigley EVP, Controller and Chief Accounting Officer (principal financial officer up to May 17, 2023)	Derek V. Brummer President, Mortgage	Edward J. Hoffman Senior EVP, General Counsel and Corporate Secretary	Brien J. McMahon Senior EVP, Chief Franchise Officer and Co-Head of homegenius
*See “Executive Officers” above for additional information regarding our NEOs.

40 2024 Proxy Statement	Compensation of Executive Officers and Directors

I. Compensation Principles and Objectives
Our executive compensation program is designed under the direction of the CHCM Committee to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while disincentivizing inappropriate actions, including unnecessary or excessive risk taking. The CHCM Committee has developed a set of principles and objectives to guide decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. Specifically, the CHCM Committee believes our executive compensation program should:
■Support the execution of our business strategy and performance;
■Focus executives on long-term performance that aligns with stockholders’ interests;
■Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation in favor of longer-term variable pay;
■Manage risk with appropriate protections and controls;
■Maintain pay practices that are externally competitive and reasonable; and
■Remain flexible to respond to changes in our businesses and strategies and to current market developments.

Compensation of Executive Officers and Directors	2024 Proxy Statement 41

II. Executive Summary
As background for the discussion that follows, we provide the following summary information regarding our 2023 financial performance and the 2023 compensation program for our NEOs.
OUR 2023 FINANCIAL PERFORMANCE

$1.2 billion Total Revenues	Compared to $1.2 billion in 2022	$28.71 Book Value Per Share	Compared to $24.95 as of December 31, 2022
$603 million Net Income (1)	Compared to net income of $743 million in 2022	$133 million Shares Repurchased $146 million Dividends Paid	Purchased $133 million or 5.3 million shares of our common stock and paid $146 million in dividends in 2023 after increasing our dividend 13% to $0.225 per share in February 2023
$3.77 Diluted Net Income Per Share (1)	Compared to diluted net income per share of $4.35 in 2022	$52.7 billion New Insurance Written (“NIW”)	Compared to $68.0 billion in 2022 due primarily to a broad decline in U.S. housing market activity
$3.88 Adjusted Diluted Net Operating Income Per Share (1) (2)	Compared to adjusted diluted net operating income per share of $4.87 in 2022	$270.0 billion Primary Insurance in Force (“IIF”)	Increased year-over-year to an all-time high, compared to $261.0 billion as of December 31, 2022
$(43) million Provision for Losses	Compared to $(338) million in 2022	$2.3 billion PMIERs Excess Available Assets (3)	Compared to $1.7 billion as of December 31, 2022
$58 million homegenius Revenue	Compared to $110 million in 2022 primarily due to a decrease in real estate and title services revenues resulting from macroeconomic stresses	$992 million Available Holding Company Liquidity	Continued to maintain a strong level of liquidity following use of $279 million in 2023 for share repurchases and dividend payments
14.5% Return on Average Equity (1)	Compared to a 18.2% return on average equity in 2022	55.2% Absolute Total Shareholder Return (“TSR”) (4)
(1)The year-over-year decrease in these results was primarily due to the outsized positive impact of the change in our provision for losses in 2022 as compared to 2023. Our financial results in both 2022 and 2023 were positively impacted by favorable changes in our mortgage insurance loss reserve estimates for defaults occurring in prior periods; however, as shown in “OUR 2023 FINANCIAL PERFORMANCE—Provision for Losses,” these changes to reserves benefited 2022 results to a greater extent than 2023 results.
(2)Adjusted diluted net operating income per share is a non-GAAP financial measure used in our compensation programs. See pages 79 through 80 of our Annual Report on Form 10-K for the year ended December 31, 2023, for definitions of our non-GAAP financial measures, including a reconciliation of the most comparable GAAP (Generally accepted accounting principles in the U.S., as amended from time to time) measure of diluted net income per share to our non-GAAP financial measure of adjusted diluted net operating income per share.
(3)Represents Radian Guaranty’s excess of Available Assets over its Minimum Required Assets (each as defined in the Private Mortgage Insurance Eligibility Requirements (“PMIERs”)), calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(4)Reflects Radian’s stock price return between December 30, 2022, through December 29, 2023, adjusted for dividends paid during that time period and assuming dividend reinvestment.

42 2024 Proxy Statement	Compensation of Executive Officers and Directors

For a discussion regarding our 2023 strategic performance, see “IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM—2023 STI ANALYSIS—2023 STI CORPORATE FUNDING LEVEL—Strategic Objectives.”
For a detailed discussion of the primary factors driving our financial results, see our Annual Report on Form 10-K for the year ended December 31, 2023.
OUR 2023 COMPENSATION PROGRAM (1)

89% of Chief Executive Officer's Total Target Compensation is Non-Fixed, Variable Pay
Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 11% of Mr. Thornberry’s 2023 total target compensation and, on average, only 22% of the total target compensation for our other NEOs. The remaining target compensation of our NEOs is variable incentive compensation that was tied to, and is contingent upon, Company and individual performance.
	100% Independence	All members of the CHCM Committee are fully independent and the CHCM Committee engages a fully independent compensation consultant to support NEO compensation
	100% Accountability	We impose a strong compensation clawback policy in the event of a material restatement of the Company’s financial results and for other reasons

62% 2023 Average STI Award for NEOs as Compared to Maximum Payout
The CHCM Committee recognized the strong performance of our NEOs in 2023 despite difficult macroeconomic and market conditions, including another year of strong financial results as highlighted above and actions to significantly improve our capital and liquidity positions and maintain our focus on credit management, while driving further execution of our strategic plan as discussed in more detail in “IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM—2023 STI ANALYSIS — 2023 STI CORPORATE FUNDING LEVEL—Strategic Objectives.”
72% Average 10-year Chief Executive Officer STI Award as Compared to Maximum Payout
STI awards have consistently demonstrated a strong correlation between pay and performance

60% of 2023 LTI Awards are Performance Based 25% Potential Adjustment of 2023 Performance Awards Based on New Relative TSR Modifier
2023 LTI awards are 60% performance based, requiring strong growth in LTI Book Value per Share (as defined below) and, new for 2023 awards, with the award payout modified based on how our TSR compared to the average TSR of a peer group comprised of our closest mortgage insurance peers
	7x Base Salary Stock Ownership Requirement for Chief Executive Officer 2.5x Base Salary Stock Ownership Requirement for Other NEOs	We require: ▪Rigorous stock ownership requirements ▪Share retention, including a one-year post-vesting hold for performance-based equity awards ▪A “double-trigger” for payments upon a change of control

Compensation of Executive Officers and Directors	2024 Proxy Statement 43

25% Weighting for Human Capital Management under Strategic Objectives
For our 2023 STI program, the CHCM Committee once again retained Human Capital Management as a standalone strategic priority. This reflects and reinforces our commitment to attracting and retaining top talent, including by fostering a culture that focuses on our employees’ development and overall well being with the goal of maximizing individual performance.
Zero Problematic Pay Practices
▪No excessive perquisites
▪No gross-ups for excise taxes
▪No hedging or other speculative transactions in Radian stock permitted
▪No excessive termination or change of control severance payments
▪No dividends paid (only accrued) on unvested equity awards

(1)Reflects our annual executive compensation program in the ordinary course, and therefore, excludes the one-time outperformance award granted to Mr. Thornberry in 2023 in connection with the extension of his employment agreement. Unless otherwise indicated, this one-time outperformance award also has been excluded from the tables and discussions set forth in this Compensation Discussion and Analysis other than as set forth below in “IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—CEO ONE-TIME OUTPERFORMANCE AWARD GRANTED IN 2023.”
(2)For each STI plan year, represents the percentage resulting from dividing the closing price of Radian’s common stock on the last trading day of the year by the closing stock price on the last trading day of the previous year.
III. Compensation Process and Oversight
A. COMMITTEE PROCESS AND ROLE
The CHCM Committee provides direction and oversight over our compensation and human resources programs, processes and functions. The CHCM Committee is supported by our Chief People Officer (“CPO”), who serves as a liaison to the CHCM Committee. The CHCM Committee has the sole authority to engage and terminate consulting firms and legal counsel as it deems appropriate to advise it and the Board with respect to executive compensation and human capital management related matters, including the sole authority to approve the compensation and other terms related to their engagement. The CHCM Committee currently retains Korn Ferry as its sole independent compensation consultant. Korn Ferry provides advisory services to the CHCM Committee relating to the compensation of executive officers and non-executive directors. Generally, these services include advising the CHCM Committee on the principal aspects of our compensation programs and evolving industry practices and providing market information, risk assessments and other analyses regarding our program design and incentive plan practices. Other than this work, Korn Ferry performs no services for the Company. The CHCM Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the CHCM Committee annually reviews the independence and performance of Korn Ferry. In 2023, the CHCM Committee assessed the independence of Korn Ferry and concluded that the work performed by this advisor does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our Board to the CHCM Committee, please see the CHCM Committee charter, which is available on our website at https://www.radian.com/who-we-are/corporate-governance/board-committee-charters.
B. CONSIDERATION OF STOCKHOLDER INPUT REGARDING OUR EXECUTIVE COMPENSATION PROGRAM
As part of our commitment to engage with our investors, management frequently meets with stockholders to discuss matters of significance to them, including our executive compensation program. These meetings are conducted in the ordinary course of business regardless of the level of stockholder support we receive for our executive compensation program in any given year. In addition, to the extent stockholders have indicated a concern with respect to any aspects of our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to

44 2024 Proxy Statement	Compensation of Executive Officers and Directors

identify those stockholders and better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders or by other means.
Through our stockholder engagement process, we learn about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation, human capital management and their perspectives on how our programs are designed to support our strategy and corporate purpose. Management shares this information with the CHCM Committee and with the Governance Committee of the Board, as relevant, and our Board committees regularly report to the full Board. Management and the CHCM Committee consider the outcome of our most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts in designing our executive compensation program each year. At our 2023 annual meeting of stockholders, approximately 83% of the votes cast were voted in support of our executive compensation program. We very much appreciate this support from our stockholders.
For our 2023 executive compensation program, the CHCM Committee took into consideration feedback from various stakeholders as well as its own assessment of our compensation principles in introducing a TSR modifier into our annual long-term incentive awards to ensure that the payout for these awards would be based, in part, on our relative performance against a set of our closest peers. See “IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—ANNUAL LTI AWARDS GRANTED IN 2023.”
C. SETTING COMPENSATION
To set compensation for the NEOs, the CHCM Committee utilizes different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent the CHCM Committee’s “primary compensation tools” for establishing appropriate compensation levels for our NEOs. In addition, when evaluating a NEO’s compensation, the CHCM Committee typically assesses the NEO’s overall performance, skill sets, experience and current and potential future career path within the Company. For the compensation of the NEOs other than the Chief Executive Officer, the main participants in our compensation process are the CHCM Committee, its independent compensation consultant and two members of management—the Chief Executive Officer and the CPO. The CHCM Committee has ultimate authority over compensation decisions for the NEOs other than the Chief Executive Officer. The process for establishing the compensation of our NEOs other than for the Chief Executive Officer is as follows:
We believe that management’s participation in the compensation process is critical to creating an equitable program that is effective in motivating our NEOs, and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and our focus on risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our Board, including those annual objectives that are intended to further drive our long-term strategic vision. In addition, each NEO develops a set of individual performance goals and presents them to the Chief Executive Officer, who reviews and adjusts them, as necessary, and then presents them to the CHCM Committee. These shared and individual performance goals and metrics serve as the primary basis for determining a NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below. See “IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM.”

Compensation of Executive Officers and Directors	2024 Proxy Statement 45

With respect to the Chief Executive Officer, the independent directors of our Board have the ultimate authority over compensation decisions. The process for establishing the compensation of our Chief Executive Officer is as follows:
BENCHMARKING COMPENSATION
We consider external benchmarking to be an important analytical tool to help us establish competitive points of reference for evaluating executive compensation. We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the CHCM Committee’s independent compensation consultant in this process to apply a consistent and disciplined approach in the preparation of the benchmarking methodology, philosophy and analysis.
For 2023 compensation, we benchmarked each of the primary components of our 2023 compensation program, as well as the 2023 total target cash and direct compensation for each NEO, against external market reference points. In benchmarking a NEO’s total target cash compensation, we consider base salary plus cash-based short-term incentives. A NEO’s total target direct compensation consists of total target cash compensation plus the annualized accounting value of long-term incentives. To the extent information was available, our NEOs’ compensation was benchmarked against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate.
Primary Compensation Peer Group Reference Point. On an annual basis, the independent compensation consultant supports management in preparing, and the CHCM Committee reviews and approves, a group of peer companies to serve as the primary compensation peer group that the CHCM Committee references for evaluating executive officer compensation.

46 2024 Proxy Statement	Compensation of Executive Officers and Directors

2023 Peer Group	Mortgage Insurance Competitor	homegenius and Other Competitor	List Radian as a Peer	Primary Business
Arch Capital Group Ltd. (NASDAQ: ACGL)	X		X	Multiline Insurer and Reinsurer
Assured Guaranty Ltd. (NYSE: AGO)			X	Insurance & Other Real Estate Services
Black Knight, Inc. (NYSE: BKI)		X		Mortgage & Real Estate Services
Enact Holdings, Inc. (NASDAQ: ACT)	X		X	Mortgage Insurance
Essent Group Ltd. (NYSE: ESNT)	X		X	Mortgage Insurance
First American Financial Corporation (NYSE: FAF)		X		Title & Other Real Estate Services
MGIC Investment Corporation (NYSE: MTG)	X		X	Mortgage Insurance
Mr. Cooper Group, Inc. (NASDAQ: COOP)		X	X	Mortgage Servicing & Lending
NMI Holdings, Inc. (NASDAQ: NMIH)	X		X	Mortgage Insurance
Old Republic International Corporation (NYSE: ORI)		X		Title & Other Real Estate Services
PennyMac Financial Services, Inc. (NYSE: PFSI)		X	X	Mortgage Servicing & Lending
Stewart Information Services Corp. (NYSE: STC)		X	X	Title & Other Real Estate Services

(In millions)	2023 Peer Median (1)	Radian (1)
Revenue	$3,304	$1,330
Market Cap	$3,738	$3,396
(1)Determined as of August 2022 in connection with the CHCM Committee's assessment of our primary compensation peer group for benchmarking 2023 compensation. For 2023 benchmarking, the CHCM Committee made changes to the Company’s primary compensation peer group by: (i) removing Genworth Financial, Inc. and Redwood Trust, Inc., in each case to improve the financial comparability of the primary compensation peer group to the Company and (ii) adding Enact Holdings, Inc., a private mortgage insurance company and close peer of the Company whose initial public offering took place in September 2021.
We believe the companies included within our 2023 primary compensation peer group were appropriate to consider in evaluating our NEOs’ 2023 compensation based on the following:
■In most cases, the roles and responsibilities of our NEOs were sufficiently similar to the equivalent executive positions within the primary compensation peer companies;
■These peers represented our primary competition for talent; and
■We considered each of these peers to be a primary competitor of our Mortgage Insurance or homegenius businesses or otherwise to have significant operations in the mortgage and real estate industry.
Third parties such as proxy advisory institutions also establish peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The CHCM Committee reviews these peer groups in the ordinary course, including when constructing our primary compensation peer group. However, the CHCM Committee does not utilize these peer groups for the purpose of evaluating our NEOs’ compensation and the Company’s performance, mainly because the CHCM Committee believes the primary compensation peer group approved by the CHCM Committee represents the most appropriate compensation peer group for the Company for the reasons discussed above.

Compensation of Executive Officers and Directors	2024 Proxy Statement 47

Financial Services Reference Point/General Industry Reference Point. Because we compete for talent in markets other than those in which we compete for business, we also use broader financial services and general industry compensation reference points.
For benchmarking 2023 compensation, the financial services data and the general industry data were compiled by Willis Towers Watson, an independent third-party, from 246 organizations that participate in Willis Towers Watson’s Financial Services Executive Compensation Database (Financial Services) and from 1,022 organizations across a range of industries that participate in Willis Towers Watson’s General Industry Executive Compensation Database (General Industry).
For these two benchmark references, we used pre-established subsets of companies contained in the databases of Willis Towers Watson, so that we compared our NEOs’ compensation to that of companies of reasonably similar size to us. The subsets were based on standard revenue ranges that are provided in published compensation surveys. We did not select or have any influence over the companies that participated in these surveys, and we were not made aware of the companies that constituted these reference points. The subset of companies we used consisted of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage and retail and commercial bank organizations. The financial services data was focused on companies with assets of between $5 billion and $15 billion, while the general industry data was composed of companies with revenues of $1 billion to $3 billion.
We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate and in the broader financial services segment, our benchmarking process is tailored for each executive officer position with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group, if available. For each executive officer, the CHCM Committee may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group, depending on its judgment concerning the comparability of executive officer roles to these benchmark references. As a result, the CHCM Committee’s assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies as well as specific roles against which our executive officer positions are being compared and the potential market demand for such positions.
INTERNAL EQUITY
While external benchmarking is important in assessing the overall competitiveness of our executive compensation program, we believe that our compensation program must also be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our Chief Executive Officer and the CHCM Committee have sought to achieve internal equity among our executive officer group, as appropriate, when setting the components of compensation.
For 2023 compensation, the CHCM Committee compared the compensation for each NEO (other than the Chief Executive Officer) against all applicable peers in the executive officer group, and using this information, made adjustments, as necessary, to the compensation changes for the NEOs to help preserve internal equity among these executive officers. Although we monitor the difference in pay between the Chief Executive Officer and the other executive officers, given the uniqueness of the Chief Executive Officer position and the breadth of his responsibilities, we do not perform a formal internal equity analysis of the Chief Executive Officer relative to other executive officer positions.
WEALTH ACCUMULATION
The CHCM Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards for the NEOs.

48 2024 Proxy Statement	Compensation of Executive Officers and Directors

IV. Primary Components of Compensation
Our executive compensation program provides a balanced mix of pay through three primary components, as highlighted by our NEOs’ pay mix discussed below. The following charts highlight, for the Chief Executive Officer and our other NEOs, the percentage of 2023 total target compensation that was attributable to each primary component of compensation (average of each component for the other NEOs). The information presented is based on components of compensation at target, and therefore is not directly comparable to amounts set forth in the 2023 Summary Compensation Table.
Chief Executive Officer and NEO 2023 Compensation

CEO's Percentage of Total Target Compensation

Base Salary (1) 11%
Short-Term Incentive Target (2) 22%
Long-Term Incentive Target (3) 67%
At Risk: 89%

Other NEOs' Average Percentage of Total Target Compensation

Base Salary (1) 22%
Short-Term Incentive Target (2) 23%
Long-Term Incentive Target (3) 55%
At Risk: 78%

(1) Base Salary
■Established to provide a competitive level of compensation for day-to-day performance of job responsibilities

(2) Short-Term Incentive
■100% performance-based, ensuring that a significant portion of annual compensation is at risk
■Performance metrics designed to incent achievement of short-term corporate and individual performance goals that are critical to our strategic plan

(3) Long-Term Incentive
■Designed to drive sustained business performance, encourage retention, and align NEOs' interests with stockholders’ long-term interests through time-based and performance-based RSUs
■Performance-based RSU awards (60% of LTI) are payable only if performance targets are met, while time-based RSU awards (40% of LTI) vest in equal installments over three years

A. BASE SALARY
Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs primarily are established based on competitive market compensation data and internal equity. See “III. Compensation Process and Oversight—C. SETTING COMPENSATION—BENCHMARKING COMPENSATION” above for more information on the benchmarking process.
The following table provides the 2022, 2023 and current base salaries for each of the NEOs.

Executive Officer	2022 Base Salary	2023 Base Salary		2024 Base Salary
Mr. Thornberry	$1,000,000	$1,000,000		$1,000,000
Ms. Pandit	$—	$500,000		$550,000	(2)
Mr. Quigley	$335,000	$350,000	(1)	$375,000	(2)
Mr. Brummer	$575,000	$575,000		$600,000	(2)
Mr. Hoffman	$500,000	$500,000		$525,000	(2)
Mr. McMahon	$475,000	$475,000		$475,000
(1)Mr. Quigley’s salary was increased for 2023 to improve competitiveness against the primary compensation peer group established for 2023 compensation and to recognize the significant role he serves in the Company’s Finance Department.
(2)Each of the NEO's salaries was increased for 2024 to continue to improve competitiveness against the primary compensation peer group established for 2024 compensation benchmarking, and with respect to Ms. Pandit, to take into consideration her appointment as CFO in May 2023.

Compensation of Executive Officers and Directors	2024 Proxy Statement 49

B. SHORT-TERM INCENTIVE PROGRAM
This discussion refers to the 2023 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2023 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.
OVERVIEW OF ANNUAL PROGRAM DESIGN
Each year, the CHCM Committee brings a fresh perspective to designing our STI program, with a primary focus on creating a program that appropriately motivates the NEOs to achieve those financial and strategic objectives that are critical to driving long-term value for our stockholders. In designing the STI program each year, the CHCM Committee is guided by the following principles.
■Metrics should align with and support our strategic plan;
■Metrics should be appropriately tailored to drive short-term objectives that are intended to contribute to long-term value creation, and should not incent excessive risk-taking;
■STI and LTI metrics should be complementary, but should consist of different types of metrics;
■To ensure a continuity of focus, significant year-to-year changes should be avoided, unless changes are necessary to align our compensation programs with changing business needs and priorities;
■Unnecessary complexity should be avoided wherever possible to increase transparency and clarity for the NEOs and others; and
■Discretion should be limited and used only where necessary.
The CHCM Committee (or the independent directors in the case of the Chief Executive Officer) retains ultimate authority with respect to amounts awarded to the NEOs under the STI Plan. The NEOs’ STI awards are determined based on the Company’s financial and strategic performance over the performance period (represented by the “2023 STI ANALYSIS —2023 STI CORPORATE FUNDING LEVEL” discussed below) and each NEO’s performance against their individual performance goals. See “III. Compensation Process and Oversight—C. SETTING COMPENSATION” above for a discussion of how each NEO’s individual performance objectives are established.
Each year, the CHCM Committee determines the STI Corporate Funding Level based on the Company’s performance against a shared set of financial and strategic goals approved by the CHCM Committee. The STI Corporate Funding Level serves as a baseline payout level for the NEOs’ STI awards, and therefore, is the primary consideration for the amount to be awarded to each NEO. However, the amount of STI ultimately awarded to each NEO is then determined based on the CHCM Committee’s assessment of how the NEO performed against the NEO’s individual performance objectives. The Chief Executive Officer initially makes this determination for each of the other NEOs based on an evaluation of the performance of each NEO and recommends an STI award for each NEO to the CHCM Committee for its consideration and ultimate determination. For the Chief Executive Officer, the independent directors conduct a performance review of the Chief Executive Officer, and based on this assessment, the CHCM Committee recommends an STI award for the Chief Executive Officer to the independent directors. The CHCM Committee or the independent directors may weigh each NEO’s performance differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance and contributed to the STI Corporate Funding Level. Based on this assessment, the CHCM Committee or the independent directors may, depending on the circumstances, award the NEO an STI award at a level relative to the NEO’s target that is equal to, or greater or less than, the STI Corporate Funding Level. See “2023 STI ANALYSIS — 2023 STI PAYOUTS FOR NEOs” below for a discussion regarding how this process was applied to the NEOs’ 2023 STI awards.

50 2024 Proxy Statement	Compensation of Executive Officers and Directors

2023 STI ANALYSIS — 2023 STI CORPORATE FUNDING LEVEL
For 2023, the STI Corporate Funding Level for the NEOs’ STI awards was determined based on the CHCM Committee’s assessment of the Company’s performance against a pre-established set of shared financial and strategic performance metrics and objectives. Considering the design principles set forth above under “OVERVIEW OF ANNUAL PROGRAM DESIGN,” and in particular to ensure a continuity of focus among our NEOs, the CHCM Committee did not make significant changes to the structure or primary metrics of the 2023 STI program compared to the 2022 STI program. For the 2023 program, the CHCM Committee made minor adjustments to the weightings of the financial performance metrics by increasing adjusted diluted net operating earnings per share (“EPS”) and homegenius revenues from 45% to 50% and 15% to 20%, respectively, to further incent the NEOs to drive these metrics, while reducing the weighting of NIW Achievement given that performance for this metric, while dependent on our success in achieving our target share of the market, also is highly dependent on the overall size of the insurable mortgage market. In establishing the threshold, target and maximum reference points for the financial performance metrics in the 2023 program, the CHCM Committee evaluated the Company’s strategic plan, together with various projected macroeconomic and other conditions to ensure there that there is an appropriate degree of rigor in the reference points established.
Financial Performance Metrics
The following table highlights: (i) the 2023 metrics with corresponding targets and weightings; (ii) the Company’s actual performance against these targets; and (iii) the percentage of target achievement for each area of performance.

Performance Area and Weighting	Metric	2023 Performance Level (1)					2023 Result	Metric Weighting	% of Target Payout Achieved
		Threshold	Target: Low End	Target	Target: High End	Maximum
Financial Performance Metrics (70% Weighting)	Adjusted Diluted Net Operating EPS	$1.90	$2.55	$2.85	$3.05	$3.40	$3.88	50%	200%
	NIW Achievement (2)	$30B	$50B	$55B	$60B	$75B	$53B	30%	96%
	homegenius revenue	$75M	$125M	$150M	$175M	$225M	$58M	20%	0%

Achievement Prior to Plan Permitted Discretionary Adjustment									129%
Plan Permitted Discretionary Adjustment (3):									—%
Final Achievement of Financial Performance Metrics:									129%
Weighted Achievement of Financial Performance Objectives (129% x 70%):									90%
(1)Measured quantitatively, with performance relative to target resulting in the following funding levels: at or below Threshold = 0%; Target Low End = 90%; Target = 100%; Target High End = 110%; at or above Maximum = 200%. Funding percentages are interpolated for results between the referenced funding levels.
(2)NIW volume is defined to include both NIW written through traditional execution (typically loan-by-loan or “flow”-based execution) and non-traditional mortgage insurance executions such as our participation in the GSEs’ credit risk transfer transactions, if any. For 2023, our NIW consisted entirely of business written through traditional execution.
(3)For the financial performance metrics, within the parameters of the annual STI program design structure, the CHCM Committee has discretion to adjust the quantitative results negatively or positively by up to 15%, primarily to reflect factors impacting results that were not contemplated at the time targets were established. For 2023 STI, consistent with its STI design principles, the CHCM Committee determined that it was unnecessary to use this structural program discretion.

Compensation of Executive Officers and Directors	2024 Proxy Statement 51

Adjusted Diluted Net Operating EPS (200% Target Payout Achieved)
Adjusted diluted net operating EPS is measured as (A) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, divided by (B) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.
On a consolidated basis, adjusted pretax operating income and adjusted diluted net operating income per share are non-GAAP financial measures. See pages 79 to 80 of our 2023 Form 10-K for definitions of our non-GAAP financial measures including reconciliations of the most comparable GAAP measures of consolidated pretax income and diluted net income per share to our non-GAAP financial measures of adjusted pretax operating income and adjusted diluted net operating income per share.

2023 Target Setting
The 2023 STI target for adjusted diluted net operating EPS ($2.85 per share) represented a 41% decrease over our 2022 actual performance of $4.87 per share, but a 4% increase over our STI target for 2022 of $2.75 per share. Our performance in 2022 and in 2023 was positively impacted by favorable changes in our mortgage insurance loss reserve estimates for defaults occurring in prior periods (“prior period defaults”), in particular due to a greater number of these defaulted loans becoming current on payments or “curing” after being in COVID-19 mortgage forbearance programs. We do not consider loss reserve developments on prior period defaults in setting our targets each year. Excluding this impact on 2022 results, our 2023 target was particularly challenging compared to our 2022 performance in light of: (i) the uncertainty presented by the macroeconomic environment given inflationary pressures and increasing interest rates; (ii) the anticipated smaller size of the mortgage market given the expected reduced level of both purchase and refinance transactions in light of the high rate environment; and (iii) the ambitious growth targets we established for our homegenius business.

NIW Achievement (96% Target Payout Achieved)
NIW is measured as new, traditional mortgage insurance written and the NIW equivalent of new insurance written through non-traditional mortgage insurance executions such as through participation in the GSEs’ credit risk transfer transactions.

2023 Target Setting
NIW targets for any particular year may not be directly comparable to actual NIW performance in the prior year given that our NIW expectations are fully reset each year based on the projected size and composition of the expected mortgage market, among other variables.
The NIW target for 2023 STI ($55 billion) represented a 19% decrease compared to our 2022 actual performance of $68 billion. Our target for 2023 NIW was established primarily based on: (i) the projected significant decrease in the size of the mortgage market (using an average of estimates from the Mortgage Bankers Association, Fannie Mae and Freddie Mac); (ii) our estimate of the private mortgage insurance industry’s share of the mortgage origination market (i.e., the use of private mortgage insurance as compared to FHA or other forms of credit enhancement); and (iii) our projection regarding our market share, taking into consideration competition in the mortgage insurance industry and our strategic focus on writing NIW that we view as generating an acceptable level of economic value.

homegenius Revenue (0% Target Payout Achieved)
homegenius revenue is measured as the amount of total revenues for our homegenius reportable segment.
2023 Target Setting
The target for 2023 STI of $150 million represented a 36% increase compared to our 2022 actual performance of $110 million. Achievement of our 2023 revenue target for homegenius was expected to be particularly challenging in light of: (i) the projected decline in mortgage and real estate market transaction volumes and (ii) the ambitious level of growth that we were seeking to achieve while in the process of developing and launching many new innovative, but complex, products and services.

52 2024 Proxy Statement	Compensation of Executive Officers and Directors

Strategic Objectives
Strategic objectives are measured qualitatively, taking into consideration the various factors that influence our NEOs’ decision-making throughout the performance period. The following table highlights: (i) our 2023 strategic performance metrics and their weightings and (ii) the percentage payout achieved for each performance metric.

Performance Area and Weighting	Metric	Metric Weighting	% of Target Achievement
Strategic Objectives (30% Weighting)	Strategic Execution	25%	70%
	Portfolio and Risk Management	25%	100%
	Capital and Liquidity	25%	130%
	Human Capital Management	25%	100%

Achievement of Strategic Objectives:			100%
Weighted Achievement of Strategic Objectives (100% x 30%):			30%

Strategic Execution (70% of Target Payout Achieved)
Strategic Execution is defined as execution of the Company’s strategic plan to drive increased stockholder value by developing and pursuing organic and inorganic growth opportunities across the mortgage and real estate markets leveraging innovative business models and operational excellence.

Performance Rationale: We Underperformed Due to Challenging Market Conditions, but Continued to Grow our Mortgage Insurance Business and Position our homegenius and Mortgage Conduit Businesses for Future Success

Despite a Challenging Real Estate Market, We Continued to Grow our Mortgage Insurance and Mortgage Conduit Businesses and Reposition our homegenius Products
The macroeconomic environment, including inflationary pressures and high interest rates, negatively impacted real estate markets in 2023. As a result, our homegenius business failed to meet objectives, which had a corresponding negative impact on our strategic diversification efforts, resulting in a below target achievement for this metric. Despite this outcome, we continued to make progress in positioning our businesses for future success through strategic execution. In our mortgage insurance business, our primary IIF grew by 3%, with our more profitable monthly premium IIF growing 6% year-over-year, and while taking a measured approach, we began to ramp up our mortgage conduit business by establishing new customer relationships and purchasing high-quality mortgage loans. In our homegenius business, we repositioned our technology business to deliver a real estate technology platform comprising many of our homegenius products, including innovative property search capabilities, to a wide spectrum of customer channels. In recognition of the difficult operating environment, we aggressively pursued expense management across our businesses, reducing our consolidated cost of services and other operating expenses by $77 million or 17% year-over-year.

Compensation of Executive Officers and Directors	2024 Proxy Statement 53

Portfolio and Risk Management (100% of Target Payout Achieved)
Portfolio and Risk Management is defined as managing our mortgage insurance portfolio by focusing on growing economic value and long-term profitability and ensuring that the Company maintains comprehensive enterprise risk management, including operational, credit, underwriting, and counterparty risk.

Performance Rationale: We Successfully Maintained our Focus on Risk Management, Producing Strong Results in a Difficult Macroeconomic Environment

Our Mortgage Insurance Business Produced Strong Results in a Difficult Macroeconomic Environment
Our mortgage insurance business produced strong results in 2023. Notwithstanding the macroeconomic uncertainly in 2023, we produced the following results: (i) increased IIF by 3%; (ii) wrote a NIW mix comprised 96% of higher premium monthly business (as compared to single premium business), the highest level in Radian’s history; (iii) saw cures in our insured portfolio largely offset new defaults with the average amount of paid claims or “claim severities” dropping 40% to their lowest level ever as we proactively exercised our property acquisition rights under our master policy to take advantage of embedded equity in properties subject to claims; and (iv) aggressively pursued unreported loan cancellations, resulting in approximately 9,000 insurance certificates being canceled, accelerating unearned premiums.

We Enhanced Our Enterprise Risk Management Processes and Oversight

We further sharpened our overall focus on ERM in 2023 by: (i) repurposing the Risk Committee of our Board of Directors to more effectively oversee the evolving risk environment; (ii) redesigning our ERM function to improve efficiency, effectiveness and accountability regarding our oversight of material risks; (iii) conducting multiple exercises to further enhance our cyber preparedness in the heightened cyber risk environment; (iv) further maturing our Enterprise Compliance Management Program to enhance awareness, focus and coordination regarding compliance matters; (iv) successfully executing lender, underwriter and operational quality control processes; and (v) continuing to refine and leverage our customer and loan servicer segmentation frameworks to better inform our business decisions and improve the value of our engagement with lenders and servicers.

54 2024 Proxy Statement	Compensation of Executive Officers and Directors

Capital and Liquidity (130% of Target Payout Achieved)
Capital and Liquidity is defined as optimizing our capital and liquidity to achieve strategic objectives by ensuring ongoing compliance with PMIERs, increasing our financial flexibility and aligning our credit ratings to our business objectives.

Performance Rationale: We Successfully Strengthened our Capital and Liquidity Positions While Continuing to Return Significant Value to Stockholders

We Improved our Capital and Liquidity Positions
We successfully executed a series of significant capital and liquidity management actions in 2023, including: (i) successfully completing tender offers for two series of outstanding mortgage insurance-linked notes (“MILNs”) to terminate those transactions and calling a third transaction, generating significant savings by eliminating the reinsurance agreements associated with those MILN transactions that were no longer providing a PMIERs capital benefit; (ii) launching and executing our first MILN reinsurance transaction in two years and entering into two new traditional reinsurance transactions, which collectively provide significant PMIERs capital benefit; (iii) increasing holding company liquidity by paying $400 million of ordinary dividends from Radian Guaranty Inc. (“Radian Guaranty”) to Radian; and (iv) managing our investment portfolio by navigating a volatile interest rate environment and various market disruptions while growing our investment income by 32%. In light of our capital and financial strength and other considerations, S&P upgraded Radian Guaranty to A- and Radian to BBB-, resulting in Radian now being rated investment grade by all three primary rating agencies.

We Remained Focused on Returning Value to Stockholders
We continued our share repurchase activity in 2023, purchasing 5.3 million shares of our outstanding common stock for $133 million, including commissions. In addition, we increased our quarterly dividend by 13% from $0.20 per share to $0.225 per share in 2023, paying $146 million in dividends to stockholders in 2023.

Human Capital Management (100% of Target Payout Achieved)
Human Capital Management is defined as maximizing the power of our Radian team by enhancing and celebrating our inclusiveness and diversity, developing our talent for future success, fostering a culture based on our values and utilizing data and analytics to adapt for the future.

Performance Rationale: Our Employees Remain Highly Engaged As We Prioritized Talent Development and Well Being to Positively Enhance our Culture

We Focused on the Development and Well-Being of our Talent to Increase Overall Engagement and Enable Strong Individual Performance
In 2023, we focused our human capital management efforts on attracting and retaining top talent, including by fostering a culture that focuses on our employees’ development and overall well-being with the goal of maximizing individual performance. These efforts translated into strong, above benchmark employee engagement scores and a low voluntary turnover rate of 4.6%. To achieve these results, we took the following actions: (i) increased the depth of our leadership by focusing on succession planning, introducing talent rotation opportunities for high-potential talent and launching an internally developed Executive Development and Growth Experience (“EDGE”) program to advance leadership capabilities; (ii) relaunched a “Reimagine Radian” cross-functional group to provide direction on office redesigns, developing opportunities to come together in our hybrid, nationwide working model, enhancing new-hire training and team-building; and (iii) launched our fifth Employee Resource Group focused on Neurodiversity. In addition, given challenging market conditions, we also took various staff reduction actions throughout 2023 to manage the needs of our businesses. These actions were difficult, but necessary, and we approached them thoughtfully and compassionately, offering impacted employees severance pay and benefits along with outplacement services to support them in their career transition.

Compensation of Executive Officers and Directors	2024 Proxy Statement 55

Total 2023 STI Corporate Funding Level
The STI Corporate Funding Level for the 2023 STI awards was derived based on the combined percentages of target achieved for the financial performance metrics and strategic performance objectives discussed above, weighted 70% and 30%, respectively. As described above regarding 2023 performance against the metrics, the 2023 STI Corporate Funding Level was calculated as follows:

2023 STI Corporate Funding Level (as a percent of target)
Financial Performance Objectives	+	Strategic Performance Objectives	=	STI Corporate Funding Level
129% x 70% = 90%		100% x 30% = 30%		120%
2023 STI ANALYSIS — 2023 STI PAYOUTS FOR NEOs
The amount of STI awarded to a NEO is based on the NEO’s achievement of specified individual performance goals for the applicable year. As discussed above, corporate and business unit/departmental goals are established each year in the context of our annual business planning process and are approved by our Board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the Chief Executive Officer and reviewed with the CHCM Committee (or approved by the independent directors in the case of the Chief Executive Officer), as discussed in “III. Compensation Process and Oversight—C. SETTING COMPENSATION” above. By tying the STI award to our annual operating plan, the CHCM Committee aims to ensure accountability, focus and alignment throughout the Company with respect to those matters determined to be most critical to driving long-term stockholder value.
At the end of each performance year, each NEO (other than the Chief Executive Officer) provides a performance self-assessment to the Chief Executive Officer, and the Chief Executive Officer provides a similar self-assessment to the CHCM Committee, in each case including their level of attainment of their specified performance goals. The Chief Executive Officer reviews the performance of each of the other NEOs against their respective performance goals and makes specific recommendations to the CHCM Committee regarding the amount of STI, if any, to be awarded. The CHCM Committee is provided with a copy of each NEO’s performance self-assessment to support the CHCM Committee’s STI award determination. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.
The following tables set forth, for each NEO: (i) the maximum amount that could have been awarded under the STI Plan for 2023 STI performance; (ii) the NEO’s target 2023 STI award; (iii) the total amount actually awarded to the NEO based on 2023 STI performance; and (iv) individual performance highlights for each NEO supporting their 2023 STI award relative to the STI Corporate Funding Level.
2023 STI Awards

Name	2023 Maximum STI Award	2023 Target STI Award (1)	2023 Total Amount Awarded	2023 Total Amount Awarded (2)
				% of Target	% of Maximum STI Award
Mr. Thornberry	$4,000,000	$2,000,000	$2,600,000	130%	65%
Ms. Pandit (3)	$825,000	$412,500	$540,000	131%	65%
Mr. Quigley	$600,000	$300,000	$390,000	130%	65%
Mr. Brummer	$1,500,000	$750,000	$975,000	130%	65%
Mr. Hoffman	$1,000,000	$500,000	$650,000	130%	65%
Mr. McMahon	$950,000	$475,000	$460,000	97%	48%
(1)    Mr. Quigley’s 2023 STI target increased 9% compared to his 2022 STI target to improve competitiveness against the primary compensation peer group established for 2023 compensation and to recognize the significant role he serves in the Company’s Finance Department. No other changes were made to the NEOs’ STI targets for 2023 compared to 2022.

56 2024 Proxy Statement	Compensation of Executive Officers and Directors

(2)    As discussed in the “2023 Individual Performance Highlights” below, each of our NEOs contributed to the Company’s exceptional financial performance and overall strategic positioning in 2023, which ultimately translated into the highest one-year TSR among our closest mortgage insurance peers. As a result, other than with respect to Mr. McMahon for the reasons discussed below, the CHCM Committee recognized the NEOs’ leadership in driving these results with STI payouts slightly above the corporate funding level.
(3)    Ms. Pandit’s 2023 target STI award was prorated based on her hire date of March 6, 2023.
2023 Individual Performance Highlights

Mr. Thornberry - Performance Highlights

Mr. Thornberry received an award slightly above the 2023 STI Corporate Funding Level based on his leadership in:
■Driving the Company’s strong financial results despite challenging macroeconomic and market conditions;

■Supporting our mortgage insurance business in navigating the high-interest rate and highly competitive pricing environment, achieving $53 billion of NIW, further growth in our IIF and pursuing an outsized share of economic value through data and analytics;

■Managing our expenses by reducing our consolidated cost of services and other operating expenses by $77 million or 17% year-over-year;

■Improving our capital and liquidity positions, with holding company liquidity growing 10% to $992 million and Radian Guaranty’s PMIERs cushion growing 35% to $2.3 billion, including through the execution of multiple reinsurance arrangements, the issuance of $400 million in ordinary dividends from Radian Guaranty to Radian Group (the first ordinary dividends paid by Radian Guaranty since the great financial crisis in 2008), strong operating results and an increase in investment income;

■Focusing on returning capital to stockholders, purchasing $133 million or 5.3 million shares of our common stock and paying $146 million in dividends in 2023 after increasing our dividend 13% to $0.225 per share in February 2023;

■Advancing our strategic plan by growing our mortgage insurance IIF and the economic value of our insured portfolio, increasing volumes in our mortgage conduit business and further developing our homegenius brand by signing new customers in our title business and repositioning our real estate technology business to focus on a platform-as-a-service model for a large spectrum of potential clients;

■Strengthening our corporate culture by taking actions to increase the overall engagement of our employees, while thoughtfully and compassionately navigating numerous staff reduction actions that were necessary to meet the current needs of the business;

■Supporting the Board with respect to Board succession planning, including the appointment, orientation and integration of two new directors to the Board in 2023; and

■Achieving a ratings upgrade by S&P to BBB- for Radian and A- for Radian Guaranty and producing a 55% TSR in 2023, the highest among our mortgage insurance peers.

See “II. Executive Summary—OUR 2023 FINANCIAL PERFORMANCE” and “IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM—2023 STI ANALYSIS—2023 STI CORPORATE FUNDING LEVEL” for additional information regarding our performance.

Compensation of Executive Officers and Directors	2024 Proxy Statement 57

Ms. Pandit - Performance Highlights

Ms. Pandit received an award slightly above the 2023 STI Corporate Funding Level based on her leadership in:
■Assuming oversight over our Finance team and successfully leading them to contribute to the Company’s strong financial results and financial position, including growth in the Company’s investment portfolio returns in a volatile market environment and enhancing our capital and liquidity positions, including by providing for the issuance of $400 million of ordinary dividends from Radian Guaranty to Radian Group and supporting the execution of multiple risk distribution transactions;

■Further enhancing our relationship with stockholders, including by conducting the Company’s first Investor Day since the end of the pandemic to highlight the Company’s financial strength, competitive advantages and strategic path forward;

■Achieving an upgrade from S&P to A- for Radian Guaranty and BBB- for Radian, which aligns our ratings across the three primary rating agencies, including at an investment grade level for Radian; and

■Overseeing our expense management initiative, which reduced our consolidated cost of services and other operating expenses by $77 million or 17% year-over-year, near the top of our targeted range.

Mr. Quigley - Performance Highlights

Mr. Quigley received an award slightly above the 2023 STI Corporate Funding Level based on his leadership in:
■Assuming and successfully executing the role of our Principal Financial Officer through May 17, 2023, including overseeing our year-end close processes for 2022;

■Maintaining an effective control environment and continuously improving our disclosure controls and procedures to ensure that we are able to effectively capture business results and developments and improve our public disclosures; and

■Supporting various transactions that improved our capital and liquidity positions, including multiple reinsurance arrangements and the payment of $400 million in ordinary dividends from Radian Guaranty to Radian.

Mr. Brummer - Performance Highlights

Mr. Brummer received an award slightly above the 2023 STI Corporate Funding Level based on his leadership in:
■Driving strong performance in our mortgage insurance business, including: using proprietary data and analytics to continue to capture an outsized share of the economic value available in the mortgage insurance market; and successfully growing our IIF by maintaining a meaningful share of the highly competitive mortgage insurance market and writing $53 billion of high quality NIW, including a high mix of more profitable monthly premium products;

■Improving operational efficiency and service levels across our mortgage insurance business by leveraging data, analytics and technology to drive process improvements and automation, increase productivity, and effectively manage expenses;

■Executing three separate risk distribution, reinsurance transactions that collectively provide significant PMIERs capital relief and help mitigate risk in our mortgage insurance portfolio; and

■Instituting enhancements in our mortgage risk analytics function to further drive strong credit performance in our insured portfolio and improving outcomes in our loss mitigation function, including: expanding use of property acquisition options available under our insurance policies to capitalize on the high levels of embedded equity in homes associated with mortgage insurance claims; executing various lender, underwriter and operational quality control processes to identify emerging risks and institute policy and process responses; and continuing to refine and leverage our customer and servicer segmentation frameworks to better inform our business decisions and improve the value of our engagement with lenders and servicers.

58 2024 Proxy Statement	Compensation of Executive Officers and Directors

Mr. Hoffman - Performance Highlights

Mr. Hoffman received an award slightly above the 2023 STI Corporate Funding Level based on his leadership in:
■Supporting the Company’s Board of Directors with respect to: Board succession planning, including the appointment of two new directors to the Board; enhancing Board risk oversight by repurposing the Risk Committee of the Board and realigning the Company’s ERM program with the Board and its Committees; and conducting a successful Annual Meeting of Stockholders;

■Legal support in connection with the ongoing execution of our strategic plan, including the development and go-to market strategies for our homegenius products and services, the development and growth of our mortgage conduit business; and execution of the various transactions that enhanced our capital and liquidity positions;

■Enhancing the Company’s ERM and Enterprise Compliance programs to align with the growing and changing nature of the Company’s businesses, while increasing each program’s efficiency and effectiveness; and

■Providing executive oversight over the Company’s Information Security (i.e., “cybersecurity”) function in the face of a heightened threat environment, including by enhancing preparedness through multiple exercises and process improvements.

Mr. McMahon - Performance Highlights

Mr. McMahon received an award near his STI target, but below the 2023 STI Corporate Funding Level based on the following:
■The challenging performance year for our homegenius business, which despite numerous new product and service launches that have better positioned the business for future success, experienced a year-over-year decline in revenues due to the smaller mortgage market and challenging real estate market conditions;

■His leadership in supporting our mortgage insurance sales team to generate $53 billion in high-quality NIW, including notably, a high level of more profitable monthly premium business, and leading our homegenius sales team in successfully expanding our title customer base and introducing a wide spectrum of clients to our platform-as-a-service technology offerings; and
■His management of expense initiatives and activities aimed at aligning our businesses with the challenging market conditions and our sales team with the evolving dynamics of our industries.

C. LONG-TERM INCENTIVE PROGRAM
Each year, in designing the annual LTI awards for the NEOs, the CHCM Committee reviews and assesses the types of awards that would best complement our existing LTI program to enhance long-term stockholder value. As part of its assessment, the CHCM Committee considers, among other things, the following factors:
■Whether the awards will motivate the NEOs to achieve rigorous, performance-based objectives in line with our long-term strategic vision for the Company;
■Whether the awards will remain both motivational and retentive through various economic cycles;
■Whether the award objectives will be clear to the NEOs, stockholders and other constituencies;
■The potential impact of the awards on risk behavior;
■The potential financial, accounting and tax impact of the awards; and
■Input, if any, from our stockholders with respect to the form and performance metrics for our awards.

Compensation of Executive Officers and Directors	2024 Proxy Statement 59

ANNUAL LTI AWARDS GRANTED IN 2023
For 2023, the CHCM Committee granted the following annual LTI awards to our NEOs: (i) performance-based restricted stock units (the “BV RSUs”) that will vest based on growth in our “LTI Book Value per Share” (as defined below) over a three-year performance period, subject to a performance modifier (as defined below, the “Relative TSR Modifier”) based on how our TSR during the performance period compares to the average TSR of a peer group comprised of our closest mortgage insurance peers, including Enact Holdings, Inc., Essent Group Ltd., MGIC Investment Corporation and NMI Holdings, Inc. (collectively, the “MI Peers”), subject to potential changes in circumstances specified in the award agreements and (ii) time-based restricted stock units that will vest over three years in pro rata installments (“Time-Based RSUs”). The CHCM Committee chose these LTI components to:
■Incent our NEOs to drive growth in our book value, which more than any other performance metric, best reflects our ultimate success in executing upon our strategic plan;
■Incent our NEOs to outperform our MI Peers, which consist of our closest peers in terms of primary business focus, revenue generation and trading correlation, by incorporating a performance modifier into the BV RSUs that effectively adjusts the number of RSUs that will vest, if any, based on how our TSR compares to these peers; and
■Ensure that the annual LTI awards continue to include a retention component through various business and economic cycles.
The CHCM Committee chose the mix of time-based and performance-based awards to ensure the award was predominantly performance-based, but also to ensure that a meaningful number of RSUs would vest annually for our NEOs, creating an on-going retention element to our LTI program that would persist through various business and economic cycles.
2023 PERFORMANCE-BASED RSUs
On May 17, 2023, the CHCM Committee granted a target number of BV RSUs to each NEO (“BV RSU Target”) equivalent to 60% of the NEO’s total target 2023 LTI Award. The 2023 BV RSUs will vest on May 15, 2026, subject to the attainment of specified performance goals (as defined below) as well as certain conditions described below under “TERMINATION OF EMPLOYMENT EVENTS.” Each vested BV RSU will be payable in one share of the Company’s common stock.
On the vesting date, each NEO will become vested in a number of BV RSUs (from 0% to 200% of the NEO’s BV RSU target, the “BV Performance Level”) based on the Company’s cumulative growth in LTI Book Value per Share (resulting in the “BV Payout Percentage”), as modified by the Relative TSR Modifier, over a three-year performance period from April 1, 2023, through March 31, 2026 (“Performance Period”). In establishing the payout reference points for the BV Payout Percentage, the CHCM Committee evaluated the Company’s strategic plan, together with various performance sensitivities related to potential future macroeconomic and other conditions to ensure that there is an appropriate degree of rigor in the reference points established.
The BV Payout Percentage associated with the cumulative growth in LTI Book Value per Share will be determined based on a comparison to the following reference points:

Cumulative Growth in LTI Book Value per Share (1)		BV Payout Percentage (1) (Percentage of BV RSU Target)
≥45%		200%
=30%		100%
≤15%	(2)	0%
(1)If the Company’s cumulative growth in LTI Book Value per Share falls between two referenced percentages, the BV Payout Percentage will be interpolated. The Company’s “LTI Book Value per Share” is defined as: (A) book value adjusted to exclude: (i) accumulated other comprehensive income/(loss) and (ii) the impact, if any, during the Performance Period from declared dividends on common shares and dividend equivalents on outstanding equity awards; divided by (B) basic shares of common stock outstanding.

60 2024 Proxy Statement	Compensation of Executive Officers and Directors

(2)If the Company’s cumulative growth in LTI Book Value per Share is less than or equal to 15%, the BV Payout Percentage will be zero, and no BV RSUs would vest.
For the 2023 BV RSUs, the Company’s LTI Book Value per Share as of April 1, 2023, was $28.70. The following chart illustrates the cumulative growth performance measures under the BV RSUs, expressed in terms of the Company’s LTI Book Value per Share.
2023 Performance-Based RSUs Book Value Per Share Growth Measures (beginning April 1, 2023)
The results of the BV Payout Percentage, as described above, will be modified by a Relative TSR Modifier based on the Company’s cumulative three-year total stockholder return for the Performance Period (“Company Absolute TSR”) as compared to a simple average total stockholder return of the MI Peers (“Average Peer Group TSR”) based on the following reference points:

Company Absolute TSR vs. Average Peer Group TSR (“Comparative TSR Performance”)	Relative TSR Modifier (1) (2)
≥10.5%	25.0%
8.0%	18.8%
5.5%	12.5%
3.0%	6.3%
=0.5%	0.0%
(2.0%)	(6.3%)
(4.5%)	(12.5%)
(7.0%)	(18.8%)
≤(9.5)%	(25.0%)
(1)If the Comparative TSR Performance falls between two referenced percentages, the Relative TSR Modifier will be interpolated.
(2)Pursuant to the terms of the BV RSU Awards, if the Company Absolute TSR is negative, no positive adjustment will be made to the BV Payout Percentage as a result of the Relative TSR Modifier.
The BV Payout Percentage will be adjusted by the Relative TSR Modifier by adding or subtracting the Relative TSR Modifier to the BV Payout Percentage. The actual number of BV RSUs that vest with respect to the Performance Period will be determined by multiplying an Executive’s BV RSU Target by the BV Payout Percentage, after adding or subtracting the Relative TSR Modifier, but in no event will the number of BV RSUs that vest exceed 200% of the Executive’s BV RSU Target.
The BV RSUs include a one-year holding period after vesting, such that the vested BV RSUs will not be convertible into shares (other than shares withheld to pay taxes due at vesting) until the one-year anniversary of the vesting date of the BV RSUs. However, as set forth in the applicable grant instrument, the post-vesting holding period will cease to apply in certain circumstances, such as: (i) the Executive’s death or disability; (ii) the Executive’s Involuntary Termination (as defined below) in connection with a change of control before the end of the Performance Period; or (iii) the occurrence of a change of control after the end of the Performance Period.

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The treatment of the BV RSU awards upon the occurrence of certain employment termination events is described under “TERMINATION OF EMPLOYMENT EVENTS” below. The BV RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company before the end of the three-year performance period, absent an Involuntary Termination (as defined below), the BV RSUs will become vested on the vesting date of the BV RSUs following the end of the three-year performance period in an amount equal to the projected BV Payout Percentage for the full performance period, estimated as of the end of the fiscal quarter immediately prior to the change of control, and as modified by the Relative TSR Modifier by applying the Relative TSR Modifier as of the end of the fiscal quarter immediately prior to the change of control (the “CoC Performance Level”).
Dividend equivalents will accrue on unvested BV RSUs in a non-interest-bearing book account and will not be paid to the NEOs prior to vesting of the BV RSUs. For more information regarding dividend equivalents on the BV RSUs, see “DIVIDENDS ON LTI AWARDS.”
2023 TIME-BASED RSUs
The Time-Based RSUs are scheduled to vest in pro rata installments on May 15th of 2024, 2025 and 2026, as long as the NEO is an employee of Radian on the vesting date.
The treatment of the Time-Based RSUs upon the occurrence of certain employment termination events is described under “TERMINATION OF EMPLOYMENT EVENTS” below. NEOs are entitled to receive dividend equivalents on their Time-Based RSU awards as described below under “DIVIDENDS ON LTI AWARDS.”
CEO ONE-TIME OUTPERFORMANCE AWARD GRANTED IN 2023
On August 9, 2023, in connection with Mr. Thornberry’s agreement to extend his employment through December 31, 2026, the CHCM Committee granted Mr. Thornberry a one-time special outperformance award (the “One-Time Outperformance Award”) of restricted stock units (the “Outperformance RSUs”) with a performance period from July 1, 2023, through December 31, 2026 (the “Outperformance Period”). This award, which is not intended to be recurring and is not a part of the annual LTI awards discussed above, was granted to Mr. Thornberry for the following reasons:
✓    TO SECURE MR. THORNBERRY’S ONGOING LEADERSHIP - To incent Mr. Thornberry to enter into the 2023 Employment Agreement and to continue to lead the Company during an important strategic period for the Company, ensuring continuity of leadership as we execute our plan;
✓    TO INCENT EXPONENTIAL GROWTH IN OUR BUSINESS - To incent Mr. Thornberry to further drive significant growth in the Company’s book value per share during the Outperformance Period at a target rate that is 50% higher than the target reference point in the 2023 BV RSUs; and
✓    TO OUTPERFORM OUR CLOSEST PEERS IN DELIVERING VALUE TO STOCKHOLDERS - To incent Mr. Thornberry to successfully execute our strategic objectives, and by doing so, to favorably differentiate the Company relative to our MI Peers by producing an outsized TSR relative to these companies who represent our closest peers.

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This award was designed to satisfy the following objectives:

Award Objective		How Addressed in Award

■Award should include extremely rigorous outperformance metrics where payout would occur only if significant stockholder value had been created.	✓
For the book value component, the payout reference points are each set 50% higher than the comparable payout reference points in the 2023 BV RSUs, and for the TSR component, a 10% target and 20% max outperformance would represent significant outperformance given trading patterns of Radian and the MI Peers (85% – 95% historical trading correlation).

■Award must be 100% performance based.	✓	Time-based RSUs are not included as part of the award.

■Performance metrics should be aligned with the overall focus of the management team in driving continued business growth and stockholder value outperformance relative to peers.	✓
For the Outperformance RSUs, the CHCM Committee chose to utilize the same metrics included in the 2023 annual LTI awards (albeit with significantly higher payout reference points) to maintain alignment of focus among all of the NEOs. Cumulative growth in Book Value per Share (defined below) ensures a continued focus on capturing economic value and growing the value of the Company, while relative total stockholder return ensures strategic decisions are being executed to drive outperformance relative to our closest competitors.

■No portion of the award should vest if Radian’s absolute TSR is negative during the performance period.	✓
Regardless of how much book value is created over the Outperformance Period, no Outperformance RSUs will vest if stockholders experience a decrease in the value of their investment over the Outperformance Period.

■The potential upside should be limited compared to the annual equity awards.	✓	Maximum payout is limited to 150% of target compared to the maximum payout of 200% of target for the 2023 BV RSUs.

■The award must be earned over the Outperformance Period.	✓
The award is excluded from the retirement provisions under our Equity Plan, meaning the award only will vest if Mr. Thornberry performs through the end of the Outperformance Period, subject to involuntary termination.

TERMS OF ONE-TIME OUTPERFORMANCE AWARD
Mr. Thornberry was granted a target award of 350,000 Outperformance RSUs (the “Target Outperformance Award”) that will vest on December 31, 2026, subject to the attainment of specified performance goals as described below, as well as certain conditions described below under “TERMINATION OF EMPLOYMENT EVENTS.” The One-Time Outperformance Award is comprised of two components, with vesting of 50% of the Outperformance RSUs (the “Outperformance BV RSUs”) based on the Company’s cumulative growth in Outperformance Book Value per Share (as defined below) over the Outperformance Period, and vesting of the other 50% of the Outperformance RSUs (the “Outperformance Relative TSR RSUs”) based on the Company’s TSR over the Outperformance Period as compared to the average TSR of the MI Peers (comprising the same group as used for the 2023 BV RSUs discussed above) over the Outperformance Period. Upon vesting, each vested Outperformance RSU will be payable in one share of the Company’s common stock.
On the vesting date, Mr. Thornberry will become vested in a number of Outperformance RSUs (from 0% to 150% of the Target Outperformance Award), with performance for the Outperformance BV RSUs and Outperformance Relative TSR RSUs over the Outperformance Period, calculated in each case against the following reference points:

Compensation of Executive Officers and Directors	2024 Proxy Statement 63

Cumulative Growth in Outperformance Book Value Per Share (1)	Outperformance BV Payout Percentage
≥90%	150%
=60%	100%
≤30%	0%
(1)The Company’s “Outperformance Book Value per Share” is defined as: (A) book value adjusted to exclude accumulated other comprehensive income/(loss); divided by (B) basic shares of common stock outstanding.

Relative Cumulative TSR	Outperformance TSR Payout Percentage
Company Absolute TSR ≥ Average Peer Group TSR + 20%	150%
Company Absolute TSR = Average Peer Group TSR + 10%	100%
Company Absolute TSR ≤ Average Peer Group TSR	0%
If the Company’s performance on either of the above performance metrics falls between two referenced percentages, the applicable payout percentage will be subject to straight-line interpolation. In no event will the maximum number of Outperformance RSUs that may be payable exceed 150% of the Target Award. The actual number of Outperformance RSUs that vest with respect to the One-Time Outperformance Award (the “Final Outperformance Payout Level”) will be calculated by multiplying 50% of the number of Outperformance RSUs subject to the Target Outperformance Award by the Outperformance BV Payout Percentage and adding that product to the product of 50% of the number of Outperformance RSUs subject to the Target Outperformance Award by the Outperformance TSR Payout Percentage; provided, however, that no portion of the Outperformance RSUs will vest if the Company’s TSR is negative over the Outperformance Period.
The treatment of the One-Time Outperformance Award upon the occurrence of certain employment termination events is described under “TERMINATION OF EMPLOYMENT EVENTS” below. The One-Time Outperformance Award provides for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company before the end of the Outperformance Period, absent an Involuntary Termination, the Outperformance RSUs will become vested on the vesting date of the Outperformance RSUs following the end of the three-year Outperformance Period in an amount calculated by projecting the Outperformance BV Payout Percentage for the full performance period, estimated as of the end of the fiscal quarter immediately prior to the change of control, and utilizing the actual Outperformance TSR Payout Percentage as of the end of the fiscal quarter immediately prior to the change of control (the “Outperformance CoC Performance Level”).

64 2024 Proxy Statement	Compensation of Executive Officers and Directors

TERMINATION OF EMPLOYMENT EVENTS
Generally, the 2023 annual LTI awards and One-Time Outperformance Award would be treated as follows upon a termination of the NEO’s employment.

Termination Event	BV RSUs & Outperformance RSUs	Time-Based RSUs
Voluntary Termination	■Unless Retirement Eligible, all unvested BV RSUs are forfeited ■Outperformance RSUs are forfeited	All unvested Time-Based RSUs are forfeited
Involuntary Termination* (No Change of Control)
■Except as set forth below, the target number of BV RSUs and Outperformance RSUs will be prorated for the number of months served during the award and prior to the date of termination, with vesting occurring on the original vesting date at the BV Performance Level or Final Outperformance Payout Level
■If terminated within six months of the grant date, the BV RSUs and Outperformance RSUs will be forfeited
■If terminated during the six-months prior to the original vesting date, the target BV RSUs and target Outperformance RSUs will not be prorated (NEO is eligible for full value of award)

■If terminated on or before the first vesting date, 33% of the Time-Based RSUs will automatically vest, and the remaining Time-Based RSUs will be forfeited (unless there is a Change of Control within 90 days after such termination)
■If terminated after the first vesting date, any unvested Time-Based RSUs will automatically vest on the date of termination

Involuntary Termination* (Occurring 90 Days Before or Within One Year After Change of Control)
Accelerate vesting of BV RSUs and Outperformance RSUs as of the termination date (or, if later, on the date of the Change of Control) at the CoC Performance Level or Outperformance CoC Performance Level
Accelerate vesting of Time-Based RSUs in full on the termination date (or, if later, on the date of the Change of Control)
Death / Disability
Accelerate vesting of BV RSUs and Outperformance RSUs as of the date of death or disability at the target or, if a change of control has occurred, at the CoC Performance Level or Outperformance CoC Performance Level

Accelerate vesting of Time-Based RSUs in full on date of death or disability
Retirement	■BV RSUs are not forfeited and vest on the original vesting date at the BV Performance Level or, if a change of control has occurred, at the CoC Performance Level ■Outperformance RSUs are forfeited	Accelerate vesting of Time-Based RSUs in full on retirement date
*An “Involuntary Termination” is generally defined as a termination of the NEO’s employment by the Company other than for “cause” or an executive’s termination of employment for “good reason.”
The 2023 LTI awards and One-Time Outperformance Award include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for the “Restricted Period” (a period of 18 months with respect to Mr. Thornberry and a period of 12 months for each of the other NEOs) following termination of the NEO’s employment for any reason.
DIVIDENDS ON LTI AWARDS
NEOs are entitled to receive dividend equivalents on their 2023 LTI awards and the One-Time Outperformance Award. In general, these awards provide that upon the declaration and payment by the Company of a cash dividend on its common stock, each NEO will be entitled to receive a cash amount equal to the per-share cash dividend paid by the Company (a “dividend equivalent”), multiplied by the total number of BV RSUs, Time-Based RSUs and Outperformance

Compensation of Executive Officers and Directors	2024 Proxy Statement 65

RSUs subject to such award, with the number of BV RSUs and Outperformance RSUs initially measured at target and adjusted at vesting based on performance under the awards. Any dividend equivalents credited to a 2023 LTI award and the One-Time Outperformance Award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award, including, as it relates to the BV RSUs and Outperformance RSUs, the requirement that certain specified performance conditions be met.
Dividend equivalents will accrue on unvested 2023 LTI awards and the One-Time Outperformance Award in a non-interest bearing book account and will not be paid to the NEOs prior to vesting of the 2023 LTI awards and the One-Time Outperformance Award. Unless the 2023 LTI award or One-Time Outperformance Award is otherwise deferred under the Company’s deferred compensation plan for executive officers, such dividend equivalents, as adjusted to take into account achievement of the applicable performance goals with respect to the BV RSUs and Outperformance RSUs, will be paid when the 2023 LTI awards and One-Time Outperformance Award vest. If the underlying 2023 LTI awards or One-Time Outperformance Award are forfeited, all related dividend equivalents will be forfeited. With respect to the BV RSUs, which are subject to a one-year holding period after vesting, dividend equivalents will be paid following the vesting of the BV RSUs when dividends are paid on the underlying common stock of the Company.
STOCK OWNERSHIP
Consistent with our compensation philosophy, we believe that executive management, including the NEOs, should have a significant equity investment in the Company to further align their interests and actions with the long-term interests of our stockholders.
Under our stock ownership guidelines, within three years of being designated an executive officer, Mr. Thornberry and the other NEOs are required to hold shares with a minimum aggregate market value equal to 7 times base salary and 2.5 times base salary, respectively. In addition, all outstanding performance-based RSUs granted to the NEOs include a one-year post-vesting share retention period.
As of December 31, 2023, each of our NEOs was in compliance with our stock ownership guidelines. A NEO’s failure to comply with the guidelines will be considered by the CHCM Committee in determining subsequent equity compensation awards to the NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as STI awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.
V. Other Compensation
In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a very limited extent, through perquisites.
A. RETIREMENT COMPENSATION
We are committed to providing all of the Company’s employees with competitive benefits that make sense for their financial security.
SAVINGS PLAN
The Savings Plan serves as the primary retirement savings plan for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay for 2023). Each of the NEOs participated in the Savings Plan in 2023.

66 2024 Proxy Statement	Compensation of Executive Officers and Directors

BENEFIT RESTORATION PLAN
We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable Internal Revenue Service (“IRS”) limits on eligible compensation. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons.
■Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($330,000 for 2023) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;
■The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization; and
■In determining benefits under the BRP, bonus and commissions will affect a participant’s total contribution (capped at 125% of base salary) only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula going forward.
B. DEFERRED COMPENSATION
We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer receipt of all or a portion of cash received under their STI awards and the shares and accumulated cash dividends associated with RSUs. In deferring cash compensation, including STI awards and accumulated dividends on deferred RSUs, executive officers are able to receive credits based on notional investments during the deferral period. The deferred compensation program complies with the requirements of applicable IRS regulations. See “Nonqualified Deferred Compensation” below.
C. PERQUISITES
In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. For additional information, see the “All Other Compensation” column and related footnote in the 2023 Summary Compensation Table below.
VI. Severance Agreements
The CHCM Committee believes that maintaining severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. We want our NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing severance agreements, including the benefits provided, are consistent with, and in some cases more conservative than, current market practice.
The CHCM Committee regularly evaluates the ongoing need for severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:
■Responsibly tailoring termination payment levels based on current market standards;
■Providing clarity regarding future potential severance payments to the NEOs;
■Applying a consistent approach to severance among the Company’s executive officers;

Compensation of Executive Officers and Directors	2024 Proxy Statement 67

■Imposing certain restrictive covenants that are important to the Company; and
■Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.
Consistent with these objectives, our current severance agreements provide for a multiple of the sum of the NEO’s base salary and target incentive award under our STI Plan (two times for Mr. Thornberry and 1.5 times for all other NEOs currently employed by the Company) as well as a pro-rated target STI incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control absent termination of employment and no gross-up for taxes.
See “Potential Payments Upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.
VII. Compliance with Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) precludes deduction for compensation paid to our “covered employees” in excess of $1.0 million (other than with respect to certain arrangements that were in place on November 2, 2017, and that were not later materially modified). Covered employees for this purpose include our Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. Certain stock compensation that was previously granted to our NEOs remains eligible for Section 162(m) transition relief. While the CHCM Committee continues to consider tax deductibility in structuring compensation paid to executive officers, the primary goals of our executive compensation program are to attract, incentivize and retain key employees and align pay with performance. The CHCM Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.
VIII. Anti-Hedging, Clawbacks and Pledging of Securities
Our Code of Conduct specifically prohibits our employees and directors from engaging in all forms of speculative transactions in Radian securities. Please see “Corporate Governance and Board Matters—Anti-Hedging Policy” for additional information.
In addition, the Company has long maintained a comprehensive compensation recovery, or clawback, policy. Effective October 2, 2023, the Board updated this long-standing policy by adopting a new clawback policy (the “2023 Clawback Policy”) to: (i) comply with new rules implemented by the SEC under Dodd-Frank and corresponding NYSE listing standards that require the Company to clawback compensation of executive officers under certain circumstances (the “Mandatory Clawback Requirements”) and (ii) to preserve certain additional clawback provisions from the Company’s long-standing clawback policy that go beyond the new SEC and NYSE requirements in granting the Company discretion to clawback compensation for any officer under a broader set of circumstances.
Under the 2023 Clawback Policy, the Mandatory Clawback Requirements apply to current and former executive officers of the Company, including the Named Executive Officers. Under the Mandatory Clawback Requirements, in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company must recoup any erroneously received Incentive-Based Compensation (as defined in the 2023 Clawback Policy) that was in excess of the amount that would have been received by the executive officer had such Incentive-Based Compensation been based on the restated results, without respect to any tax liabilities incurred or paid by the executive officer. Recovery of any erroneously awarded compensation under the Mandatory Clawback Requirements is not dependent on fraud or misconduct by any executive officer in connection with a material restatement.
In addition to the Mandatory Clawback Requirements, the 2023 Clawback Policy goes beyond the new SEC and NYSE requirements in providing the CHCM Committee of the Board with the authority, in its sole discretion, to seek to recoup incentive-based compensation from: (i) executive officers in connection with a material overstatement of the level of achievement of an objectively quantifiable financial performance measure or goal, including a material overstatement of

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measures or goals that would not require a restatement covered by the Mandatory Clawback Requirements and (ii) any officer of the Company (including executive officers) who engaged in fraud or other misconduct in connection with a restatement or material overstatement of an objectively quantifiable financial performance measure.
Compensation and Human Capital Management Committee Report

The Compensation and Human Capital Management Committee of our Board has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the CHCM Committee has recommended to our Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2023. This report is provided by the following independent directors, who constitute the CHCM Committee.

Members of the Compensation and Human Capital Management Committee
Gaetano J. Muzio (Chair)	Brad L. Conner	Lisa W. Hess	Anne Leyden	Noel J. Spiegel
Director Compensation

Each year, the CHCM Committee reviews and discusses the form and amount of our non-executive director compensation. As part of this process, the CHCM Committee engages the CHCM Committee’s independent compensation consultant to perform an annual analysis of the competitive positioning of our director compensation program and to suggest changes, as necessary. In evaluating director compensation, the CHCM Committee is guided by the following principles:
■director compensation should be in proportion to the amount of work required of our directors, as well as in proportion to the compensation of directors in companies of a comparable size and/or complexity to that of the Company, and in light of the current business environment;
■directors’ interests should be aligned with the long-term interests of our stockholders;
■the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and
■compensation should be consistent with director independence.
Guided by these principles, the CHCM Committee annually assesses whether changes should be made to our non-executive director compensation, and if the CHCM Committee determines such changes to be appropriate, the CHCM Committee then recommends such changes to our full Board for consideration and approval. In November 2023, upon the CHCM Committee’s recommendation, the Board approved changes to our non-executive director compensation program to: (i) improve the competitiveness of such compensation compared to benchmarking; (ii) reflect the increased workloads required of certain committee chairs given ongoing developments in the areas overseen by their committees; and (iii) to continue to shift the overall mix in compensation to a greater percentage of equity compensation. The following table shows the components of our non-executive director compensation program prior to, and after, these changes to our non-executive director compensation program.

Compensation of Executive Officers and Directors	2024 Proxy Statement 69

	2023 Compensation ($)	2024 Compensation (1) ($)
Annual Cash Retainer (2)
Non-executive Chairman	225,000	225,000
Other Non-executive Directors	125,000	125,000
Committee Chair Annual Additional Retainer
Audit	30,000	30,000
Compensation & Human Capital Management	25,000	25,000
Finance & Investment	20,000	25,000
Governance	20,000	25,000
Risk	25,000	30,000
Board Meeting Fee (3)	5,000	5,000
Annual Equity Compensation (4)
Non-executive Chairman	275,000	275,000
Other Non-executive Directors	150,000	160,000
(1)All changes to non-executive director compensation were effective January 1, 2024.
(2)All non-executive directors receive an annual fee for their Board service, and the chairs of our standing committees receive an additional annual fee for their chair services. All cash retainers are paid to directors quarterly for the prior completed quarter.
(3)A meeting fee in the amount of $5,000 is paid to our non-executive directors for any Board meetings that are in excess of the number of Board meetings that are two more than the average number of regularly scheduled meetings held in the prior three years (meetings in excess of 7 for both 2023 and 2024).
(4)Non-executive directors receive an annual equity award to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders. The amounts in the table represent the grant date fair value of awards granted to our non-executive directors. See “Equity Compensation” below.
Equity Compensation
Each year, the CHMC Committee considers and recommends to our Board the form of annual equity awards to be granted to our non-executive directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-executive directors under the Company’s equity plan. The terms of the awards (e.g., cash vs. share settled, vesting, change of control, and retirement provisions) are approved by the Board upon the recommendation by the CHMC Committee. For the last several years, the annual equity awards granted to non-executive directors have been in the form of time-based RSUs. Unless the CHMC Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of time-based RSUs. The annual equity awards to our non-executive directors typically are granted during the first regular quarterly Board meeting following the annual meeting of stockholders.
VESTING OF AWARDS
RSUs granted to non-executive directors vest in their entirety one-year from the grant date or earlier upon the director’s retirement, death or disability. Messrs. Culang, Montgomery, Muzio and Spiegel and Ms. Lisa Hess currently are retirement eligible (defined as age 65 and five years of service or age 55 and 10 years of service). In addition, the CHMC Committee, in its discretion, may accelerate vesting under certain circumstances if the non-executive director has a separation from service, including a separation from service following a change of control.

70 2024 Proxy Statement	Compensation of Executive Officers and Directors

CONVERSION OF AWARDS INTO SHARES
Since 2020, RSUs granted to our non-executive directors have been convertible into shares at the time they vest (generally one-year from the date of grant). The equity awards granted to our non-executive directors prior to 2020 generally are not converted into shares until the director’s termination of service with us, notwithstanding the earlier vesting of these awards. Each phantom share or RSU is convertible into one share of our common stock. The outstanding equity awards do not entitle our non-executive directors to voting rights. Separately, in order to ensure that directors continue to have substantial pay at risk associated with their annual equity awards for the full tenure of their service to the Company, non-executive directors are required to hold equity in Radian equal to a multiple of at least five times their annual cash retainer (excluding committee chair retainers). See “Stock Ownership Requirements” below. This increased ownership requirement is in addition to the structural ownership requirement for our independent directors’ outstanding RSUs granted prior to 2020, which remain non-convertible into shares until the director’s termination of service with us, as discussed above.
DIVIDENDS
Since 2020, outstanding RSUs held by non-executive directors include dividend equivalent rights to such awards (“Director Equity Amendment”). The Director Equity Amendment was made in conjunction with the Board’s approval of an increase in the amount of the quarterly dividend payable to the Company’s stockholders and is designed to further align the compensation of non-executive directors with the interests of the Company’s stockholders.
For the non-executive directors’ outstanding equity awards, including those RSUs granted in 2023, dividend equivalents are credited in an amount equal to the per-share cash dividend paid by the Company multiplied by the total number of RSUs subject to such award when dividends are paid on shares of Company common stock. Dividend equivalents accrue on unvested equity awards in a non-interest-bearing book account and will not be paid to non-executive directors before vesting of the awards. The dividend equivalents will be paid in cash when the equity awards vest. Any dividend equivalents credited to an RSU award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award. If and to the extent that the underlying equity awards are forfeited, all related dividend equivalents will be forfeited. For vested equity awards that remain subject to post-vesting holding until a director’s termination of service, dividend equivalents will be paid in cash when dividends are paid on the underlying common stock of the Company, unless the equity award is deferred under the Company’s deferred compensation plans as discussed below.
Nonqualified Deferred Compensation
We maintain a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan allows non-executive directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and shares underlying equity awards, including accrued dividends on such shares. Our non-executive directors are not entitled to participate in our retirement plans. See “Executive Compensation” and “Nonqualified Deferred Compensation” below for more information.
Stock Ownership Requirements
Our Board views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted meaningful stock ownership guidelines for the Company’s non-executive directors. Under these guidelines, our non-executive directors are required to hold equity in Radian equal to a multiple of at least five times their annual cash retainer (excluding committee chair retainers). Each non-executive director has a period of five years, measured from the time the director joined the Board, to comply with the ownership requirement. Unless a director holds more than the applicable ownership requirement, that director is not permitted to sell Company shares, subject to certain limited exceptions. Giving effect to the compliance period, each of our non-executive directors is currently in compliance with our stock ownership requirements.

Compensation of Executive Officers and Directors	2024 Proxy Statement 71

Other Items
In addition to the amounts reported above, we also pay directly, or reimburse directors for, travel expenses related to attending Board, committee or other company business meetings and approved continuing educational events.
The following table provides information about compensation paid to each of our non-executive directors in 2023.
2023 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards (2) ($)	Change to Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
Howard B. Culang	225,000		275,000	—	—	500,000
Fawad Ahmad	78,819		150,000	—	—	228,819
Brad L. Conner	150,000		150,000	—	—	300,000
Debra Hess	155,000		150,000	—	—	305,000
Lisa W. Hess	125,000	(4)	150,000	—	—	275,000
Anne Leyden	18,688		115,390	—	—	134,078
Brian D. Montgomery	125,000	(5)	150,000	—	—	275,000
Lisa Mumford	145,000		150,000	—	—	295,000
Gaetano J. Muzio	150,000		150,000	—	—	300,000
Gregory V. Serio	125,000		150,000	—	—	275,000
Noel J. Spiegel	144,475		150,000	—	—	294,475
(1)Represents amounts paid to directors in 2023, including for service in the fourth quarter of 2022. As a result, amounts reflect: (i) for Mr. Ahmad and Ms. Leyden, a pro-rated cash retainer based on their appointment to the Board on February 13, 2023, and August 7, 2023, respectively and (ii) for Mr. Spiegel, an increase in the Governance Committee chair fee effective in the fourth quarter of 2022. Based on the number of Board meetings held in 2023, no meeting fees were required to be paid to directors in 2023.
(2)Represents the grant date fair value of annual RSU awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 fair valuation methodology used to account for share-based compensation payments for financial accounting purposes consistent with GAAP. On May 17, 2023, Mr. Culang, our Non-executive Chairman, was awarded 10,815 RSUs and each other non-executive director who was elected at our 2023 annual meeting of stockholders was awarded 5,899 RSUs, with a grant date fair value of $25.43 per RSU. Ms. Leyden was elected to our Board on August 7, 2023, and awarded 4,108 RSUs on August 9, 2023, with a grant date fair value of $28.09 per RSU. For a discussion of the assumptions used in calculating the grant date fair values, see Note 2 “Significant Accounting Policies” and Note 17, “Share-Based Compensation and Other Benefit Programs” of Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K.

72 2024 Proxy Statement	Compensation of Executive Officers and Directors

As of December 31, 2023, each of our current non-executive directors held the following number of RSUs.

Name	Restricted Stock Units (#)
Mr. Culang (a)	184,289
Mr. Ahmad	5,899
Mr. Conner	5,899
Ms. Debra Hess	18,750
Ms. Lisa Hess	141,375
Ms. Leyden	4,108
Mr. Montgomery	9,441
Ms. Mumford	5,899
Mr. Muzio	127,662
Mr. Serio	104,631
Mr. Spiegel	125,427
(a)    Mr. Culang also holds 66,598 shares of phantom stock.

(3)We do not pay above-market or preferential interest or earnings on amounts deferred under the Radian Director Deferred Compensation Plan.
(4)Ms. Lisa Hess deferred $125,000 of her cash compensation pursuant to the Radian Voluntary Deferred Compensation Plan for Directors.
(5)Mr. Montgomery deferred $12,500 of his cash compensation pursuant to the Radian Voluntary Deferred Compensation Plan for Directors.

Compensation of Executive Officers and Directors	2024 Proxy Statement 73

Executive Compensation

The following table describes our compensatory arrangements with our NEOs, consisting of: (i) our Chief Executive Officer; (ii) our Senior EVP, Chief Financial Officer who began serving as our principal financial officer on May 17, 2023; (iii) our EVP, Controller and Chief Accounting Officer who served as our principal financial officer from December 14, 2022, to May 17, 2023; and (iv) our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2023.
2023 Summary Compensation Table

Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Richard G. Thornberry Chief Executive Officer (Principal Executive Officer)
2023	1,000,000	—	9,080,151	—	2,600,000	108,189	12,788,340
2022	1,000,000	—	5,000,140	—	2,300,000	86,580	8,386,720
2021	1,000,000	—	4,600,186	—	3,600,000	86,580	9,286,766
Sumita Pandit Senior EVP Chief Financial Officer (Principal Financial Officer)
2023	413,462	—	2,250,353	—	540,000	31,924	3,235,739
Robert J. Quigley EVP, Controller and Chief Accounting Officer (Principal Financial Officer through May 17, 2023)
2023	350,000	—	300,167	—	390,000	29,608	1,069,775
2022	335,000	—	425,840	—	342,500	28,442	1,131,782
Derek V. Brummer President, Mortgage
2023	575,000	—	2,000,213	—	975,000	46,592	3,596,805
2022	575,000	—	1,750,087	—	825,000	46,592	3,196,679
2021	525,000	—	1,675,103	—	1,215,000	42,704	3,457,807
Edward J. Hoffman Senior EVP, General Counsel and Corporate Secretary
2023	500,000	—	1,200,181	—	650,000	40,477	2,390,658
2022	500,000	—	1,100,203	—	600,000	40,477	2,240,680
2021	475,000	—	1,180,317	—	830,000	38,557	2,523,874
Brien J. McMahon Senior EVP, Chief Franchise Officer and Co-Head of homegenius
2023	475,000	—	900,257	—	460,000	42,363	1,877,620
2022	475,000	—	900,215	—	400,000	66,417	1,841,632
2021	450,000	—	980,040	—	765,000	41,212	2,236,252
(1)Grant Date Fair Value of Equity Awards. Represents the grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718 fair valuation methodology used to account for share-based compensation payments for financial accounting purposes consistent with GAAP. For each year presented, the amounts represent the grant date fair value of the BV RSUs and Time-Based RSUs that comprise our annual LTI awards. In addition, for 2023, the amounts presented include the grant date fair value of: (i) the Outperformance BV RSUs and Outperformance Relative TSR RSUs that comprise Mr. Thornberry’s One-Time Outperformance Award and (ii) 32,823 time-based RSUs granted to Ms. Pandit upon joining the Company. For a discussion of the assumptions used in calculating the grant date fair values, see Note 2 “Significant Accounting Policies” and Note 17, “Share-Based Compensation and Other Benefit Programs,” of Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K.

74 2024 Proxy Statement	Compensation of Executive Officers and Directors

In accordance with SEC rules, the grant date fair values of the BV RSUs granted in 2023, 2022 and 2021 that are reflected in the “Stock Awards” column take into account our estimate, as of the applicable grant date, regarding the probability for payout of the awards at 100% of target as of the applicable grant date for each of the 2023, 2022 and 2021 awards. In addition, the grant date fair value of the 2023 BV RSUs also incorporates the estimated impact of the Relative TSR Modifier that modifies the payout of the award based on how our TSR compares to the average TSR of a peer group comprised of our closest mortgage insurance peers. The actual value that may be received by our NEOs upon vesting of the awards will depend on our performance against the applicable three-year performance metrics for the awards at the end of the performance period.

Of the amount reflected for Mr. Thornberry in the “Stock Awards” column for 2023, $3,080,000 reflects the grant date fair value of the One-Time Outperformance Award granted to Mr. Thornberry in 2023. For the Outperformance BV RSUs, this amount takes into account our estimate, as of the applicable grant date, regarding the probability for payout of this component of the One-Time Outperformance Award (0% of target as of the grant date, due to the significant outperformance required under the Outperformance BV RSUs), as well as the estimated impact of the Company Absolute TSR condition attached to the vesting of this award that requires the Company to have a positive TSR over the Outperformance Period for any of the Outperformance RSUs to vest. The grant of Outperformance Relative TSR RSUs is considered a market condition award under FASB ASC Topic 718, and therefore, the grant date fair value for this component of the One-Time Outperformance Award does not take into account a separate estimate of the probability of payout. Instead, the grant date fair value of the Outperformance Relative TSR RSUs is based on a Monte Carlo simulation analysis based on multiple input variables, including expected volatility, correlation coefficients and risk-free interest rates, used to simulate a range of possible future stock prices for the Company and each member of the MI Peers over the Outperformance Period. The actual value that may be received by Mr. Thornberry upon vesting of each component of the One-Time Outperformance Award will depend on our performance against the applicable performance metrics for the awards at the end of the performance period.

In the following table we compare: (i) the grant date fair value of equity awards granted in 2023 based on the fair values of the Time-Based RSUs, BV RSUs and, for Mr. Thornberry, each component of the One-Time Outperformance Award taking into account our estimate, as of the applicable grant date, of the probable outcome for payout of the 2023 BV RSUs (100% of target) and Outperformance BV RSUs (0% of target) and (ii) the grant date fair value of equity awards granted in 2023 assuming that the highest level of the applicable performance conditions for the 2023 BV RSUs and Outperformance RSUs was achieved (200% for the 2023 BV RSUs and 150% for each component of the One-Time Outperformance Award).

	2023 Stock Awards
Name	Probable Outcome ($)	Highest Level of Performance ($)
Richard G. Thornberry	9,080,151	19,840,344
Sumita Pandit	2,250,353	3,150,552
Robert J. Quigley	300,167	480,304
Derek V. Brummer	2,000,213	3,200,397
Edward J. Hoffman	1,200,181	1,920,243
Brien J. McMahon	900,257	1,440,425

(2)Represents the STI award paid to each of our NEOs for 2023, 2022 and 2021 performance.

Compensation of Executive Officers and Directors	2024 Proxy Statement 75

(3)For 2023, “All Other Compensation” includes the following amounts.

Name	Savings Plan Contributions ($)	Benefit Restoration Plan Contributions ($)	Imputed Income for long-term disability insurance ($)	Imputed income for life insurance ($)	Other ($)		Tax Gross-Ups ($)	Total ($)
Richard G. Thornberry	19,800	55,200	4,037	14,478	14,674	(a)	—	108,189
Sumita Pandit	19,800	5,008	2,250	686	4,180	(a)	—	31,924
Robert J. Quigley	19,800	6,450	2,530	828	—		—	29,608
Derek V. Brummer	19,800	23,325	2,018	1,449	—		—	46,592
Edward J. Hoffman	19,800	17,700	2,167	810	—		—	40,477
Brien J. McMahon	19,800	15,825	3,372	3,366	—		—	42,363
(a)Consists of legal fees paid by the Company for counsel representing each of Mr. Thornberry and Ms. Pandit in connection with their respective employment agreements.
2023 Grants of Plan Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Richard G. Thornberry	2023	2,000,000	4,000,000
	5/17/2023					94,380	(4)	2,400,083
	5/17/2023			148,090	296,180			3,600,068
	8/9/2023			175,000	262,500			0
	8/9/2023			175,000	262,500			3,080,000
Sumita Pandit	2023	500,000	1,000,000
	3/6/2023					32,823	(5)	750,006
	5/17/2023					23,600	(4)	600,148
	5/17/2023			37,030	74,060			900,199
Robert J. Quigley	2023	300,000	600,000
	5/17/2023					4,720	(4)	120,030
	5/17/2023			7,410	14,820			180,137
Derek V. Brummer	2023	750,000	1,500,000
	5/17/2023					31,460	(4)	800,028
	5/17/2023			49,370	98,740			1,200,185
Edward J. Hoffman	2023	500,000	1,000,000
	5/17/2023					18,880	(4)	480,118
	5/17/2023			29,620	59,240			720,062
Brien J. McMahon	2023	475,000	950,000
	5/17/2023					14,160	(4)	360,089
	5/17/2023			22,220	44,440			540,168
(1)Represents the target and maximum STI awards granted under the STI Plan for 2023. For more information on these target and maximum amounts, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM.” These awards do not have any minimum amount payable for achievement of a certain level of performance under the plan.
(2)Represents the target and maximum number of shares (from 0% to 200% of target) that may be issued pursuant to the BV RSU awards granted to each of the NEOs on May 17, 2023, as part of their annual LTI awards, and for Mr. Thornberry, also represents the target and maximum number of shares (from 0% to 150% of target) that may be issued pursuant to

76 2024 Proxy Statement	Compensation of Executive Officers and Directors

the Outperformance BV RSUs and Outperformance Relative TSR RSUs granted to Mr. Thornberry on August 9, 2023. For more information, see “ANNUAL LTI AWARDS GRANTED IN 2023—2023 PERFORMANCE-BASED RSUs” and “CEO ONE-TIME OUTPERFORMANCE AWARD GRANTED IN 2023—TERMS OF ONE-TIME OUTPERFORMANCE AWARD,” both found under “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM.” These awards do not have any minimum amount payable for achievement of a certain level of performance under the plan.
(3)Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 fair valuation methodology used to account for share-based compensation payments for financial accounting purposes consistent with GAAP. For a discussion of the assumptions used in calculating these amounts, see Note 2 “Significant Accounting Policies” and Note 17, “Share-Based Compensation and Other Benefit Programs” of Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. For the BV RSUs and the Outperformance BV RSUs, the grant date fair value incorporates our estimate, as of the applicable grant date, regarding the probability for payout of the awards (0% of target as of the grant date for the Outperformance BV RSUs due to the significant outperformance required under the Outperformance BV RSUs). Actual amounts to be paid to our NEOs will depend on the Company’s performance against the applicable performance conditions.
(4)Represents the 2023 Time-Based RSUs granted to our NEOs. For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—ANNUAL LTI AWARDS GRANTED IN 2023—2023 TIME-BASED RSUs.”
(5)Represents a sign-on equity award granted to Ms. Pandit in connection with her joining the Company in 2023. These sign-on RSUs are scheduled to vest on the second anniversary of the date of grant, subject to the terms and conditions of the award.
Outstanding Equity Awards at 2023 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested (1) ($)

Richard G. Thornberry					28,241	(2)	806,281
								283,520	(3)	8,094,496
					62,954	(4)	1,797,337
								155,850	(5)	4,449,518
					94,380	(6)	2,694,549
								148,090	(7)	4,227,970
								175,000	(8)	4,996,250
								175,000	(9)	4,996,250

Sumita Pandit					32,823	(10)	937,097
								37,030	(7)	1,057,207
					23,600	(6)	673,780

Robert J. Quigley	2,470	—	15.44	6/16/2024
	2,050	—	18.42	7/8/2025
	3,100	—	12.16	5/10/2026
					1,384	(2)	39,513
								13,880	(3)	396,274
					3,027	(4)	86,421
								7,490	(5)	213,840
					6,667	(11)	190,343
								7,410	(7)	211,556
					4,720	(6)	134,756

Compensation of Executive Officers and Directors	2024 Proxy Statement 77

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested (1) ($)
Derek V. Brummer	11,790	—	15.44	6/16/2024
	8,780	—	18.42	7/8/2025
	14,820	—	12.16	5/10/2026
					10,284	(2)	293,608
								103,240	(3)	2,947,502
					22,034	(4)	629,071
								54,550	(5)	1,557,403
					31,460	(6)	898,183
								49,370	(7)	1,409,514

Edward J. Hoffman	10,260	—	15.44	6/16/2024
	7,640	—	18.42	7/8/2025
	12,880	—	12.16	5/10/2026
					7,247	(2)	206,902
								72,740	(3)	2,076,727
					13,854	(4)	395,532
								34,290	(5)	978,980
					18,880	(6)	539,024
								29,620	(7)	845,651

Brien J. McMahon	8,210	—	15.44	6/16/2024
	6,110	—	18.42	7/8/2025
	10,310	—	12.16	5/10/2026
					6,017	(2)	171,785
								60,400	(3)	1,724,420
					11,334	(4)	323,586
								28,060	(5)	801,113
					14,160	(6)	404,268
								22,220	(7)	634,381
(1)The dollar amounts shown were calculated based on the closing price of our common stock on the NYSE on December 31, 2023, of $28.55.
(2)Remaining Time-Based RSUs granted on May 12, 2021, that are scheduled to vest on May 15, 2024, subject to certain conditions.
(3)BV RSUs scheduled to vest on May 15, 2024, with a post-vesting holding period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the target RSUs granted, subject to certain conditions. Based on actual results for completed performance through December 31, 2023, our NEOs would have vested in a number of RSUs above the target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that potentially may vest under these awards. The final number of RSUs that vest will not be determined until the vesting date, based on the Company's actual performance through that time.
(4)Remaining Time-Based RSUs granted on May 11, 2022, that are scheduled to vest pro rata on May 15, 2024 and 2025, respectively, subject to certain conditions.
(5)BV RSUs scheduled to vest on May 15, 2025, with a post-vesting holding period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the target RSUs granted, subject to certain conditions. Based on actual results for completed performance through December 31, 2023, our NEOs would have vested in a number of RSUs below the target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the target number of RSUs that potentially may vest under these awards. The final number of RSUs that vest will not be determined until the vesting date, based on the Company's actual performance through that time.
(6)Time-Based RSUs granted on May 17, 2023, that are scheduled to vest pro rata on May 15, 2024, 2025 and 2026, respectively, subject to certain conditions.

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(7)BV RSUs scheduled to vest on May 15, 2026, with a post-vesting holding period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the target RSUs granted, subject to certain conditions. Based on actual results for completed performance through December 31, 2023, our NEOs would have vested in a number of RSUs below the target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the target number of RSUs that potentially may vest under these awards. The final number of RSUs that vest will not be determined until the vesting date, based on the Company's actual performance through that time.
(8)Outperformance BV RSUs scheduled to vest on December 31, 2026. These performance-based RSUs have a potential payout ranging from 0% to 150% of the target RSUs granted, subject to certain conditions. Based on actual results for completed performance through December 31, 2023, Mr. Thornberry would not have vested in any RSUs under this component of the One-Time Outperformance Award. This award does not have any minimum, or threshold, amount payable for achievement of a certain level of performance. Accordingly, pursuant to SEC rules and guidance, we have reported the target number of Outperformance BV RSUs that potentially may vest under the Outperformance BV RSUs. The final number of Outperformance BV RSUs that vest will not be determined until the vesting date, based on the Company's actual performance through that time.
(9)Outperformance Relative TSR RSUs scheduled to vest on December 31, 2026. These performance-based RSUs have a potential payout ranging from 0% to 150% of the target RSUs granted, subject to certain conditions. Based on actual results for completed performance through December 31, 2023, Mr. Thornberry would not have vested in any RSUs under this component of the One-Time Outperformance Award. This Award does not have any minimum, or threshold, amount payable for achievement of a certain level of performance. Accordingly, pursuant to SEC rules and guidance, we have reported the target number of Outperformance Relative TSR RSUs that potentially may vest under the One-Time Outperformance awards. The final number of Outperformance Relative TSR RSUs that vest will not be determined until the vesting date, based on the Company's actual performance through that time.
(10)Represents a sign-on equity award granted to Ms. Pandit in connection with her joining the Company in 2023. These Time-Based RSUs are scheduled to vest on March 6, 2025, subject to the terms and conditions of the award.
(11)Represents an equity award granted to Mr. Quigley in connection with serving as the Company’s principal financial officer effective December 14, 2022, through May 17, 2023. These Time-Based RSUs are scheduled to vest pro rata on December 20, 2024 and 2025, respectively, subject to certain conditions.
Option Exercises and Stock Vested During 2023

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Richard G. Thornberry	—	—	501,556	12,492,686
Sumita Pandit	—	—	—	—
Robert J. Quigley	2,740	29,866	30,115	760,962
Derek V. Brummer	13,130	96,637	152,665	3,803,027
Edward J. Hoffman	9,990	73,526	127,635	3,178,961
Brien J. McMahon	9,140	99,626	113,205	2,819,425
(1)Shares represent the total number of RSUs that vested during 2023, of which the following performance-based RSUs remain subject to a one-year post-vesting holding period: Mr. Thornberry—403,280 RSUs; Mr. Quigley—21,800 RSUs; Mr. Brummer—119,900 RSUs; Mr. Hoffman—103,560 RSUs; and Mr. McMahon—92,660 RSUs.
(2)Value realized on vesting reflects the number of RSUs that vested multiplied by the closing price of the Company’s common stock as reported on the NYSE on the vesting date and excludes dividend equivalents attributable to such RSUs. The following amount of dividend equivalents were paid upon the vesting of the RSUs but are not included in this column:

Name	Dividend Equivalents Paid ($)
Richard G. Thornberry	1,223,262
Sumita Pandit	—
Robert J. Quigley	69,092
Derek V. Brummer	367,192
Edward J. Hoffman	312,570
Brien J. McMahon	278,596

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Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans
We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (i) all or a portion of amounts payable under the STI Plan and (ii) shares and dividend equivalents that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-executive directors allows the directors to defer the receipt of: (i) all or a portion of their cash compensation and (ii) shares and dividend equivalents that would otherwise be payable upon the vesting of RSUs.
With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance-based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-executive directors may elect to further defer amounts previously deferred under the plan.
Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the CHMC Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The value of a participant’s account that is related to vested and unvested deferred stock-settled RSUs is based on the value of Radian’s common stock, and is adjusted to reflect any dividend equivalents credited, if applicable. Under the officers’ deferred compensation plan, if stock-settled RSUs are deferred, the accrued dividend equivalents with respect to such deferred RSUs will be paid in cash when the RSUs are distributed to the participants. Under the directors’ deferred compensation plan, if stock-settled RSUs are deferred, accrued dividend equivalents with respect to such deferred RSUs will be credited to the participant’s account to the extent that the grant agreement for such deferred RSUs provides for dividend equivalents, and will be payable in the form (cash or Radian’s common stock) that the grant agreement provides. Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed on the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.
Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.
Benefit Restoration Plan
We maintain the BRP to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to a percentage (6% for 2023) of the participant’s “eligible compensation,” defined generally as base salary, plus certain bonus and commission income (up to 125% of the participant’s base salary), if applicable, that is in excess of applicable IRS limits ($330,000 for 2023) with regard to contributions to the Savings Plan.

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Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the company credit and transition credits. Our Board also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP. Discretionary credits, if any, would generally vest upon completion of three years of service with us. To date, our Board has not made any discretionary credits to participants under the BRP.
A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the CHMC Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.
The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs.
Fiscal Year 2023 Nonqualified Deferred Compensation
The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2023.

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Richard G. Thornberry	DCP	—	—	—	—	—
	BRP	*	55,200	39,839	—	369,576
Sumita Pandit	DCP	—	—	—	—	—
	BRP	*	5,008	—	—	5,008
Robert J. Quigley	DCP	—	—	—	—	—
	BRP	*	6,450	12,047	—	87,158
Derek V. Brummer	DCP	—	—	—	—	—
	BRP	*	23,325	59,974	—	443,361
Edward J. Hoffman	DCP	—	—	—	—	—
	BRP	*	17,700	47,129	—	276,324
Brien J. McMahon	DCP	—	—	—	—	—
	BRP	*	15,825	20,283	—	194,728
*Not applicable. Participants are not permitted to make voluntary contributions under the BRP.
(1)The Radian Voluntary Deferred Compensation Plan for Officers (“DCP”) and the BRP.
(2)These amounts are also included in the “All Other Compensation” column of the 2023 Summary Compensation Table.
Chief Executive Officer Employment Agreements

On August 9, 2023, the Company and Mr. Thornberry entered into an Amended and Restated Employment Agreement (the “2023 Employment Agreement”) effective as of July 1, 2023 (the “Effective Date”) pursuant to which Mr. Thornberry will continue to serve as the Company’s Chief Executive Officer through December 31, 2026, unless earlier terminated (the “Term”).
The 2023 Employment Agreement amends and restates Mr. Thornberry’s prior employment agreement with the Company, which was entered into as of November 19, 2019, and amended as of March 26, 2021 (the “Prior

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Agreement”), primarily to: (i) extend the term of the Mr. Thornberry’s employment through December 31, 2026; (ii) increase Mr. Thornberry’s total minimum annual target compensation level from $6,100,000 to $9,000,000; and (iii) provide Mr. Thornberry with the One-Time Outperformance Award to incent Mr. Thornberry to further drive significant growth in the Company’s book value per share and to favorably differentiate the Company relative to our MI Peers by producing an outsized TSR relative to these companies. For additional information regarding the One-Time Outperformance Award, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—CEO ONE-TIME OUTPERFORMANCE AWARD GRANTED IN 2023.”
Pursuant to the 2023 Employment Agreement, Mr. Thornberry will receive the following compensation: (i) an annual base salary of $1,000,000 (which will be reviewed annually and may be increased, but not decreased, during the Term); (ii) eligibility to earn an incentive award under the STI Plan (including any successor plan) in each fiscal year of the Term; and (iii) eligibility to receive long-term equity incentive awards in each fiscal year of the Term under the Company’s LTI program in amounts and on terms established by the independent directors of the Board. The 2023 Employment Agreement also provides that for each full fiscal year of the Term, Mr. Thornberry’s total target compensation (comprised of annual base salary, target award under the STI Plan and target LTI awards) will not be less than $9,000,000, with his STI target and LTI target in each year to be established by the independent directors of the Board in accordance with the Company’s process (for information on the Company’s process, see “Compensation Discussion and Analysis—III. Compensation Process and Oversight—C. SETTING COMPENSATION.”)
Pursuant to the 2023 Employment Agreement, Mr. Thornberry will receive the following severance benefits, in each case payable in accordance with the terms of the 2023 Employment Agreement, if his employment is terminated without “Cause” or if he terminates employment for “Good Reason” (each as defined in the 2023 Employment Agreement) and only if he executes and does not revoke a written release of any claims against the Company:
(1)two times his base salary;
(2)an amount equal to two times the greater of: (a) his target incentive award under the STI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year); or (b) the 2023 STI Target;
(3)a prorated target incentive award under the STI Plan equal to a pro rata portion of the greater of: (a) his target incentive award for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year); or (b) the 2023 STI Target;
(4)the monthly cost of continued medical coverage at or below the level of coverage in effect on the date of his termination until the earlier of: (a) 18 months after the termination date; (b) the date on which Mr. Thornberry becomes eligible to elect medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (c) the date he is eligible to elect medical coverage under a plan maintained by a successor employer. During any period of continued medical coverage, the Company has agreed to pay the monthly COBRA premiums for such continued health coverage, less an amount equal to the active employee premium charge paid by Mr. Thornberry for such coverage under the Company’s health plan immediately prior to the date of his termination;
(5)other than the One-Time Outperformance Award, vesting of any outstanding equity grants in accordance with the requirements for retirement under the applicable grant agreements;
(6)vesting of the One-Time Outperformance Award, in whole or part, in accordance with the terms of the award. See “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—TERMINATION OF EMPLOYMENT EVENTS;”
(7)vesting of any retirement benefits under the Company’s BRP; and
(8)the Accrued Obligations (as defined in the 2023 Employment Agreement).
The 2023 Employment Agreement does not provide for any additional benefits to Mr. Thornberry beyond those outlined above if his termination occurs in connection with a change of control; provided however, that the vesting of his equity awards would be treated in accordance with the terms of the awards as a termination in connection with a change of

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control. See “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—TERMINATION OF EMPLOYMENT EVENTS.”
The 2023 Employment Agreement does not include any tax gross up for excise taxes. If an excise tax under section 4999 of the Code is triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the 2023 Employment Agreement will be reduced to an amount that does not cause any amounts to be subject to this excise tax so long as the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration this excise tax.
The compensation payable to Mr. Thornberry under the 2023 Employment Agreement is subject to the Company’s written policies, including the Code of Conduct, Incentive Compensation Recoupment Policy, and stock ownership guidelines, as currently in place or as may be amended by the Board. The 2023 Employment Agreement further provides that Mr. Thornberry will comply with the Restrictive Covenants Agreement (described below) and other written restrictive covenant agreements with the Company.
Mr. Thornberry has also entered into a Restrictive Covenants Agreement with the Company pursuant to which he has agreed that for 18 months following termination of his employment for any reason he will not compete with the Company. In addition, during this period, he has agreed to restrictions on hiring and soliciting the Company’s employees and on soliciting the Company’s customers.
Potential Payments Upon Termination of Employment or Change of Control

This section provides an estimate of the value of compensation and benefits that our NEOs would receive in the event of employment termination under specific circumstances.
For the NEOs, the calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on certain assumptions. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below and can only be determined at the time of any such event. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or establish an arrangement providing different amounts, or altering the terms of the benefits described below, as the CHCM Committee, or for Mr. Thornberry, the independent directors, may determine to be appropriate.
Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2023, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined in the applicable plan or agreement.
The Company’s compensation plans do not provide for the acceleration of any payments or the vesting of any equity LTI awards in the event of a change of control of the Company unless there is also a “Qualifying Termination” of employment. A Qualifying Termination occurs if a NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of the change of control.
Chief Executive Officer Payments and Benefits upon Termination or Change of Control
The following table describes the potential payments and benefits that Mr. Thornberry would be entitled to under the terms of his 2023 Employment Agreement, as well as under our other plans and arrangements, assuming the triggering

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events listed in each column had occurred on December 31, 2023. The terms of the 2023 Employment Agreement are discussed above. The footnotes to the table for Mr. Thornberry appear below the tables for our Other NEOs (as defined below).

		Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death / Disability ($)
Richard G. Thornberry
Cash Severance:	Base Salary	2,000,000	2,000,000	—	—
	Bonus	6,000,000	6,000,000	—	—
STI: (2)		2,600,000	2,600,000	2,600,000	2,600,000
Equity-Based Performance Plans:	Outperformance RSUs (3)	0	0	—	10,150,000
	Performance-based RSUs (3)	17,706,781	20,142,729	17,706,781	13,359,002
	Time-based RSUs (4)	5,516,175	5,516,175	5,516,175	5,516,175
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	21,529	21,529	—	—
		33,844,485	36,280,433	25,822,956	31,625,177
Other Named Executive Officers – Compensation Related Agreements
Throughout the discussion that follows, Ms. Pandit and Messrs. Quigley, Brummer, Hoffman, and McMahon are referred to collectively as our “Other NEOs.” We have entered into severance agreements on substantially similar terms with each of our Other NEOs.
Under these severance agreements, if the Other NEO’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the Other NEO for good reason, the Other NEO will be entitled to the following cash severance amounts.
(i)150% of the NEO’s annual base salary, as described below, at the time of termination, to be paid in accordance with the Company’s normal payroll practices;
(ii)150% of the NEO’s target incentive award (the “Target Incentive Award”), as described below, under the STI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date; and
(iii)A prorated Target Incentive Award amount equal to the NEO’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the NEO was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.
In order for an Other NEO to receive any severance amounts under the severance agreements, the Other NEO must execute a general release of claims against the Company and its affiliates. The severance agreements do not provide for accelerated vesting of equity awards granted to the Other NEOs (outside of the terms of such awards) or a tax gross-up. In addition, under the severance agreements, each Other NEO has agreed not to compete with the Company and not to solicit the Company’s employees or customers for the Restricted Period (12 months for each of the Other NEOs) following termination of the Other NEO’s employment for any reason.
Consistent with the Company’s standard severance policy for senior executive officers, the severance agreements also provide that: (i) the Company will reimburse the monthly cost of continued health coverage for the Other NEO and his/her spouse and dependents under the Company’s health plan during the Restricted Period and (ii) the Company will

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provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.
Other Named Executive Officers – Payments and Benefits upon Termination or Change of Control
The following tables describe, for each of our Other NEOs, the estimated potential payments and benefits to which the NEO would be entitled under his or her severance agreement, as well as under our other plans and arrangements, assuming the triggering events listed in each column had occurred on December 31, 2023.

		Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death / Disability ($)
Sumita Pandit
Cash Severance:	Base Salary	750,000	750,000	—	—
	Bonus	1,250,000	1,031,250	—	—
STI: (2)		540,000	540,000	—	540,000
Equity-Based Performance Plans:	Performance-based RSUs (3)	240,489	1,222,888	—	1,082,202
	Time-based RSUs (4)	549,654	1,634,192	—	1,634,192
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	—	—	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		3,350,143	5,198,330	—	3,256,394
Robert J. Quigley
Cash Severance:	Base Salary	525,000	525,000	—	—
	Bonus	750,000	750,000	—	—
STI: (2)		390,000	390,000	—	390,000
Equity-Based Performance Plans:	Performance-based RSUs (3)	598,865	985,514	—	654,482
	Time-based RSUs (4)	375,732	467,694	—	467,694
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	16,457	16,457	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		2,676,054	3,154,665	—	1,512,176
Derek V. Brummer
Cash Severance:	Base Salary	862,500	862,500	—	—
	Bonus	1,875,000	1,875,000	—	—
STI: (2)		975,000	975,000	—	975,000
Equity-Based Performance Plans:	Performance-based RSUs (3)	4,397,683	7,091,697	—	4,665,251
	Time-based RSUs (4)	1,284,005	1,896,950	—	1,896,950
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	13,089	13,089	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		9,427,277	12,734,236	—	7,537,201

Compensation of Executive Officers and Directors	2024 Proxy Statement 85

		Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death / Disability ($)
Edward J. Hoffman
Cash Severance:	Base Salary	750,000	750,000	—	—
	Bonus	1,250,000	1,250,000	—	—
STI: (2)		650,000	650,000	—	650,000
Equity-Based Performance Plans:	Performance-based RSUs (3)	2,995,754	4,651,694	—	3,011,527
	Time-based RSUs (4)	822,501	1,190,346	—	1,190,346
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	14,540	14,540	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		6,502,795	8,526,580	—	4,851,873
Brien J. McMahon
Cash Severance:	Base Salary	712,500	712,500	—	—
	Bonus	1,187,500	1,187,500	—	—
STI: (2)		460,000	460,000	460,000	460,000
Equity-Based Performance Plans:	Performance-based RSUs (3)	3,345,051	3,766,751	3,345,051	2,418,817
	Time-based RSUs (4)	938,954	938,954	938,954	938,954
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	15,897	15,897	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		6,679,902	7,101,602	4,744,005	3,817,771
The following footnotes relate to the preceding tables for both our CEO and our Other NEOs.
(1)Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. On December 31, 2023, Messrs. Thornberry and McMahon were our only NEOs eligible to retire. Since Messrs. Thornberry and McMahon were both eligible for retirement on December 31, 2023, the preceding tables reflect the retirement benefits that they would have been entitled to receive, including benefits pursuant to the terms of their outstanding equity awards and the other plans and programs referenced in the table.

(2)Under our STI Plan, if a NEO’s employment is terminated by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award, with the amount to be paid at the same time as amounts are paid to other participants. In addition, if a NEO’s employment terminates on account of death or disability at any point during the performance period, the NEO’s personal representatives, or, in the case of death the NEO’s estate, heirs or beneficiaries, as applicable, remain eligible to receive a pro rata portion of the NEO’s STI award, following the end of the applicable performance period. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or upon death or disability as of December 31, 2023, represent the STI award that was paid to each NEO for 2023 performance.
Our NEOs are not entitled to receive a STI award if: (i) the NEO’s employment is terminated for any reason other than death or disability before December 31st of the short-term performance year; (ii) the NEO’s employment is terminated for cause; or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid.
For additional information on our STI program, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM.”
(3)Under our equity award agreements, performance-based equity awards would be treated as follows.
Change of Control. Vesting of performance-based RSUs granted to a NEO will be accelerated in connection with a Qualifying Termination associated with a change of control at the estimated performance achievement for the full performance period, which is estimated: (i) for the 2021 and 2022 performance-based RSUs, based on actual results for

86 2024 Proxy Statement	Compensation of Executive Officers and Directors

completed performance as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which the change of control occurs and (ii) for the 2023 performance-based RSUs and the Outperformance RSUs, based on actual results for completed performance as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which the change of control occurs or the date of the change of control if the change of control occurs on the last day of the fiscal quarter. Based on this, we have assumed in the tables that the 2021, 2022 and 2023 performance-based RSUs for each NEO would vest at 200%, 140% and 113% of target, respectively, and for the Outperformance RSUs granted to Mr. Thornberry, that the award would vest at 0% of target.
Death/Disability. Vesting of performance-based RSUs granted to a NEO will be accelerated and paid at target upon a NEO’s death or disability.

Retirement. As noted above, Messrs. Thornberry and McMahon met the retirement eligibility requirements as of December 31, 2023, and in the event of their retirement, all performance-based RSUs other than Mr. Thornberry’s Outperformance RSUs, would remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as those of other participants. The Outperformance RSUs are not retirement eligible and, therefore, upon Mr. Thornberry’s retirement, any outstanding Outperformance RSUs would be forfeited.

Termination without Cause/Resignation for Good Reason – Non-Retirement Eligible NEOs. For those NEOs who are not retirement eligible (i.e., all NEOs other than Messrs. Thornberry and McMahon), in the event the NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, the target number of performance-based RSUs would be prorated in accordance with the terms of the grant instrument and the prorated award would continue to remain outstanding and would vest and become payable at the same time as for other participants based upon the attainment of the performance goals set forth in such RSU agreement. Notwithstanding the foregoing, in the event a NEO’s employment was terminated within six months of the grant date, the performance-based RSUs would be forfeited, and if terminated during the six months prior to the original vesting date, the full target award of performance-based RSUs would remain outstanding and would vest and become payable at the same time as for other participants only upon the attainment of performance goals set forth in such RSU agreement.

Termination without Cause/Resignation for Good Reason – Retirement Eligible NEOs. In the event that Messrs. Thornberry or McMahon were involuntarily terminated without cause or resigned for good reason, with the exception of the Outperformance RSUs granted to Mr. Thornberry, the NEO’s performance-based RSUs would be treated as if the NEO had retired as set forth above in this footnote. With regard to the One-Time Outperformance Award granted to Mr. Thornberry, the target number of Outperformance RSUs would be prorated in accordance with the terms of the grant instrument and the prorated award would remain outstanding and would vest and become payable only upon the attainment of the performance goals set forth in the RSU agreement. Further, notwithstanding the foregoing, in the event Mr. Thornberry’s employment was involuntarily terminated without cause or he resigned for good reason within six months of the grant date, the Outperformance RSUs would be forfeited, and if this termination event occurred during the six months prior to the vesting date, the Outperformance RSUs would not be prorated and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement. For purposes of the table above, because Mr. Thornberry’s employment is assumed to have been terminated within six months of the date they were granted, the Outperformance RSUs are reflected as having been forfeited.

For purposes of the table above, the value of the performance-based RSUs is based on the closing price of our common stock on the NYSE at December 31, 2023 ($28.55), and except as provided for above with respect to a change of control, using the estimated number of performance-based RSUs that would continue to remain outstanding based on actual performance through December 31, 2023, as well as any accumulated dividend equivalents attributable to such RSUs. With respect to awards for which our NEOs would have been entitled to a number of RSUs below the target amount, we have reported the target number of RSUs subject to the awards, whereas for awards for which our NEOs would have been entitled to a number of RSUs above the target amount, we have reported the maximum number of RSUs that potentially may be received under these awards.
(4)Unless a NEO is retirement eligible, vesting of time-based RSUs granted to a NEO will be accelerated (i) in connection with a Qualifying Termination associated with a change of control and (ii) upon a NEO’s retirement, death or disability. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, vesting of the time-based RSUs will be accelerated in accordance with the terms of the awards such that: (i) if the termination occurs up through and including the first anniversary of the grant date, one-third of the time based RSU award would become vested and the remaining time-based RSU award would be forfeited and (ii) if the termination occurred after the first anniversary of the grant date, all unvested time-based RSUs subject to the award would vest.
For NEOs that are retirement eligible, all time-based RSUs would vest.

Compensation of Executive Officers and Directors	2024 Proxy Statement 87

The value of the time-based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2023 ($28.55) as well as any accumulated dividend equivalents attributable to such RSUs on that date.
(5)Upon termination of the NEO’s employment with us, the NEO may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above.
(6)Under the agreements for the NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period (18 months for Mr. Thornberry and 12 months for the Other NEOs) and (ii) outplacement services for the Other NEOs for up to 12 months after termination (up to $20,000) in the event the NEO is terminated other than for cause or such NEO terminates employment for good reason.
Under the applicable agreements with the NEOs, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such NEO with a greater net after-tax amount than would be the case if no reduction was made.
In all cases, the actual payments to a NEO are subject to the terms and conditions of the actual agreements, plans, awards and programs described above.
Unless otherwise specified: (i) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (ii) all payments would be made in the form of a single lump sum.

88 2024 Proxy Statement	Compensation of Executive Officers and Directors

Pay Ratio Disclosure

In this proxy statement, we have calculated the ratio of the annual total compensation of our Chief Executive Officer relative to the annual total compensation of our median employee (the “Chief Executive Officer Pay Ratio”), in accordance with certain procedures mandated by the SEC (the “Pay Ratio Rules”).
For purposes of calculating the Chief Executive Officer Pay Ratio for 2023, we selected December 31, 2023, as the date on which to determine our median employee. To identify the median employee, we used direct cash compensation plus the grant date fair value of equity awards granted in 2023 as our consistently applied compensation measure, as permitted by the Pay Ratio Rules.
Direct cash compensation included base pay, annualized base pay for employees who began employment after the start of the fiscal year, overtime, sales commissions paid in 2023 and bonuses paid for 2023 performance.
For 2023, total compensation for our median employee was calculated using the same methodology we used for our NEOs as set forth in the 2023 Summary Compensation Table above. Calculated on this basis, our median employee’s 2023 annual total compensation was $123,032.
Mr. Thornberry’s annual total compensation for 2023 as reflected in the Summary Compensation Table was $12,788,340. Based on the above, our Chief Executive Officer Pay Ratio for the year ended December 31, 2023, is 104:1.
Pay vs. Performance Disclosure

As required by SEC regulations, we are providing the following information for the years ended December 31, 2023, 2022, 2021 and 2020: (i) a comparison of the total compensation of our CEO and the average total compensation of our other NEOs, each as presented in the Summary Compensation Table above, to “compensation actually paid” (“CAP”) for our CEO and average CAP for our other NEOs, each as calculated in accordance with the SEC’s rules; (ii) the performance of the Company under certain financial performance measures; and (iii) the relationship between the CAP for our CEO and the average CAP for our other NEOs as compared to the performance of the Company under certain financial performance measures. The definition of CAP is determined in accordance with the SEC’s rules and is not used by the CHCM Committee in establishing pay for our NEOs or as part of the CHMC Committee’s pay-for-performance assessments for our NEOs. See “Compensation Discussion and Analysis” above for a discussion of the Company’s compensation philosophy, practices and programs.
Pay vs. Performance Table

	Summary Compensation Table Total for CEO (1) ($)	CAP to CEO (1) (2) (3) ($)	Average Summary Compensation Table Total for Non-CEO NEOs (4) ($)	Average CAP to Non-CEO NEOs (2) (4) (5) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in thousands)	Company-Selected Measure - Adjusted Book Value Per Share (7) ($)
					TSR (6) ($)	Peer Group TSR (6) ($)
2023	12,788,340	23,724,432	2,434,119	4,462,851	128.84	105.65	603,119	30.87
2022	8,386,720	9,643,406	2,195,925	2,473,982	82.95	100.43	742,934	27.86
2021	9,286,766	16,605,932	2,685,012	4,480,327	88.57	116.80	600,671	23.59
2020	7,944,227	1,497,200	2,407,291	1,099,808	82.80	91.65	393,626	20.98
(1)Richard G. Thornberry was the CEO for all periods shown.
(2)In calculating CAP, we determined the fair value of outstanding, vested and forfeited equity awards in the applicable year in a manner consistent with FASB ASC Topic 718 fair valuation methodology used to account for share-based

Compensation of Executive Officers and Directors	2024 Proxy Statement 89

compensation payments for financial accounting purposes consistent with GAAP. For a discussion of the assumptions used in calculations for values of share-based compensation, see Note 2 “Significant Accounting Policies” and Note 17 “Share-Based Compensation and Other Benefit Programs” of Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. RSUs were valued based on the closing price of our common stock on the NYSE on the relevant measurement date and, for Performance-based RSUs, incorporates the estimated probability of achievement as of the measurement date. For more information about the probability of achievement, see “Outstanding Equity Awards at 2023 Fiscal Year-End ” table.
(3)A reconciliation of amounts reported under the “Summary Compensation Table Total for CEO” column in the table above to the “CAP to CEO” column is as follows:

	Summary Compensation Table Total for CEO ($)	Less: Stock and Option Award Values Reported in Summary Compensation Table for the Covered Year ($)	Plus: Fair Value as of Year End for Stock and Option Awards Granted in the Covered Year ($)	Change in Fair Value from End of Prior Year to End of Covered Year of Outstanding Unvested Stock and Option Awards from Prior Years ($)	Change in Fair Value from End of Prior Year to Vesting Date of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	CAP to CEO ($)
2023	12,788,340	9,080,151	10,246,073	6,965,367	2,804,803	23,724,432
2022	8,386,720	5,000,140	5,227,267	926,737	102,822	9,643,406
2021	9,286,766	4,600,186	6,715,692	3,595,606	1,608,054	16,605,932
2020	7,944,227	5,175,383	6,785,137	(4,993,141)	(3,063,640)	1,497,200
(4)The Non-CEO NEOs for each of the years presented were as follows:

2023:	Sumita Pandit, Robert J. Quigley, Derek B. Brummer, Edward J. Hoffman and Brien J. McMahon.
2022:	Robert J. Quigley, Derek V. Brummer, Edward J. Hoffman, Brien J. McMahon and J. Franklin Hall (the Company’s former chief financial officer).
2021:	Derek V. Brummer, Edward J. Hoffman, Brien J. McMahon and J. Franklin Hall.
2020:	Derek V. Brummer, Edward J. Hoffman, Eric R. Ray and J. Franklin Hall.
(5)A reconciliation of amounts reported in the table above under “Average Summary Compensation Table Total for Non-CEO NEOs” column to “Average CAP to Non-CEO NEOs” column is as follows:

	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Less: Stock and Option Award Values Reported in Summary Compensation Table for the Covered Year ($)	Plus: Fair Value as of Year End for Stock and Option Awards Granted in the Covered Year ($)	Change in Fair Value from End of Prior Year to End of Covered Year of Outstanding Unvested Stock and Option Awards from Prior Years ($)	Change in Fair Value from End of Prior Year to Vesting Date of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Average CAP to Non-CEO NEOs ($)
2023	2,434,119	1,330,234	1,703,642	1,178,583	476,741	4,462,851
2022	2,195,925	1,135,301	1,186,226	205,320	21,812	2,473,982
2021	2,685,012	1,253,944	1,830,574	920,129	298,556	4,480,327
2020	2,407,291	1,316,620	1,765,256	(1,028,318)	(727,801)	1,099,808
(6)TSR was calculated assuming a fixed investment of $100, including reinvestment of dividends (as applicable) measured from the market close on December 31, 2019, through and including the end of the year for each year reported in the table. Our peer group used for this TSR calculation is the S&P SmallCap 600 Financials index.
(7)Our company-selected measure, Adjusted Book Value Per Share, is the measure that we believe represents the most important financial performance not otherwise presented in the table above that we use to link the compensation paid to our NEOs to our Company’s performance for the year ended December 31, 2023. “Adjusted Book Value Per Share” is calculated as: (A) total stockholders’ equity, adjusted to exclude accumulated other comprehensive income (loss); divided by (B) basic shares of common stock outstanding. As compared to Adjusted Book Value Per Share, the Company’s LTI Book Value per Share measure (used to determine the performance of our BV RSUs) also excludes the impact, if any, during the three-year performance period from declared dividends on common shares and dividend equivalents on outstanding equity awards. Since this dividend-related adjustment varies by award depending on, among other things, the beginning and ending dates of each distinct three-year performance period, we do not add back any declared dividends or dividend equivalents to the Adjusted Book Value Per Share measure shown as of December 31, 2023, 2022, 2021 or 2020.

90 2024 Proxy Statement	Compensation of Executive Officers and Directors

List of Performance Measures
The following are the most important financial performance measures used by the Company to link the compensation paid to our NEOs to the performance of the Company for the year ended December 31, 2023.
■Adjusted Book Value Per Share;
■Adjusted diluted net operating income per share; and
■New Insurance Written.
See “Compensation Discussion and Analysis” above for further details on how these measures or a similar measure in the case of the Adjusted Book Value Per Share are utilized in our compensation plans.
Relationship between Compensation Actually Paid and Performance
The following charts demonstrate the relationship between CAP to the CEO and average CAP to the other NEOs as set forth in the Pay vs. Performance table above to the following performance measures: (i) Company TSR and Peer Group TSR; (ii) Company net income; and (iii) Company Adjusted Book Value Per Share and, on a supplemental basis, Book Value Per Share.
CAP vs. TSR
($ in millions, except TSR)

Compensation of Executive Officers and Directors	2024 Proxy Statement 91

CAP vs. Net Income
($ in millions)

CAP vs. Adjusted Book Value Per Share
($ in millions, except per-share amounts)

92 2024 Proxy Statement	Compensation of Executive Officers and Directors

Other Information
Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that Nominees send Notices or Proxy Materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse Nominees for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $25,000 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter. These individuals will not be specially compensated, but will be entitled to reimbursement for actual expenses incurred in connection with the solicitation.
Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Capital Management Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
Stockholder Proposals for the 2025 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2025 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 2, 2024. If the date of our 2025 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

Other Information	2024 Proxy Statement 93

If a stockholder desires to submit a proposal for consideration at the 2025 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2025 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 21, 2025, but no earlier than January 22, 2025 (except that if the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day and 90th day before the date of the 2025 annual meeting or, if the first public announcement of the date of the 2025 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2025 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.com).
The procedures for stockholders to follow to nominate candidates for election to our Board are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2024 Annual Meeting.
Annual Report on Form 10-K

We filed the 2023 Annual Report on Form 10-K with the SEC on February 23, 2024. We will mail to you without charge, upon written request, a copy of the 2023 Annual Report on Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087.
The 2023 Annual Report on Form 10-K may also be accessed and printed directly from the Investor Relations section of our website at www.radian.com. Our 2023 Annual Report to Stockholders, which includes the 2023 Annual Report on Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our Proxy Materials by notifying you of the availability of our proxy statement on the internet. This proxy statement and our 2023 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.com/StockholderReports.

94 2024 Proxy Statement	Other Information

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a Nominee may receive only one Notice or one copy of Proxy Materials in accordance with a notice sent earlier by their Nominee. This practice will continue unless instructions to the contrary are received by your Nominee from one or more of the stockholders within the same household. This practice of sending only one Notice or one copy of Proxy Materials is called “householding” and it saves us money in printing and distribution costs. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our Proxy Materials. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087.
If you hold your shares in “street name” and reside in a household that received only one Notice or one copy of the Proxy Materials, you can request to receive a separate copy in the future by following the instructions sent by your Nominee. If your household is receiving multiple copies of the Proxy Materials, you may request that only a single set of Proxy Materials be sent by following the instructions sent by your Nominee.
Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

Other Information	2024 Proxy Statement 95

Radian Group Inc.

RDN
LISTED
NYSE

www.radian.com

Printed on recycled paper

RADIAN GROUP INC.

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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000001

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 21, 2024 at 12:00 A.M., local time.

Online
Go to **www.investorvote.com/RDN** or scan the QR code — the 15-digit control number required to log in is located in the shaded bar below.
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the 15-digit control number that is printed in the shaded bar below available, and follow the instructions on the reverse side.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIAL
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Stockholder Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted "FOR" all of the nominees in Item 1, and "FOR" Item 2 and "FOR" Item 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

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A Proposals — The Board of Directors recommends a vote "FOR" all of the director nominees in Item 1, and "FOR" Item 2 and "FOR" Item 3, which were all proposed by the Company.

	For	Against	Abstain
01 – Howard B. Culang	☐	☐	☐
02 – Fawad Ahmad	☐	☐	☐
03 – Brad L. Conner	☐	☐	☐
04 – Debra Hess	☐	☐	☐
05 – Lisa W. Hess	☐	☐	☐
06 – Anne Leyden	☐	☐	☐
07 – Brian D. Montgomery	☐	☐	☐
08 – Lisa Mumford	☐	☐	☐
09 – Gregory V. Serio	☐	☐	☐
10 – Noel J. Spiegel	☐	☐	☐
11 – Richard G. Thornberry	☐	☐	☐

	For	Against	Abstain
Item 2 - Advisory, non-binding vote to approve named executive officer compensation.	☐	☐	☐
Item 3 - Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024	☐	☐	☐

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03Y23B

The 2024 Annual Meeting of Stockholders of Radian Group Inc. will be held on
Wednesday, May 22, 2024 at 9:00 am Eastern Daylight Time, virtually via the Internet at meetnow.global/MAMWV45.

To access the virtual meeting, you must have the 15-digit control number that is printed in the shaded bar located on the reverse side of this form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RADIAN GROUP INC.

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and Sumita Pandit, and each of them, individually, as proxies and agents of the undersigned (the "Proxies"), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the "Company") which the undersigned is entitled to vote at the 2024 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held virtually via the internet at meetnow.global/MAMWV45 on May 22, 2024 at 9:00 a.m. Eastern Daylight Time, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2024 Annual Meeting of Stockholders, the Proxy Statement and the 2023 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company's common stock at the Annual Meeting are expressly revoked.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.